As filed with the Securities and Exchange Commission on February 28, 2014

Registration No. 333-192961

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pentair plc

(Exact name of registrant as specified in its charter)

Ireland	3550	98-1141328
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification code Number)	(I.R.S. Employer Identification Number)

P.O. Box 471

Sharp Street

Walkden

Manchester

M28 8BU

United Kingdom

+44-161-703-1885

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Angela D. Lageson

Senior Vice President, General Counsel and Secretary

Pentair Management Company

5500 Wayzata Boulevard, Suite 800

Minneapolis, Minnesota 55416-1261

(763) 545-1730

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Benjamin F. Garmer, III, Esq.

John K. Wilson

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

(414) 271-2400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement and the completion of the transaction described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non–accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company:	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date or dates as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may change. Pentair-Ireland may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation to buy any securities in any state or jurisdiction in which such offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED FEBRUARY 28, 2014

Dear Fellow Shareholders:

Our board of directors has unanimously approved, and is submitting to our shareholders for approval at an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) to be held on Tuesday, May 20, 2014, immediately following our annual general meeting of shareholders, which will begin at 8:00 a.m. Central European Time, a proposal that would result in Pentair Ltd. (“Pentair-Switzerland”) changing its jurisdiction of organization from Switzerland to Ireland. If the proposal is approved by our shareholders, Pentair-Switzerland would merge (the “Merger”) with and into Pentair plc, a newly-formed Irish public limited company and direct subsidiary of Pentair-Switzerland (“Pentair-Ireland”), pursuant to which each shareholder of Pentair-Switzerland will receive one ordinary share of Pentair-Ireland in exchange for each Pentair-Switzerland common share held immediately prior to the effectiveness of the Merger. The Merger would result in you holding Pentair-Ireland ordinary shares, rather than Pentair-Switzerland common shares.

Immediately after the Merger, the number of Pentair-Ireland ordinary shares you will own will be the same as the number of common shares you held in Pentair-Switzerland immediately prior to the Merger, and your relative economic interest in our company will remain unchanged. After the Merger, Pentair-Ireland will continue to conduct the same businesses that Pentair-Switzerland conducted prior to the Merger.

We expect the ordinary shares of Pentair-Ireland to be listed on the New York Stock Exchange (“NYSE”) under the symbol “PNR,” the same symbol under which your common shares in Pentair-Switzerland are currently listed and traded. Currently, there is no established public trading market for the ordinary shares of Pentair-Ireland.

After the Merger, as we describe in this proxy statement/prospectus, your rights under Irish corporate law as a holder of Pentair-Ireland ordinary shares will differ from your current rights under Swiss corporate law as a holder of Pentair-Switzerland common shares. Pentair-Ireland’s articles of association will also differ in some respects from Pentair-Switzerland’s articles of association and organizational regulations. In addition, we are asking our shareholders to approve a proposal to eliminate the restriction on voting by any person or group of persons who beneficially own shares in excess of 20% less one share of the share capital (the “Voting Cap”) from the Pentair-Ireland articles of association that will be effective as of completion of the Merger. However, the Merger is not conditioned on approval of this proposal.

Upon completion of the Merger, Pentair-Ireland will remain subject to U.S. Securities and Exchange Commission reporting requirements, the mandates of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the applicable corporate governance rules of the NYSE, and Pentair-Ireland will continue to report Pentair’s consolidated financial results in U.S. dollars and under U.S. generally accepted accounting principles. After the Merger, Pentair-Ireland must also comply with any additional reporting and governance requirements of Irish law.

Upon completion of the Merger, Pentair-Ireland intends to manage its affairs so that it is centrally managed and controlled in the United Kingdom (the “U.K.”) and therefore has its tax residency in the U.K.

Under U.S., Swiss, Irish and U.K. tax law, holders of Pentair-Switzerland common shares generally will not recognize a gain or loss on the exchange of their common shares in the Merger. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

The Merger cannot be completed without satisfying certain conditions, the most important of which is the approval of a merger agreement (the “Merger Agreement”) pursuant to which the Merger will be effected by the affirmative vote of at least two-thirds of the common shares of Pentair-Switzerland represented in person or by proxy at the Extraordinary General Meeting.

We currently anticipate that the Merger will be completed during the second quarter of 2014, although we may abandon the Merger at any time prior to the Extraordinary General Meeting, and in some circumstances, after obtaining shareholder approval at the Extraordinary General Meeting.

We are also asking our shareholders to approve a proposal relating to the creation of “distributable reserves,” which are required under Irish law for Pentair-Ireland to, among other things, be able to pay dividends or repurchase ordinary shares in the future. However, the Merger is not conditioned on approval of this proposal. The creation of distributable reserves is also subject to approval by the Irish High Court.

We plan to pay the dividend installments approved by our shareholders at our annual general meetings held prior to completion of the Merger. As long as you are a holder of Pentair shares on the applicable record and payment date relating to any of the remaining installments of such dividend, you will receive such dividend installment regardless of which Pentair entity pays it.

This proxy statement/prospectus provides you with detailed information regarding the Merger. We encourage you to read this entire proxy statement/prospectus carefully. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS WE DESCRIBE BEGINNING ON PAGE 29.

Your vote is very important. All shareholders are cordially invited to attend the Extraordinary General Meeting. We urge you, whether or not you plan to attend the Extraordinary General Meeting, to submit your proxy either by (1) voting electronically over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy or voting instruction card or (2) completing the enclosed proxy or voting instruction card and then signing, dating and mailing the card in the enclosed postage-paid envelope.

Shareholders who are registered with voting rights in Pentair-Switzerland’s share register as of the close of business (Eastern Standard Time) on April 30, 2014 have the right to attend the Extraordinary General Meeting and are entitled to vote their Pentair-Switzerland common shares, or may grant a proxy to vote on each of the proposals included in this proxy statement/prospectus.

The date and time of the Extraordinary General Meeting is Tuesday, May 20, 2014, immediately following our annual general meeting of shareholders, which will begin at 8:00 a.m. Central European Time, and the place of the Extraordinary General Meeting is the Park Hyatt Zürich, Beethoven-Strasse 21, 8002 Zürich, Switzerland.

Your board of directors has unanimously approved the Merger Agreement pursuant to which the Merger will be effected and recommends that you vote “FOR” the proposal to approve the Merger Agreement (which we refer to as the “Merger Agreement Proposal”), “FOR” the proposal to eliminate the restriction on voting shares in excess of the Voting Cap from the Pentair-Ireland articles of association that will be effective as of completion of the Merger (which we refer to as the “Voting Cap Elimination Proposal”) and “FOR” the proposal to reduce share premium of Pentair-Ireland to allow the creation of distributable reserves (which we refer to as the “Reserves Proposal”). We urge you to join us in supporting this important initiative.

Very Truly Yours,

Randall J. Hogan

Chairman and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the securities to be issued in the Merger or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. For the avoidance of doubt, this proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act of 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 (as amended) of Ireland or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document.

Neither Pentair-Switzerland nor Pentair-Ireland is making an offer to sell or a solicitation to buy any securities in any state or jurisdiction where such offer or solicitation is not permitted.

The date of this proxy statement/prospectus is [—], 2014, and it will be first mailed to shareholders on or about [—], 2014.

PENTAIR LTD.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS To Be Held On May 20, 2014

To our Shareholders:

An extraordinary general meeting (the “Extraordinary General Meeting”) of shareholders of Pentair Ltd., a company organized under the laws of Switzerland (“Pentair-Switzerland”), will be held on Tuesday, May 20, 2014, immediately following our annual general meeting of shareholders, which will begin at 8:00 a.m. Central European Time, at the Park Hyatt Zürich, Beethoven-Strasse 21, 8002 Zürich, Switzerland, for the following purposes:

(1)	to approve the merger agreement (the “Merger Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex A, by and between Pentair-Switzerland and Pentair plc, a newly-formed Irish public limited company and direct subsidiary of Pentair-Switzerland (“Pentair-Ireland”), pursuant to which Pentair-Switzerland will be merged with and into Pentair-Ireland, with Pentair-Ireland as the surviving entity (the “Merger”), and as a result of which each shareholder of Pentair-Switzerland will receive one ordinary share of Pentair-Ireland in exchange for each Pentair-Switzerland common share held immediately prior to the effectiveness of the Merger and each Pentair-Switzerland common share will, on completion of the Merger, be cancelled and cease to exist. As a result of the Merger, you will become a shareholder of Pentair-Ireland;

(2)	to eliminate the restriction on voting by any person or group of persons who beneficially own shares in excess of 20% less one share of the share capital (the “Voting Cap”) from the Pentair-Ireland articles of association that will be effective as of completion of the Merger;

(3)	to approve the reduction of the share premium account of Pentair-Ireland to allow for the creation of distributable reserves of Pentair-Ireland, which are required under Irish law to allow Pentair-Ireland to make distributions, to pay dividends or to repurchase or redeem Pentair-Ireland ordinary shares following the completion of the Merger; and

(4)	to consider and act on such other business as may properly come before the Extraordinary General Meeting or any adjournment of the Extraordinary General Meeting.

Organizational Matters

A copy of the proxy materials, including this Notice of Extraordinary General Meeting of Shareholders and proxy statement/prospectus and the enclosed proxy card or voting instruction card, is first being sent on or about [—], 2014 to each holder of Pentair-Switzerland common shares registered in our share register as of the close of business (Eastern Standard Time) on March 21, 2014. A copy of the proxy materials also will be sent to any additional shareholders who are registered in our share register as shareholders with voting rights, or who become beneficial owners through a nominee registered in our share register as a shareholder with voting rights, as of the close of business (Eastern Standard Time) on April 30, 2014. Only shareholders of record and beneficial owners of our common shares at the close of business (Eastern Standard Time) on April 30, 2014 are entitled to attend and vote on matters presented at the Extraordinary General Meeting.

Shareholders who are not registered in our share register as of the close of business (Eastern Standard Time) on April 30, 2014 will not be entitled to attend, vote or grant proxies to vote at, the meeting. No shareholder will be entered in or removed from our share register as a shareholder with voting rights between the close of business (Eastern Standard Time), on April 30, 2014 and the opening of business (Eastern Standard Time), on the day following the meeting. Wells Fargo Bank, N.A., our transfer agent, will, however, continue to register transfers of Pentair-Switzerland common shares in the share register in its capacity as transfer agent during this period. Shareholders who beneficially own their common shares as of the close of business (Eastern Standard Time) on April 30, 2014 may vote in person at the Extraordinary General Meeting.

Shareholders who are registered with voting rights in our share register as of the close of business (Eastern Standard Time) on April 30, 2014, have the right to attend the meeting and are entitled to vote their Pentair-Switzerland common shares, or may grant a proxy to vote on the proposal set forth in this invitation to the independent proxy, Proxy Voting Services GmbH, either by (1) voting electronically over the Internet at www.proxyvote.com by following the instructions on the proxy card prior to noon (Eastern Standard Time) on May 19, 2014 or (2) completing the enclosed proxy card and then signing, dating and mailing the card in the enclosed postage-paid envelope such that it is received at the address set forth below prior to noon (Eastern Standard Time) on May 19, 2014.

Vote Processing

c/o Broadridge

51 Mercedes Way

Edgewood, NY 11717

In accordance with recently-enacted Swiss regulations, shareholders may no longer appoint company officers as proxies. However, shareholders of record may appoint the independent proxy to vote their shares by proxy.

Shares of holders who are registered with voting rights in our register as of the close of business (Eastern Standard Time), on April 30, 2014 and who have timely submitted a proxy either by voting electronically over the Internet or by returning a properly executed proxy card will be voted as indicated. Shareholders who have timely submitted a signed proxy, but have not specifically indicated their votes, will instruct the independent proxy, as indicated on the proxy card, to vote their shares in accordance with the recommendations of the board of directors of Pentair-Switzerland.

If any other matters within the scope of the agenda are properly presented at the meeting for consideration, in the absence of other specific instructions, you instruct the independent proxy to vote your shares in accordance with the recommendations of the board of directors of Pentair-Switzerland.

Pentair-Switzerland’s articles of association provide that the presence of shareholders at the Extraordinary General Meeting, in person or by proxy, holding at least a majority of the total number of Pentair-Switzerland common shares entitled to vote at a general meeting of shareholders will be required to establish a quorum. The quorum must be met at the time when the Extraordinary General Meeting proceeds to business.

In determining the number of votes cast, Pentair-Switzerland common shares abstaining from voting or broker non-votes will be counted for quorum purposes. However, Pentair-Switzerland common shares abstaining from voting will have the same effect as a vote AGAINST the proposal to approve the Merger Agreement (which we refer to as the “Merger Agreement Proposal”), AGAINST the proposal to eliminate the restriction on voting shares in excess of the Voting Cap in Pentair-Ireland’s articles of association that will be effective as of completion of the Merger (which we refer to as the “Voting Cap Elimination Proposal”) and AGAINST the proposal to approve the reduction of share premium of Pentair-Ireland to allow for the creation of distributable reserves (which we refer to as the “Reserves Proposal”).

Shareholders who hold their Pentair-Switzerland common shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee when voting their shares. Shareholders who hold their Pentair-Switzerland common shares in the name of a bank, broker or other nominee and wish to vote in person at the meeting must obtain a valid proxy from the organization that holds their Pentair-Switzerland common shares.

Although Pentair-Switzerland is organized under Swiss law, Pentair-Switzerland is subject to the U.S. Securities and Exchange Commission proxy requirements and the applicable corporate governance rules of the New York Stock Exchange (“NYSE”), where its common shares are listed, and has not imposed any restrictions on trading of its common shares as a condition of voting at the Extraordinary General Meeting. In particular, Pentair-Switzerland has not imposed any “share blocking” or similar transfer restrictions of a type that might be associated with voting by holders of bearer shares or American Depositary Receipts and has not issued any bearer shares or American Depositary Receipts.

The Merger Agreement Proposal, the Voting Cap Elimination Proposal and the Reserves Proposal to be voted on at the meeting are considered to be non-routine matters under NYSE rules. Accordingly, any bank, broker or other nominee holding your Pentair-Switzerland common shares will not be permitted to vote at the meeting without receiving instructions from you.

Please note that shareholders of record attending the meeting in person or by proxy are required to show proper photo identification on the day of the meeting. Those who beneficially own Pentair-Switzerland common shares should also bring account statements or letters from their banks or brokers showing that they own Pentair-Switzerland common shares as of April 30, 2014.

Your vote is important. All Pentair-Switzerland shareholders are cordially invited to attend the meeting. We urge you, whether or not you plan to attend the Extraordinary General Meeting, to submit your proxy either by (1) voting electronically over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy or voting instruction card or (2) completing the enclosed proxy or voting instruction card and then signing, dating and mailing the card in the enclosed postage-paid envelope.

The Pentair-Switzerland board of directors recommends unanimously that Pentair-Switzerland shareholders vote “FOR” the proposal to approve the Merger Agreement, “FOR” the proposal to eliminate the restriction on voting shares in excess of the Voting Cap from the Pentair-Ireland articles of association that will be effective as of completion of the Merger and “FOR” the proposal to reduce the capital of Pentair-Ireland to allow the creation of distributable reserves.

We intend to hold two separate meetings on May 20, 2014. Immediately following our annual general meeting of shareholders on that date, which will begin at 8:00 a.m. Central European Time (the “Annual General Meeting”), we intend to hold the Extraordinary General Meeting. In connection with the Annual General Meeting, you are receiving a separate proxy statement and proxy card concerning the matters to be considered and voted on at the Annual General Meeting. We encourage you to review the materials for both the Annual General Meeting and the Extraordinary General Meeting. In order to vote by proxy at BOTH the Annual General Meeting and the Extraordinary General Meeting, you must submit a proxy for BOTH the Annual General Meeting and the Extraordinary General Meeting by either (1) voting over the Internet for BOTH the Annual General Meeting and the Extraordinary General Meeting or (2) completing, signing and returning BOTH the proxy card for the Annual General Meeting and for the Extraordinary General Meeting.

By Order of the Board of Directors

Angela D. Lageson, Secretary

Schaffhausen, Switzerland

[—], 2014

WHERE YOU CAN FIND MORE INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Pentair from documents filed with the U.S. Securities and Exchange Commission (“SEC”) that have not been included herein or delivered herewith. Pentair-Switzerland is subject to the informational requirements of the U.S. Securities Exchange Act of 1934 and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-11625). You may read and copy any reports, statements or other information we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Pentair-Switzerland’s SEC filings also are available to the public at the SEC’s web site at http://www.sec.gov.

Pentair-Ireland has filed a Registration Statement on Form S-4 with the SEC to register Pentair-Ireland ordinary shares in connection with the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Pentair-Ireland under applicable U.S. securities laws in addition to being the proxy statement of Pentair-Switzerland for the Extraordinary General Meeting. This proxy statement/prospectus is not intended to be and is not a prospectus for the purposes of the Investment Funds, Companies and Miscellaneous Provisions Act of 2005 of Ireland (the “2005 Act”), the Prospectus (Directive 2003/71/EC) Regulations 2005 (as amended) of Ireland or the Prospectus Rules issued under the 2005 Act, and the Central Bank of Ireland has not approved this document.

The SEC allows Pentair-Switzerland and Pentair-Ireland to “incorporate by reference” information into this proxy statement/prospectus, which means that:

•	incorporated documents are considered part of this proxy statement/prospectus;

•	we are disclosing important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede information contained in this proxy statement/prospectus.

We incorporate by reference the documents listed below that Pentair-Switzerland previously filed with the SEC and any future filings Pentair-Switzerland makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the Pentair-Switzerland Extraordinary General Meeting:

•	Pentair-Switzerland’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 25, 2014;

•	Pentair-Switzerland’s Current Report on Form 8-K filed with the SEC on September 28, 2012; and

•	Pentair-Switzerland’s Proxy Statement on Schedule 14A filed with the SEC on February 28, 2014.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this proxy statement/prospectus.

You may request a copy of any of these filings, at no cost, by request directed to Pentair-Switzerland at the following address or telephone number:

Pentair Ltd.

Freier Platz 10, CH-8200

Schaffhausen, Switzerland,

Attention: Corporate Secretary

Telephone: +41-52-630-48-00 or (800) 328-9626

In order to ensure timely delivery of these documents, you should make such request no later than May 13, 2014, which is five business days prior to the date of the Extraordinary General Meeting.

You can also find these filings on Pentair-Switzerland’s website at www.pentair.com. However, we are not incorporating the information on Pentair-Switzerland’s website other than these filings into this proxy statement/prospectus. The exhibits to these documents will generally not be made available unless they are specifically incorporated by reference in this proxy statement/prospectus.

You should rely only on the information contained in this proxy statement/prospectus or the information that we have referred you to. Neither Pentair-Switzerland nor Pentair-Ireland has authorized anyone to provide you with any additional information. This proxy statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information in this proxy statement/prospectus, as well as the information we file or previously filed with the SEC that we incorporate by reference in this proxy statement/prospectus, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROXY STATEMENT

FOR THE

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

PENTAIR LTD.

TO BE HELD ON MAY 20, 2014

This proxy statement/prospectus is being furnished to the shareholders of Pentair Ltd., a company organized under the laws of Switzerland (“Pentair-Switzerland”), in connection with the solicitation by the Pentair-Switzerland board of directors (the “Board”) of proxies for use at the extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) to be held on Tuesday, May 20, 2014, immediately following our annual general meeting of shareholders, which will begin at 8:00 a.m. Central European Time, at the Park Hyatt Zürich, Beethoven-Strasse 21, 8002 Zürich, Switzerland, at which shareholders will have the opportunity to vote on the matters that will be presented at the Extraordinary General Meeting. The approximate date of first mailing of this proxy statement/prospectus and the accompanying proxy is [—], 2014.

In this proxy statement/prospectus, we sometimes refer to Pentair-Switzerland as “we,” “us,” or “our.” We refer to Pentair plc, a newly-formed Irish public limited company and direct subsidiary of Pentair-Switzerland as “Pentair-Ireland.” We also refer to Pentair-Switzerland prior to the Merger (as defined below) and Pentair-Ireland following the Merger as “Pentair.”

QUESTIONS AND ANSWERS ON THE SOLICITATION AND THE VOTING

The following questions and answers are intended to address briefly some commonly asked questions regarding the matters that will be presented at the Extraordinary General Meeting. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, its annexes and the documents referred to or incorporated by reference in this proxy statement/prospectus for more information. For instructions on obtaining the documents incorporated by reference, see “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement/prospectus?

A:	The Board has unanimously approved a corporate reorganization of Pentair-Switzerland that would result in Pentair-Switzerland changing its jurisdiction of organization from Switzerland to Ireland. The reorganization would be effected by (1) Pentair-Switzerland transferring certain assets, liabilities and agreements by way of a contribution to the equity (the “Contribution”) of a newly-formed wholly-owned, direct subsidiary of Pentair-Switzerland organized under the laws of Switzerland (“New SwissCo”), followed by (2) the merger of Pentair-Switzerland with and into Pentair-Ireland, with Pentair-Ireland surviving as the publicly-traded parent entity and successor to Pentair-Switzerland (the “Merger”).

In connection with the Merger, the Board is submitting to our shareholders for approval at the Extraordinary General Meeting, a merger agreement (the “Merger Agreement”), pursuant to which the Merger would be effected (the “Merger Agreement Proposal”).

We will not undertake either the Contribution or the Merger unless the Merger Agreement Proposal is approved by our shareholders.

The Board is also seeking your approval of a proposal to eliminate the restriction on voting by any person or group of persons who own shares in excess of 20% less one share of the share capital (the “Voting Cap”) from the Pentair-Ireland articles of association that will be effective as of completion of the Merger (the “Voting Cap Elimination Proposal”).

In addition, the Board is seeking your approval of the reduction of the share premium account of Pentair-Ireland to allow for the creation of distributable reserves of Pentair-Ireland, which are required under Irish law to allow Pentair-Ireland to make distributions, to pay dividends or to repurchase or redeem Pentair-Ireland ordinary shares following completion of the Merger (the “Reserves Proposal”).

The Merger is not conditioned on the approval of either the Voting Cap Elimination Proposal or the Reserves Proposal.

We are asking you to vote on each of the Merger Agreement Proposal, the Voting Cap Elimination Proposal and the Reserves Proposal, which is why we have called the Extraordinary General Meeting and sent you this proxy statement/prospectus. We encourage you to read this proxy statement/prospectus carefully.

Q:	What is the Merger?

A:	The Merger is the method by which we will effect change of Pentair’s jurisdiction of organization from Switzerland to Ireland. Immediately following the Contribution and pursuant to the Merger, all of the assets and liabilities of Pentair-Switzerland as a result of the completion of the Merger will be transferred to Pentair-Ireland. You, as a shareholder of Pentair-Switzerland, will receive one ordinary share of Pentair-Ireland in exchange for each Pentair-Switzerland common share held by you immediately prior to the effectiveness of the Merger and each Pentair-Switzerland common share will, on completion of the Merger, be cancelled and cease to exist. The Merger would result in you holding ordinary shares of Pentair-Ireland, rather than Pentair-Switzerland common shares.

Immediately after the Merger, the number of Pentair-Ireland ordinary shares you will own will be the same as the number of common shares you held of Pentair-Switzerland, immediately prior to the Merger, and your relative economic interest in our company will remain unchanged. After the Merger, Pentair-Ireland will continue to conduct the same businesses that Pentair-Switzerland conducted prior to the Merger.

Upon completion of the Merger, Pentair-Ireland intends to manage its affairs so that it is centrally managed and controlled in the United Kingdom (the “U.K.”) and therefore has its tax residency in the U.K.

Q:	Who are the parties to the Merger?

A:	The parties to the Merger are Pentair-Switzerland and Pentair-Ireland.

Q:	Why do you want to have your publicly-traded parent company incorporated in Ireland and tax resident in the U.K and are there risks associated with doing so?

A:	We took our current form and jurisdiction of organization on September 28, 2012, as a result of a spin-off of Pentair-Switzerland (formerly known as Tyco Flow Control International Ltd.) from its then-parent, Tyco International Ltd., both of which are corporations organized under the laws of Switzerland, and a reverse acquisition involving Pentair, Inc., a Minnesota corporation and the predecessor to Pentair-Switzerland. The transaction structure effectively required us to change our jurisdiction of organization for our publicly-traded parent company from Minnesota to Switzerland because Tyco International Ltd. had determined that the entity it was going to spin-off was a company organized under the laws of Switzerland.

After the completion of the foregoing transactions, we had the flexibility to consider whether Switzerland or another jurisdiction would be the most appropriate jurisdiction of organization and tax residency for our publicly-traded parent company. During 2013, our management and the Board conducted a comprehensive review of jurisdictions for this purpose, including at meetings of the Board and its committees held in April, July, September and December 2013.

Based upon such review, we believe that the legal and regulatory systems in Ireland and the tax system in the U.K. will provide us certain advantages over the comparative systems in Switzerland. The Board decided to take action at its December 2013 meeting to approve and recommend to shareholders this change in jurisdiction of organization and tax residency because the comprehensive review of the most appropriate jurisdiction was completed at that time. We anticipate that having our publicly-traded parent company incorporated in Ireland and tax resident in the U.K. will provide us the following benefits:

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Incorporation of our publicly-traded parent company in Ireland would enable us to benefit by being subject to a legal and regulatory structure in a jurisdiction with a well-developed legal system and corporate law with established standards of corporate governance.

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Ireland is a common law jurisdiction, which is more consistent with the legal system in the United States and which we believe is less prescriptive and more flexible than civil law jurisdictions such as Switzerland. We believe that this flexibility could be beneficial to us in structuring acquisitions, paying dividends, administering corporate functions and other corporate governance matters.

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Swiss law provides that changes to corporate and other laws can be put to a national referendum of voters at the request of Swiss citizens who obtain a requisite number of signatures. If a referendum is approved by the voters, it is adopted into the Swiss constitution without a legislative process, which results in unpredictability in the Swiss legal system. As a result, we believe the legal and regulatory system in Ireland is more predictable than Switzerland.

•	The U.K. has a developed, stable and internationally competitive tax system.

•	We expect an annual tax benefit of $3 million to $4 million as a result of the change of tax residency from Switzerland to the U.K.

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The U.K. has an exemption system for distributions and certain share disposals and one of the most extensive double tax treaty networks in the world, including access to European Union treaties, which we believe will be beneficial to shareholders.

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The legal requirements we will be subject to as a company incorporated in Ireland, listed on the NYSE and subject to SEC disclosure and shareholder voting requirements strike the right balance between robust external governance oversight and regulation of our executive and director pay practices and the ability of our compensation committee consisting of independent directors to determine executive compensation to provide incentives to our executive management and to offer competitive salaries and benefits.

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We believe that this balance will be negatively impacted in Switzerland as a result of a constitutional amendment approved by Swiss voters resulting in changes to Swiss law effective January 1, 2014, which prohibit certain severance compensation practices, advance compensation practices and incentive commissions in connection with the sale and purchase of businesses that we believe puts us at a competitive disadvantage to attract and retain executive talent. The changes to Swiss law also provide for potential criminal liability for directors and executive management for certain compensation decisions. As a result, we believe our ability to attract and retain executive talent and directors will be enhanced as an Irish company.

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In addition, beginning with annual meetings in 2016, the changes to Swiss law will require shareholder votes on compensation for directors and executive management that have requirements different from the SEC as to which officers, the types of compensation and the compensation time periods that must be voted on. Operating under inconsistent regulatory regimes that differ from those established by the NYSE and the SEC, as may be the case in Switzerland, could be challenging. In Ireland, we will continue to be subject to the regulatory systems of the NYSE and the SEC, including annual shareholder advisory votes on executive compensation, but not be subject to additional regulatory requirements of Switzerland that may be complex and costly to comply with.

Although we expect that the Merger should provide us the benefits described above, the Merger will expose Pentair and its shareholders to some risks:

•	The risk that the potential benefits described above sought in the Merger may not be realized.

•	The possibility of uncertainty created by the Merger and the change in our jurisdiction of organization and tax residency.

•	The fact that Irish corporate law imposes different and additional obligations on us and our shareholders.

•	The fact that we expect to incur costs to complete the Merger.

•	The diversion of management’s time and attention.

•	Other risks related to the change in our jurisdiction of organization to Ireland and tax residency to the U.K. discussed in the discussion under “Risk Factors” beginning on page 29.

The Board has considered both the potential advantages of, and the risks associated with, the Merger and has unanimously approved the Merger Agreement and recommends that shareholders vote to approve the Merger Agreement Proposal. See “Approval of the Merger Agreement—Background and Reasons for the Merger” beginning on page 36 for further information.

Q:	Will the Merger affect our current or future operations?

A:	While changing our jurisdiction of organization to Ireland and tax residency to the U.K. is expected to position Pentair to capture the benefits described above, we believe that the Merger should otherwise have no material impact on how Pentair conducts its day-to-day operations. Where Pentair conducts its future operations for its customers will depend on a variety of factors including the worldwide demand for our products and services and the overall needs of our business, independent of our legal domicile or tax residency. Please read “Risk Factors” beginning on page 29 for a discussion of various ways in which the Merger could have an adverse effect on us.

Q:	Will the Merger dilute my economic interest?

A:	The Merger will not dilute your economic interest in Pentair. Immediately after completion of the Merger, Pentair-Ireland will own, directly or indirectly, the same businesses, assets and operations as Pentair-Switzerland owned immediately prior to the completion of the Merger. Further, you will own the same number of ordinary shares of Pentair-Ireland as the number of Pentair-Switzerland common shares you owned prior to the Merger. Finally, the number of outstanding ordinary shares of Pentair-Ireland immediately after the completion of the Merger will be the same as the number of outstanding Pentair-Switzerland common shares immediately before completion of the Merger.

Q:	Will the Merger result in any changes to my rights as a shareholder?

A:	The completion of the Merger will change the governing corporate law that applies to shareholders of our parent company from Swiss law to Irish law. The legal system governing corporations organized under Irish law differs from the legal system governing corporations organized under Swiss law. As a result, we are unable to adopt governing documents for Pentair-Ireland that are identical to the governing documents for Pentair-Switzerland. Except with regard to the Voting Cap, we have attempted to preserve in the articles of association of Pentair-Ireland a similar allocation of material rights and powers between the shareholders of Pentair-Switzerland and the Board that exists under Pentair-Switzerland’s articles of association and organizational regulations. Nevertheless, the proposed articles of association for Pentair-Ireland differ from Pentair-Switzerland’s articles of association and organizational regulations, both in form and substance. We summarize the material differences between the governing documents for Pentair-Switzerland and Pentair-Ireland, and the changes in your rights as a shareholder resulting from the Merger, under “Comparison of Rights of Shareholders” beginning on page 74. We believe that these changes (1) either are required by Irish law or otherwise result from differences between the corporate laws of Ireland and the corporate laws of Switzerland, and (2) relate to the change of the jurisdiction of organization of the publicly-traded parent of Pentair from Switzerland to Ireland.

In addition to the differences between the Pentair-Switzerland articles of association and the Pentair-Ireland articles of association described above, we are asking you to approve a proposal to eliminate the restriction on voting shares in excess of the Voting Cap from the Pentair-Ireland articles of association that will be effective as of completion of the Merger. See “Why am I being asked to approve the Voting Cap Elimination Proposal?” and “What will happen if the Voting Cap Elimination Proposal is not approved?”

Q:	Will the Merger affect the payment of the dividends approved by shareholders at our 2013 and 2014 annual general meetings?

A:	On April 29, 2013, at our annual general meeting, our shareholders approved an aggregate dividend in the amount of $1.00 per share to be paid in four quarterly installments during the third and fourth quarter of 2013 and the first and second quarter of 2014. The first, second and third dividend installments were paid by Pentair-Switzerland on August 9, 2013, November 8, 2013 and February 7, 2014, respectively. We currently anticipate completing the Merger in the second quarter of 2014 after the payment of the fourth dividend installment.

At the 2014 annual general meeting of shareholders, immediately prior to the Extraordinary General Meeting, we will ask our shareholders to approve an aggregate dividend in the amount of $1.20 per share to be made in four equal quarterly installments of $0.30 in each of the third and fourth quarters of 2014 and the first and second quarters of 2015. If the dividend is approved by our shareholders at the 2014 annual general meeting, such payments become legal obligations and Pentair-Ireland will be obligated under the Merger Agreement to pay all such dividend installments that remain unpaid at the time of the completion of the Merger. Notwithstanding the Merger, as long as you are a holder of Pentair shares on the applicable record and payment date relating to any of the remaining installments, you will receive such dividend installment regardless of which Pentair entity pays it.

Q:	What are the major actions that have been performed or will be performed to effect the Merger?

A:	We have taken or will take the actions listed below to effect the Merger:

•	Pentair-Ireland was formed as an Irish public limited company and is a direct subsidiary of Pentair-Switzerland;

•	New SwissCo will be formed as a corporation organized under the laws of Switzerland and is a wholly-owned, direct subsidiary of Pentair-Switzerland;

•	the Merger Agreement was executed by Pentair-Switzerland and Pentair-Ireland;

•	Pentair-Switzerland shareholders are asked to vote to approve the Merger Agreement Proposal at the Extraordinary General Meeting of shareholders; and

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conditional upon approval of the Merger Agreement Proposal by our shareholders, and the satisfaction of the other conditions to completing the Merger, Pentair-Switzerland will transfer certain assets, liabilities and agreements by way of a contribution to the equity of New SwissCo in the Contribution.

Immediately following the Contribution, conditional upon approval of the Merger Agreement Proposal by our shareholders, and the satisfaction of the other conditions to completing the Merger, Pentair-Switzerland will merge with and into Pentair-Ireland, and the Merger will be effective upon the registration of the Merger with the commercial register of the Canton of Schaffhausen, Switzerland (the “Commercial Register”).

As a result of the Merger:

•	all assets and liabilities of Pentair-Switzerland will be transferred by operation of law to Pentair-Ireland;

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each shareholder of Pentair-Switzerland will receive, one ordinary share of Pentair-Ireland in exchange for each common share of Pentair-Switzerland held immediately prior to the effectiveness of the Merger;

•	Pentair-Switzerland will be dissolved without liquidation;

•	each common share of Pentair-Switzerland will be cancelled and will cease to exist;

•	New SwissCo will become a wholly-owned, direct subsidiary of Pentair-Ireland;

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the existing ordinary shares, nominal value €1.00 per share (the “Euro Shares”), issued by Pentair-Ireland prior to the Merger will be acquired and cancelled by Pentair-Ireland for no consideration upon the completion of the Merger, ensuring that the share ownership of Pentair-Ireland is identical to the share ownership of Pentair-Switzerland immediately prior to the Merger;

•	Pentair-Ireland determined that its treasury shares will be cancelled;

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Pentair-Ireland will assume certain employee benefit plans and agreements that had previously been sponsored by Pentair-Switzerland and Pentair-Ireland will amend such plans in order to permit the issuance or delivery of Pentair-Ireland ordinary shares thereunder, rather than Pentair-Switzerland common shares;

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Pentair-Ireland will enter into indemnity agreements with those directors and executive officers who currently have indemnity agreements with Pentair-Switzerland, upon terms substantially similar to the Pentair-Switzerland agreements to the extent permitted by Irish law; and

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Pentair-Ireland will assume guarantees as to payment with respect to certain indebtedness of subsidiaries of Pentair-Switzerland that is, immediately prior to the completion of the Merger, also guaranteed as to payment by Pentair-Switzerland, including guarantees of debt previously incurred by Pentair Finance S.A., a Luxembourg public limited liability company (société anonyme) and a wholly-owned subsidiary of Pentair-Switzerland (“PFSA”), under PFSA’s credit facility and through the issuance of PFSA’s senior notes.

Q:	Will the Merger have an impact on our operating expenses or effective tax rate?

A:	We do not expect the Merger to have a material effect on our operating costs, including our selling, general and administrative expenses. In addition, we do not expect the Merger to materially affect our worldwide effective corporate tax rate.

Q:	Is the Merger taxable to me?

A:	As is discussed below under “Material Tax Considerations—Swiss Tax Considerations” beginning on page 50 under Swiss law, a transaction such as the Merger, which results in the migration or “exit” of a company from Switzerland, could result in the imposition of a tax. While such a tax would be a shareholder level tax, the Swiss company would be required to pay such tax to the Swiss tax authorities on behalf of the shareholders. Any such payment by the Swiss company could give rise to taxes in other countries, such as the United States. We have obtained a ruling from the Swiss Federal Tax Administration to the effect that no exit or withholding tax would be payable under Swiss law as a result of the Merger.

Under U.S. federal income tax law, holders of Pentair-Switzerland common shares generally will not recognize gain or loss as a result of the Contribution or as a result of the exchange of their common shares for ordinary shares of Pentair-Ireland in the Merger. However, in the case of a Pentair-Switzerland shareholder that has entered into, or will enter into, a gain recognition agreement with the U.S. Internal Revenue Service (“IRS”) relating to any transaction in which such shareholder acquired Pentair-Switzerland common shares prior to the Merger, the Contribution and the Merger may result in a triggering of such gain recognition agreement unless the shareholder takes certain actions (such as entering into a new gain recognition agreement). See “Material Tax Considerations—U.S. Federal Income Tax Considerations” beginning on page 51.

Under Irish tax law, holders of Pentair-Switzerland common shares who are not tax resident in Ireland and who do not have a permanent establishment in Ireland to which the holding of such shares is attributable will not be subject to tax as a result of the Merger. See “Material Tax Considerations—Irish Tax Considerations” beginning on page 55.

Under U.K. tax law, holders of Pentair-Switzerland common shares who are not tax resident in the U.K. and who do not have a permanent establishment in the U.K. to which the holding of such shares is attributable will not be subject to tax as a result of the Merger. See “Material Tax Considerations—U.K. Tax Considerations” beginning on page 57.

Q:	Has the Swiss Federal Tax Administration, the U.S. Internal Revenue Service, the Irish Revenue Commissioners or HM Revenue and Customs rendered an opinion on the Merger?

A:	We have obtained a ruling from the Swiss Federal Tax Administration to the effect that no exit or withholding tax will be payable under Swiss law as a result of the Merger. Please see “Summary—Conditions to Completion of the Merger” beginning on page 20 as well as “Material Tax Considerations—Swiss Tax Considerations” beginning on page 50.

Although we have not requested a private letter ruling from the IRS regarding the Contribution and the Merger, it is a condition to closing of the Merger that we receive an opinion from our tax counsel, Foley & Lardner LLP, regarding the U.S. federal income tax treatment of the Contribution and the Merger as described in as “Material Tax Considerations—U.S. Federal Income Tax Considerations” beginning on page 51. Please see “Summary—Conditions to Completion of the Merger” beginning on page 20.

We have received an opinion from the Irish Revenue Commissioners to the effect that no Irish stamp duty will arise as a result of the Merger. Please see “Summary—Conditions to Completion of the Merger” beginning on page 20 as well as “Material Tax Considerations—Irish Tax Considerations” beginning on page 55.

We have discussed the Merger with HM Revenue and Customs and intend to obtain a confirmation from HM Revenue and Customs that there will be no material and adverse U.K. tax implications in consequence of Pentair-Ireland being U.K. tax resident under the U.K.’s controlled foreign company rules. See “Material Tax Considerations—U.K. Tax Considerations” beginning on page 57.

Q.	Is the Merger or the Contribution a taxable transaction for Pentair-Switzerland or Pentair-Ireland?

A:	Neither the Merger nor the Contribution will be a taxable transaction for Pentair-Switzerland or Pentair-Ireland.

Q:	Will there be Irish or U.K. withholding tax on future dividends, if any, by Pentair-Ireland?

A:	For so long as Pentair-Ireland remains resident for tax purposes outside Ireland, dividends paid by Pentair-Ireland will not be subject to Irish withholding tax. See “Material Tax Considerations—Irish Tax Considerations” beginning on page 55. Furthermore, dividends paid by Pentair-Ireland will not be subject to U.K. withholding tax. See “Material Tax Considerations—U.K. Tax Considerations” beginning on page 57.

Q:	What types of information and reports will Pentair-Ireland make available following the Merger?

A:	After the completion of the Merger, Pentair-Ireland will remain subject to the U.S. Securities and Exchange Commission (“SEC”) reporting requirements, the mandates of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the applicable corporate governance rules of the New York Stock Exchange (the “NYSE”), and Pentair-Ireland will continue to report Pentair’s consolidated financial results in U.S. dollars and under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Pentair-Ireland will also be required to comply with any additional reporting and governance requirements of Irish law.

For so long as Pentair-Ireland has a class of securities listed on the NYSE, Pentair-Ireland will continue to be subject to rules regarding proxy solicitations and tender offers and the corporate governance requirements of the NYSE, the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act including, for example, independence requirements for audit and compensation committee composition, annual certification requirements and auditor independence rules, unless certain circumstances change. Pentair-Ireland will also be required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under the NYSE’s listing standards. To the extent possible under Irish law, Pentair-Ireland corporate governance practices are expected to be materially similar to those of Pentair-Switzerland. Please see “Comparison of Rights of Shareholders” beginning on page 74.

Q:	What are the conditions to the completion of the Merger?

A:	The Merger cannot be completed without satisfying certain conditions, the most important of which is that our shareholders approve the Merger Agreement Proposal at the Extraordinary General Meeting. In addition, there are other conditions, such as the receipt of a ruling stating that there is no exit or withholding tax payable under Swiss law as a result of the Merger, the requirement to obtain authorization for listing the Pentair-Ireland ordinary shares on the NYSE, completion of required creditor calls and receipt of certain legal opinions. Please see “Summary—Conditions to Completion of the Merger” beginning on page 20.

Q:	When do you expect the Merger to be completed?

A:	We intend to complete the Merger as quickly as possible following the approval of the Merger Agreement Proposal at the Extraordinary General Meeting. If the Merger Agreement Proposal is approved by the requisite vote of our shareholders at the meeting, and the other conditions to completion of the Merger are satisfied (including the approval of the relevant Swiss tax authorities), we will file an application to effect the Merger with the Commercial Register as soon as practicable following the Extraordinary General Meeting. The Merger will be completed and become effective on the date of the entry of the Merger in the daily ledger of the Commercial Register, subject to approval by the Swiss Federal Commercial Register Office. We currently anticipate completing the Merger in the second quarter of 2014.

We may decide to abandon the Merger at any time prior to the Extraordinary General Meeting, and in some circumstances, after obtaining shareholder approval at the Extraordinary General Meeting. After the Merger Agreement Proposal is approved by our shareholders, we anticipate filing the application to effect the Merger, unless one of the conditions to completing the Merger fails to be satisfied and such failure would have a material adverse effect on the Merger.

Q:	What will I receive for my Pentair-Switzerland common shares?

A:	You will receive, as consideration in the Merger, one ordinary share of Pentair-Ireland in exchange for each Pentair-Switzerland common share you hold immediately prior to the completion of the Merger, such Pentair-Switzerland common shares being automatically cancelled on completion of the Merger.

Q:	Do I have to take any action to exchange my Pentair-Switzerland common shares and receive the Pentair-Ireland ordinary shares as a result of the Merger?

A:	All ordinary shares of Pentair-Ireland delivered in connection with the Merger will initially be delivered in a manner that will allow the Pentair-Ireland ordinary shares to be transferred through the facilities of The Depository Trust Company (the “DTC”).

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Beneficial holders of Pentair-Switzerland common shares held in “street name” through a bank, broker or other nominee will not be required to take any action. Your ownership of Pentair-Ireland ordinary shares will be recorded in book entry form by your nominee without the need for any additional action on your part.

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Shareholders of record of Pentair-Switzerland common shares will not be required to take any action. Your ownership of Pentair-Ireland ordinary shares will be recorded in book entry form by Pentair-Ireland’s transfer agent without the need for any additional action on your part.

Q:	What happens to Pentair-Switzerland’s equity-based awards at the effective time of the Merger?

A:	As of the effective time of the Merger, Pentair-Ireland will adopt and assume, and become the plan sponsor of, each employee benefit and compensation plan and agreement of Pentair-Switzerland.

At the effective time of the Merger, Pentair-Ireland will cause all outstanding options to purchase Pentair-Switzerland common shares and all outstanding awards of restricted stock units and other equity-based awards granted to our employees and directors by Pentair-Switzerland or any of its subsidiaries under our equity incentive plans prior to the effective time of the Merger to entitle the holder to purchase or receive, or receive benefits or amounts based on, as applicable, an equal number of ordinary shares of Pentair-Ireland. All of such equity-based awards will generally be subject to the same terms and conditions as were applicable to such awards immediately prior to the completion of the Merger.

Q:	Why am I being asked to approve the Voting Cap Elimination Proposal?

A:	The Pentair-Switzerland articles of association provide that any person or group of persons who beneficially own Pentair-Switzerland shares in excess of the Voting Cap will only be entitled to cast votes at a general meeting of shareholders equal to the Voting Cap.

We believe that it will be in the best interest of Pentair-Ireland’s shareholders to eliminate the restriction on voting shares in excess of the Voting Cap in the Pentair-Ireland articles of association that will be adopted prior to the completion of the Merger. Please see “Proposal to Eliminate the 20% Voting Cap in Pentair-Ireland’s Articles of Association” on page 46.

Q:	What will happen if the Voting Cap Elimination Proposal is not approved?

A:	The approval of the Voting Cap Elimination Proposal is not a condition to the completion of the Merger. Accordingly, if the shareholders of Pentair-Switzerland approve the Merger Agreement Proposal, but do not approve the Voting Cap Elimination Proposal, and the Merger is completed, the Pentair-Ireland articles of association will include provisions restricting shareholders from voting shares in excess of the Voting Cap.

Q:	Why am I being asked to approve the Reserves Proposal?

A:	Under Irish law, dividends may only be paid (and share repurchases and redemptions must generally be funded) out of “distributable reserves,” which Pentair-Ireland will not have immediately following the completion of the Merger. Please see “Proposal to Create Distributable Reserves of Pentair-Ireland” beginning on page 48.

You are being asked to approve the creation of distributable reserves of Pentair-Ireland (through the reduction of the share premium account of Pentair-Ireland) to permit Pentair-Ireland to be able to make distributions, to pay dividends or repurchase or redeem its ordinary shares after the Merger.

In addition, the creation of distributable reserves of Pentair-Ireland by way of a capital reduction of Pentair-Ireland requires the approval of the Irish High Court. Although we are not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court. Please see “Risk Factors” beginning on page 29 and “Proposal to Create Distributable Reserves of Pentair-Ireland” beginning on page 48.

On December 10, 2013, the Board authorized Pentair-Switzerland to repurchase up to $1.0 billion of its common shares from the date of authorization until December 31, 2016. If the Merger Agreement Proposal is approved and the Merger is consummated, Pentair-Ireland will be authorized to repurchase its ordinary shares up to an aggregate amount equaling the difference between $1.0 billion and the aggregate amount of share repurchases conducted by Pentair-Switzerland prior to the consummation of the Merger, with such authorization expiring on December 31, 2016. The creation of distributable reserves is a prerequisite for Pentair-Ireland to be able to repurchase its ordinary shares.

The capital reduction is not a prerequisite for Pentair-Ireland to be able to satisfy the obligation to pay the remaining installment of the dividend approved at the 2013 annual general meeting of Pentair-Switzerland shareholders, or any dividend payments approved at the 2014 annual general meeting of Pentair-Switzerland shareholders that remain unpaid at the time of the Merger.

Q:	What will happen if the Reserves Proposal is not approved?

A:	The approval of the Reserves Proposal is not a condition to the completion of the Merger. Accordingly, if shareholders of Pentair-Switzerland approve the Merger Agreement Proposal, but do not approve the Reserves Proposal, and the Merger is completed, Pentair-Ireland may not have sufficient distributable reserves to make distributions, to pay dividends or repurchase or redeem its ordinary shares after the Merger.

Q:	Can I trade Pentair-Switzerland common shares between the date of this proxy statement/prospectus and the completion of the Merger?

A:	Yes. The Pentair-Switzerland common shares will continue to trade on the NYSE during this period.

Q:	After the Merger is complete, where can I trade Pentair-Ireland ordinary shares?

A:	It is anticipated that the Merger will take place at a time following the close of trading on the NYSE but prior to the opening of the market on the next trading day. We expect the Pentair-Ireland ordinary shares received in the Merger to be listed and traded on the NYSE under the symbol “PNR,” the same symbol under which your Pentair-Switzerland common shares are currently listed and traded. Pentair-Ireland currently does not intend to seek an additional listing on the Irish Stock Exchange.

Q:	What proposals are being presented at the Extraordinary General Meeting and what vote is required to approve each proposal?

A:	We intend to present the Merger Agreement Proposal, the Voting Cap Elimination Proposal and the Reserves Proposal at the Extraordinary General Meeting, provided that if the Merger Agreement Proposal is not approved by our shareholders, we will not present the Voting Cap Elimination Proposal or the Reserves Proposal at the Extraordinary General Meeting. The affirmative vote of at least two-thirds of the Pentair-Switzerland common shares represented in person or by proxy at the meeting is required to approve the Merger Agreement Proposal and the Voting Cap Elimination Proposal and the affirmative vote of at least a majority of the Pentair-Switzerland common shares represented in person or by proxy at the meeting is required to approve the Reserves Proposal.

Q:	Why do I have more than one Extraordinary General Meeting proxy card?

A:	You may have multiple Extraordinary General Meeting proxy cards if you hold your Pentair-Switzerland common shares in different ways or accounts (for example, 401k accounts, joint tenancy, trusts, custodial accounts) or in multiple accounts. If your Pentair-Switzerland common shares are held by a broker (in “street name”), you will receive your proxy card or other voting information from your broker, and you will return your proxy card or cards or otherwise vote your proxy as indicated in the materials you receive from your broker. You should vote your proxy for each separate account you have.

Q:	Why am I also receiving a proxy statement and proxy card for an annual general meeting of shareholders?

A:	We intend to hold two separate meetings on May 20, 2014. Immediately prior to the Extraordinary General Meeting on that date, we intend to hold our annual general meeting of shareholders, which will begin at 8:00 a.m. Central European Time (the “Annual General Meeting”). In connection with the Annual General Meeting, you are receiving a separate proxy statement and proxy card concerning the matters to be considered and voted on at the Annual General Meeting. We encourage you to review the materials for both the Extraordinary General Meeting and the Annual General Meeting. In order to vote by proxy at BOTH the Extraordinary General Meeting and the Annual General Meeting, you must submit a proxy for BOTH the Extraordinary General Meeting and the Annual General Meeting by either (1) voting over the Internet for BOTH the Extraordinary General Meeting and the Annual General Meeting or (2) completing, signing and returning BOTH the proxy card for the Extraordinary General Meeting and for the Annual General Meeting.

Q:	How many votes do I have?

A:	Every holder of Pentair-Switzerland common shares on April 30, 2014 will be entitled to one vote per share for each matter presented at the Extraordinary General Meeting. However, if a person or group of persons beneficially own Pentair-Switzerland common shares in excess of the Voting Cap, such person or group of persons will only be entitled to cast votes at the Extraordinary General Meeting equal to the Voting Cap. The restriction on voting shares in excess of the Voting Cap is set forth in Article 14 of Pentair-Switzerland’s articles of association.

Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	Shareholder of Record

If your Pentair-Switzerland common shares are registered directly in your name with Wells Fargo Bank, N.A., our transfer agent (the “Transfer Agent”), you are a “shareholder of record” and these proxy materials are being sent to you directly by us. As the shareholder of record, you have the right to grant your voting proxy directly to the independent proxy (see “How do I appoint and vote via an independent proxy?” below) named in the proxy card, to grant a written proxy to any person (who does not need to be a shareholder), or to vote in person at the Extraordinary General Meeting. We have enclosed a proxy card for you to use in which you can elect to appoint the independent proxy as your proxy.

Beneficial Owner

If your Pentair-Switzerland common shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of Pentair-Switzerland common shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those common shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your Pentair-Switzerland common shares and are also invited to attend the Extraordinary General Meeting. However, since you are not the shareholder of record, you may only vote these Pentair-Switzerland common shares in person at the Extraordinary General Meeting if you follow the instructions described below under the heading “How do I attend the Extraordinary General Meeting?” and “How do I vote if I am a beneficial owner?” Your broker, bank or other nominee has enclosed a voting instruction card for you to use in directing your broker, bank or other nominee as to how to vote your Pentair-Switzerland common shares, which may contain instructions for voting by telephone or electronically.

Q:	Who is entitled to vote?

A:	Shareholders of Record

All shareholders registered in our share register at the close of business (Eastern Standard Time) on April 30, 2014 are entitled to vote on the matters set forth in this proxy statement/prospectus and any other matter properly presented at the meeting for consideration, provided such shareholders become registered as shareholders with voting rights by that time. See “I am a Pentair-Switzerland shareholder of record. How do I become registered as a shareholder with voting rights?”

Beneficial Owners

Beneficial owners whose banks, brokers or other nominees are shareholders registered in our share register with respect to the beneficial owners’ Pentair-Switzerland common shares at the close of business (Eastern Standard Time) on April 30, 2014 are entitled to vote on the matters set forth in this proxy statement/prospectus and any other matter properly presented at the meeting for consideration, provided such banks, brokers or nominees become registered as shareholders with voting rights. See “I am a Pentair-Switzerland shareholder of record. How do I become registered as a shareholder with voting rights?”

Q:	What if I am the record holder or beneficial owner of Pentair-Switzerland common shares at the close of business (Eastern Standard Time) on March 21, 2014, but sell or otherwise transfer all or some portion of those Pentair-Switzerland common shares before the close of business (Eastern Standard Time) on April 30, 2014?

A:	Holders of record and beneficial owners will not be entitled to vote their Pentair-Switzerland common shares or provide instructions to vote with respect to their shares if they hold shares at the close of business (Eastern Standard Time) on March 21, 2014, but sell or otherwise transfer all of those shares before the close of business (Eastern Standard Time) on April 30, 2014. Although holders of record and beneficial owners at the close of business (Eastern Standard Time) on March 21, 2014 are receiving these materials, holders of record and beneficial owners will only be entitled to vote their Pentair-Switzerland common shares or provide instructions to vote with respect to those shares held at the close of business (Eastern Standard Time) on April 30, 2014 . For each holder of record and beneficial owner, any instructions to vote with respect to Pentair-Switzerland common shares held prior to the close of business (Eastern Standard Time) on April 30, 2014 will remain valid with respect to Pentair-Switzerland common shares held at the close of business (Eastern Standard Time) on April 30, 2014 unless changed or revoked as provided in these materials.

Q:	I am a Pentair-Switzerland shareholder of record. How do I become registered as a shareholder with voting rights?

A:	If you are a Pentair-Switzerland shareholder of record, you have been registered as a shareholder with voting rights in our share register, unless in certain circumstances (such as failure to comply with particular disclosure requirements set forth in our articles of association) we have specifically advised you that you are registered as a shareholder without voting rights.

Q:	What vote does the Board recommend?

A:	The Board has unanimously approved the Merger Agreement and recommends that shareholders vote “FOR” the Merger Agreement Proposal, “FOR” the Voting Cap Elimination Proposal and “FOR” the Reserves Proposal.

Q:	How do I vote if I am a shareholder of record?

A:	If you are a shareholder of record, you can vote in the following ways:

•	By Internet: If you are a shareholder of record, you can vote over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy card.

•	By Mail: If you are a shareholder of record, you can vote by completing the enclosed proxy card and then signing, dating and mailing the card in the enclosed postage-paid envelope.

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At the Extraordinary General Meeting: If you are a shareholder of record planning to attend the Extraordinary General Meeting and wish to vote your Pentair-Switzerland common shares in person, we will give you a ballot at the meeting.

Q:	How do I vote if I am a beneficial owner?

A:	If you are a beneficial owner of Pentair-Switzerland common shares, you can vote in the following ways:

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General: If you beneficially own your Pentair-Switzerland common shares, you can vote by following the instructions on the voting instruction card provided by your bank, broker or other nominee with these proxy materials.

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At the Extraordinary General Meeting: Shareholders who beneficially own their Pentair-Switzerland common shares in street name are not able to vote at the Extraordinary General Meeting unless they have a proxy, executed in their favor, from the shareholder of record of their shares (i.e. their broker, bank or other nominee).

Q:	Can I vote by telephone?

A:	If you are a shareholder of record, you cannot vote by telephone. If you are a beneficial shareholder, see the voting instruction card provided by your broker, bank or other nominee for telephone voting instructions.

Q:	How do I vote by proxy?

A:	As a result of recently-enacted Swiss regulations, shareholders may no longer appoint company officers as proxies. However, shareholders of record may appoint the independent proxy to vote their shares by proxy.

Q:	What is the role of the independent proxy at the Extraordinary General Meeting?

A:	The independent proxy serves as a voting proxy at the Extraordinary General Meeting for shareholders who wish to vote at the meeting by proxy. The main task of the independent proxy is to vote shares held by shareholders of record at the Extraordinary General Meeting if instructed to do so by the shareholder. The independent proxy will vote the shares as instructed by the shareholder.

Q:	How do I appoint and vote via the independent proxy?

A:	If you are a shareholder of record with voting rights, you may authorize the independent proxy, Proxy Voting Services GmbH, Grossmünsterplatz 1, 8001 Zürich, Switzerland, to vote your Pentair-Switzerland common shares on your behalf either by (1) voting electronically over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy card or (2) completing the enclosed proxy card and then signing, dating and mailing the card in the enclosed postage-paid envelope. If you do not provide specific voting instructions, you instruct the independent proxy, as indicated on your proxy card, to vote your shares in accordance with the recommendations of the Board.

If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are being put forth before the Extraordinary General Meeting, you instruct the independent proxy, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board.

Whether or not you plan to attend the Extraordinary General Meeting, we urge you to submit your proxy. Submitting your vote electronically or returning the proxy card will not affect your right to attend the Extraordinary General Meeting. You must vote over the Internet or return your proxy cards to the address and by the times and dates set forth below under “Submitting your proxy to the independent proxy” in order for your vote to be counted.

Q:	How do I attend the Extraordinary General Meeting?

A:	All Pentair-Switzerland shareholders are invited to attend and vote at the Extraordinary General Meeting. For admission to the Extraordinary General Meeting, shareholders should bring a form of photo identification to the Shareholders check-in area at the meeting, where their ownership will be verified. Those who beneficially own Pentair-Switzerland common shares should also bring account statements or letters from their banks or brokers showing that they own Pentair-Switzerland common shares as of April 30, 2014. Beneficial owners should also see “How do I vote if I am a beneficial owner?” above for additional requirements if they intend to vote at the Extraordinary General Meeting. Registration will begin at 7:00 a.m. Central European Time and the Extraordinary General Meeting will begin, immediately following our annual general meeting of shareholders, which will begin at 8:00 a.m. Central European Time.

Q:	May I change or revoke my vote after I return my proxy or voting instruction card?

A:	You may change your vote before it is exercised by:

•	Submitting another proxy card (or voting instruction card if you beneficially own your common shares) with a later date;

•	If you are a holder of record, or a beneficial owner with a proxy from the holder of record, voting in person at the Extraordinary General Meeting;

•	If you voted by the Internet, submitting subsequent voting instructions through the Internet; or

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If you have completed and returned your proxy card to the independent proxy, you should send a revocation letter, and new proxy, if applicable, directly to Corporate Secretary, Pentair Ltd., Freier Platz 10, CH-8200 Schaffhausen, Switzerland. The Corporate Secretary will forward such communications directly to the independent proxy.

Q:	Are Pentair-Switzerland shareholders able to exercise appraisal rights?

A:	Yes. If your Pentair-Switzerland common shares are registered in your name, you can exercise your appraisal rights under Article 105 of the Swiss Merger Act. For this purpose, under Swiss law a lawsuit must be filed against the entity surviving the Merger for the examination of equity and membership interests. The suit must be filed within two months after the Merger becomes effective. An appraisal suit can be filed by shareholders who vote against the Merger Agreement Proposal, who abstain from voting, or who do not participate in the shareholders meeting approving the Merger Agreement Proposal. A shareholder who votes in favor of the approval of the Merger Agreement Proposal may also be able to file a suit. Swiss law provides that, if a suit is filed, the court will determine the compensation, if any, that it considers adequate. Because shareholders will receive, as consideration in the Merger, Pentair-Ireland ordinary shares on a one-for-one basis and all of the assets and liabilities of Pentair-Switzerland as a result of the completion of the Merger will be transferred by operation of law to Pentair-Ireland, we believe that the equity and membership interests of Pentair-Switzerland shareholders are adequately safeguarded. If a claim by one or more shareholders of Pentair-Switzerland is successful, all of the shareholders who held Pentair-Switzerland common shares at the time of the effectiveness of the Merger would receive the same compensation. The filing of an appraisal suit will not prevent the completion of the Merger.

If you are a beneficial owner and your Pentair-Switzerland common shares are held in “street name” by a broker or custodian, you should consult with your broker or custodian. For more information about appraisal rights, please see “Approval of the Merger Agreement—Appraisal Rights” beginning on page 43.

Q:	How many Pentair-Switzerland common shares can vote at the Extraordinary General Meeting?

A;	Our common shares are our only class of voting stock. As of the close of business on March 21, 2014, there were [—] common shares issued and outstanding and entitled to vote; however, shareholders who are not registered in our share register as shareholders or do not become registered as shareholders with voting rights as of the close of business (Eastern Standard Time) on April 30, 2014 will not be entitled to attend, vote at or grant proxies to vote at, the Extraordinary General Meeting. See “I am a shareholder of record. How do I become registered as a shareholder with voting rights?” Shares duly represented (in person or by proxy) at the Extraordinary General Meeting will be entitled to one vote per share for each matter presented at the Extraordinary General Meeting. Shareholders who are registered in our share register as of the close of business (Eastern Standard Time) on April 30, 2014 and who are registered with voting rights may vote in person at the Extraordinary General Meeting as discussed under “How do I vote if I am a shareholder of record?” Shareholders who beneficially own their Pentair-Switzerland common shares as of the close of business (Eastern Standard Time) on April 30, 2014 may vote in person at the Extraordinary General Meeting as discussed under “How do I vote if I am a beneficial owner?”

Q:	What constitutes a quorum?

A:	Our articles of association provide that all resolutions and elections made at a shareholders’ meeting require the presence, in person or by proxy, of a majority of all Pentair-Switzerland common shares entitled to vote, with abstentions and broker non-votes regarded as present for purposes of establishing the quorum.

Q:	What is the effect of broker non-votes and abstentions?

A:	A broker non-vote occurs when a broker holding Pentair-Switzerland common shares for a beneficial owner does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your Pentair-Switzerland common shares with respect to “routine” matters, they do not have discretionary power to vote your Pentair-Switzerland common shares on “non-routine” matters pursuant to NYSE rules. We believe that the Merger Agreement Proposal, the Voting Cap Elimination Proposal and the Reserves Proposal will be considered non-routine under NYSE rules and therefore your broker will not be able to vote your Pentair-Switzerland common shares with respect to the Merger Agreement Proposal, the Voting Cap Elimination Proposal or the Reserves Proposal unless the broker receives appropriate instructions from you.

Shares owned by shareholders electing to abstain from voting with respect to any agenda item will be regarded as represented at the meeting and counted towards the determination of the majority required to approve the Merger Agreement Proposal and the Reserves Proposal. Therefore, abstentions will have the effect of an “AGAINST” vote on the Merger Agreement Proposal, the Voting Cap Elimination Proposal and the Reserves Proposal.

Q:	How will my Pentair-Switzerland common shares be voted if I do not specify how they should be voted?

A:	If you submit a proxy and do not provide specific voting instructions, you instruct the independent proxy or, if your shares are held in the Pentair Retirement and Stock Incentive Plan, Fidelity Management Trust Company (or its designated affiliate) to vote your Pentair-Switzerland common shares in accordance with the recommendations of the Board.

If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are being put forth before the Extraordinary General Meeting, you instruct the independent proxy, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board. We do not presently know of any other business.

If your Pentair-Switzerland common shares are held in the Pentair Retirement Savings and Stock Incentive Plan and you do not submit a proxy, Fidelity Management Trust Company (or its designated affiliate) will vote your shares along with all other uninstructed shares in proportion to the voting by Pentair Retirement Savings and Stock Incentive Plan shares for which instructed proxies were received.

Q:	If shareholders approve the Merger Agreement Proposal what happens next?

A:	If the Merger Agreement Proposal is approved by the requisite vote of our shareholders at the meeting, and the other conditions to completion of the Merger are satisfied, we will file an application to effect the Merger with the Commercial Register as soon as practicable following the Extraordinary General Meeting. The Merger will be completed and become effective on the date of the entry of the Merger in the daily ledger of the Commercial Register, subject to approval by the Swiss Federal Commercial Register Office. We currently anticipate completing the Merger in the second quarter of 2014.

Q:	Who is soliciting my proxy?

A:	Proxies are being solicited by the Board.

Q:	Who is paying for the cost of this proxy solicitation?

A:	We are paying the costs of soliciting proxies. Upon request, we will reimburse brokers, dealers, banks, trusts and other nominees, for reasonable expenses incurred by them in forwarding the proxy materials to beneficial owners of Pentair-Switzerland common shares.

In addition to soliciting proxies by mail, the Board, our officers and employees, or our transfer agent, may solicit proxies on our behalf, personally or by telephone. Pentair-Switzerland has retained Morrow & Co., LLC for a fee of $12,500, plus expenses, to aid in the solicitation of proxies from its shareholders and to verify certain records related to the solicitations.

Q:	Who will count the votes?

A:	Representatives from The Carideo Group, Inc. will count the votes and serve as our Inspectors of Election. The Inspectors of Election will be present at the Extraordinary General Meeting.

Q:	Whom should I call if I have questions about the Extraordinary General Meeting or the Merger?

A:	You should contact our proxy solicitor at:

Morrow & Co., LLC

470 West Ave.

Stamford, CT 06902

or

Call Toll-Free (800) -573-4397

Email: Pentair.info@morrowco.com

Submitting	your proxy to the independent proxy

Shareholders of record wishing to instruct the independent proxy should vote over the Internet or complete, sign and return the proxy card as soon as possible to appoint the independent proxy. In order to assure that your proxy is received in time to be voted at the meeting by the independent proxy, you must vote over the Internet prior to noon (Eastern Standard Time) on May 19, 2014 or the proxy card must be completed in accordance with the instructions on it and received at the address set forth below prior to noon (Eastern Standard Time) on May 19, 2014:

Vote Processing

c/o Broadridge

51 Mercedes Way

Edgewood, NY11717

If your Pentair-Switzerland common shares are held in street name, you should return your proxy card or voting instruction card in accordance with the instructions on that card or as provided by the bank, brokerage firm or other nominee who holds Pentair-Switzerland common shares on your behalf.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. To understand the Merger more fully, and for a more complete legal description of the Merger, you should read carefully the entire proxy statement/prospectus, including the Merger Agreement attached as Annex A to this proxy statement/prospectus and the proposed articles of association of Pentair-Ireland to be effective as of completion of the Merger attached as Annex B to this proxy statement/prospectus, which will govern Pentair-Ireland, the company whose shares you will own after the completion of the Merger. We encourage you to read those documents. Unless otherwise indicated, currency amounts in this proxy statement/prospectus are stated in U.S. dollars.

Parties to the Merger

Pentair-Switzerland. Pentair-Switzerland is a focused diversified industrial manufacturing company comprising four reporting segments: Valves & Controls, Process Technologies, Flow Technologies and Technical Solutions. Valves & Controls designs, manufactures, markets and services valves, fittings, automation and controls and actuators. Process Technologies designs, manufactures, markets and services innovative water system products and solutions to meet filtration, separation and fluid process management challenges in food and beverage, water, wastewater, swimming pools and aquaculture applications. Flow Technologies designs, manufactures and markets products and services designed for the transfer and flow of clean water, wastewater and a variety of industrial applications. Technical Solutions designs, manufactures, markets and services products that guard and protect some of the world’s most sensitive electronics and electronic equipment, as well as heat management solutions designed to provide thermal protection to temperature sensitive fluid applications.

Pentair-Switzerland took its current form on September 28, 2012, as a result of a spin-off of Pentair-Switzerland (formerly known as Tyco Flow Control International Ltd.) from its then-parent, Tyco International Ltd. and a reverse acquisition involving Pentair, Inc., a Minnesota corporation and the predecessor to Pentair-Switzerland. The principal executive offices of Pentair-Switzerland are currently located at Freier Platz 10, 8200 Schaffhausen, Switzerland, and the telephone number at that address is +41-52-630-48-00.

Pentair-Ireland. Pentair-Ireland is a newly-formed Irish public limited company and is a direct subsidiary of Pentair-Switzerland. Pentair-Ireland has only nominal assets and has no financial or operating history of its own. Pentair-Ireland has not engaged in any business or other activities other than in connection with its formation and the Merger. Upon completion of the Merger, Pentair-Ireland intends to manage its affairs so that it is centrally managed and controlled in the U.K. and therefore has its tax residency in the U.K. The principal executive offices of Pentair-Ireland are currently located at P.O. Box 471, Sharp Street, Walkden, Manchester, M28 8BU, United Kingdom and the telephone number at that address is +44-161-703-1885.

The Merger (see page 35)

You are being asked to approve the Merger Agreement, pursuant to which Pentair-Switzerland, our current Swiss holding company, would change its jurisdiction of organization from Switzerland to Ireland. If the Merger Agreement Proposal is approved by our shareholders, Pentair-Switzerland would, immediately following the Contribution, merge with and into Pentair-Ireland, a newly-formed Irish public limited company and direct subsidiary of Pentair-Switzerland, with Pentair-Ireland surviving the Merger. Pursuant to the Merger, each shareholder of Pentair-Switzerland will receive one ordinary share of Pentair-Ireland in exchange for each Pentair-Switzerland common share held immediately prior to the effectiveness of the Merger and each Pentair-Switzerland common share will, on completion of the Merger, be cancelled and cease to exist. The Merger will result in Pentair-Ireland becoming our publicly-traded parent company and changing the jurisdiction of organization of Pentair from Switzerland to Ireland.

The Merger will be effected pursuant to the Merger Agreement. A copy of the Merger Agreement is attached hereto and is part of this proxy statement/prospectus as Annex A.

Following the Merger, you will own an interest in Pentair-Ireland, the parent company that will continue to conduct, through its subsidiaries, the same businesses as conducted by Pentair-Switzerland before the Merger. The number of ordinary shares you will own in Pentair-Ireland immediately after the completion of the Merger will be the same as the number of Pentair-Switzerland common shares you owned immediately prior to the Merger, and your relative economic interest in Pentair will remain unchanged.

Many of the principal attributes of Pentair-Switzerland’s common shares and Pentair-Ireland’s ordinary shares will be similar. However, if the Merger is completed, your future rights under Irish corporate law as a holder of Pentair-Ireland ordinary shares will differ from your current rights under Swiss corporate law as a holder of Pentair-Switzerland common shares. Except with regard to the Voting Cap, we have attempted to preserve in the articles of association of Pentair-Ireland a similar allocation of material rights and powers between the shareholders of Pentair-Switzerland and the Board that exists under Pentair-Switzerland’s articles of association and organizational regulations. Nevertheless, the proposed articles of association for Pentair-Ireland differ from Pentair-Switzerland’s articles of association and organizational regulations, both in form and substance. We believe that these changes (1) either are required by Irish law or otherwise result from differences between the corporate laws of Ireland and the corporate laws of Switzerland and (2) relate to the change of the jurisdiction of organization of the publicly-traded parent of Pentair from Switzerland to Ireland. Notwithstanding the differences in the governing documents between Pentair-Switzerland and Pentair-Ireland, we believe that Irish law and the Pentair-Ireland articles of association, as a whole, adequately safeguard the rights of Pentair-Switzerland shareholders. See “Comparison of Rights of Shareholders” beginning on page 74. A copy of Pentair-Ireland’s articles of association to be adopted prior to the completion of the Merger is attached as Annex B to this proxy statement/prospectus.

In addition to the differences between the Pentair-Switzerland articles of association and the Pentair-Ireland articles of association described above, we are asking you to approve a proposal to eliminate the restriction on voting shares in excess of the Voting Cap from the Pentair-Ireland articles of association that will be effective as of completion of the Merger. If the Voting Cap Elimination Proposal is approved, the articles of association to be adopted by Pentair-Ireland prior to the completion of the Merger will not contain the Voting Cap restrictions set forth in Annex B to this proxy statement/prospectus. See “Proposal to Eliminate the 20% Voting Cap in Pentair-Ireland’s Articles of Association” beginning on page 46.

Upon completion of the Merger, Pentair-Ireland will remain subject to the SEC reporting requirements, the mandates of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the applicable corporate governance rules of the NYSE, and Pentair-Ireland will continue to report Pentair’s consolidated financial results in U.S. dollars and under U.S. GAAP. Upon the completion of the Merger, Pentair-Ireland must also comply with any additional reporting and governance requirements of Irish law.

We intend to complete the Merger as quickly as possible following the approval of the Merger Agreement Proposal at the Extraordinary General Meeting. If the Merger Agreement Proposal is approved by the requisite vote of our shareholders at the meeting, and the other conditions to completion of the Merger are satisfied (including the approval of the relevant Swiss tax authorities), we will file an application to effect the Merger with the Commercial Register as soon as practicable following the Extraordinary General Meeting. The Merger will be completed and become effective on the date of the entry of the Merger in the daily ledger of the Commercial Register, subject to approval by the Swiss Federal Commercial Register Office. We currently anticipate completing the Merger in the second quarter of 2014.

Reasons for the Merger (see page 36)

We took our current form and jurisdiction of organization on September 28, 2012, as a result of a spin-off of Pentair-Switzerland (formerly known as Tyco Flow Control International Ltd.) from its then-parent, Tyco International Ltd., both of which are corporations organized under the laws of Switzerland, and a reverse acquisition involving Pentair, Inc., a Minnesota corporation and the predecessor to Pentair-Switzerland. The transaction structure effectively required us to change our jurisdiction of organization for our publicly-traded parent company from Minnesota to Switzerland because Tyco International Ltd. had determined that the entity it was going to spin-off was a company organized under the laws of Switzerland.

After the completion of the foregoing transactions, we had the flexibility to consider whether Switzerland or another jurisdiction would be the most appropriate jurisdiction of organization and tax residency for our publicly-traded parent company. During 2013, our management and the Board conducted a comprehensive review of jurisdictions for this purpose, including at meetings of the Board and its committees held in April, July, September and December 2013.

Based upon such review, we believe that the legal and regulatory systems in Ireland and the tax system in the U.K. will provide us certain advantages over the comparative systems in Switzerland. The Board decided to take action at its December 2013 meeting to approve and recommend to shareholders this change in jurisdiction of organization and tax residency because the comprehensive review of the most appropriate jurisdiction was completed at that time. In reaching its decision to approve the Merger and recommend that Pentair-Switzerland shareholders approve the Merger Agreement, the Board identified potential benefits of having our publicly-traded parent company incorporated in Ireland and our tax residency in the U.K.:

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Incorporation of our publicly-traded parent company in Ireland would enable us to benefit by being subject to a legal and regulatory structure in a jurisdiction with a well-developed legal system and corporate law with established standards of corporate governance.

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Ireland is a common law jurisdiction, which is more consistent with the legal system in the United States and which we believe is less prescriptive and more flexible than civil law jurisdictions such as Switzerland. We believe that this flexibility could be beneficial to us in structuring acquisitions, paying dividends, administering corporate functions and other corporate governance matters.

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Swiss law provides that changes to corporate and other laws can be put to a national referendum of voters at the request of Swiss citizens who obtain a requisite number of signatures. If a referendum is approved by the voters, it is adopted into the Swiss constitution without a legislative process, which results in unpredictability in the Swiss legal system. As a result, we believe the legal and regulatory system in Ireland is more predictable than Switzerland.

•	The U.K. has a developed, stable and internationally competitive tax system.

•	We expect an annual tax benefit of $3 million to $4 million as a result of the change of tax residency from Switzerland to the U.K.

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The U.K. has an exemption system for distributions and certain share disposals and one of the most extensive double tax treaty networks in the world, including access to European Union treaties, which we believe will be beneficial to shareholders.

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The legal requirements we will be subject to as a company incorporated in Ireland, listed on the NYSE and subject to SEC disclosure and shareholder voting requirements strike the right balance between robust external governance oversight and regulation of our executive and director pay practices and the ability of our compensation committee consisting of independent directors to determine executive compensation to provide incentives to our executive management and to offer competitive salaries and benefits.

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We believe that this balance will be negatively impacted in Switzerland as a result of a constitutional amendment approved by Swiss voters resulting in changes to Swiss law effective January 1, 2014, which prohibit certain severance compensation practices, advance compensation practices and incentive commissions in connection with the sale and purchase of businesses that we believe puts us at a competitive disadvantage to attract and retain executive talent. The changes to Swiss law also provide for potential criminal liability for directors and executive management for certain compensation decisions. As a result, we believe our ability to attract and retain executive talent and directors will be enhanced as an Irish company.

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In addition, beginning with annual meetings in 2016, the changes to Swiss law will require shareholder votes on compensation for directors and executive management that have requirements different from the SEC as to which officers, the types of compensation and the compensation time periods that must be voted on. Operating under inconsistent regulatory regimes that differ from those established by the NYSE and the SEC, as may be the case in Switzerland, could be challenging. In Ireland, we will continue to be subject to the regulatory systems of the NYSE and the SEC, including annual shareholder advisory votes on executive compensation, but not be subject to additional regulatory requirements of Switzerland that may be complex and costly to comply with.

The Board was also considered a variety of potential detriments in its deliberations concerning the Merger:

•	The risk that the potential benefits described above sought in the Merger may not be realized.

•	The possibility of uncertainty created by the Merger and the change in our jurisdiction of organization and tax residency.

•	The fact that Irish corporate law imposes different and additional obligations on us and our shareholders.

•	The fact that we expect to incur costs to complete the Merger.

•	The diversion of management’s time and attention.

•	Other risks related to the change in our jurisdiction of organization to Ireland and tax residency to the U.K. discussed in the discussion under “Risk Factors.”

See “Approval of the Merger Agreement—Background and Reasons for the Merger” beginning on page 36 for further information.

Conditions to Completion of the Merger (see page 39)

The Merger will not be completed unless the following conditions, among others, are satisfied:

•	the Merger Agreement Proposal is approved by the requisite vote of our shareholders;

•	Pentair-Switzerland has completed its required creditor calls and received a confirmatory report from the statutory auditor regarding such calls;

•	any statutory, court or official prohibition to complete the Merger shall have expired or been terminated;

•	all consents and/or waivers of any third party required of Pentair-Switzerland to complete the Merger shall have been obtained;

•	the SEC has declared the registration statement on Form S-4 that includes this proxy statement/prospectus effective, and no stop order with respect thereto shall be in effect;

•	the Pentair-Ireland ordinary shares to be issued pursuant to the Merger are authorized for listing on the NYSE, subject to official notice of issuance;

•	Pentair-Ireland shall have entered into all agreements required by the DTC for the Pentair-Ireland ordinary shares to be eligible for deposit and clearing;

•

Pentair-Switzerland receives an opinion from Foley & Lardner LLP, in form and substance reasonably satisfactory to it, confirming, as of the effective date of the Merger, the matters discussed under “Material Tax Considerations—U.S. Federal Income Tax Considerations” beginning on page 51;

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Pentair-Switzerland receives an opinion from Arthur Cox, in form and substance reasonably satisfactory to it, confirming, as of the effective date of the Merger, the matters discussed under “Material Tax Considerations—Irish Tax Considerations” beginning on page 55;

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Pentair-Switzerland receives an opinion from Bär & Karrer AG, in form and substance reasonably satisfactory to it, confirming, as of the effective date of the Merger, the matters discussed under “Material Tax Considerations—Swiss Tax Considerations” beginning on page 50;

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Pentair-Switzerland receives an opinion from Eversheds LLP, in form and substance reasonably satisfactory to it, confirming, as of the effective date of the Merger, the matters discussed under “Material Tax Considerations—U.K. Tax Considerations” beginning on page 57;

•	all Swiss legal preconditions necessary for the filing of the application for the entry of the Merger in the Commercial Register shall have been satisfied;

•	there shall be a confirmation from the appropriate Swiss tax authority granted by a binding ruling that no exit or withholding tax is payable under Swiss law as a result of the Merger; and

•	the Contribution is completed.

The completion of the Contribution is subject to the approval of the Merger Agreement Proposal. The Contribution will not be completed unless the Merger can be completed, which includes the satisfaction of the conditions described above.

The Merger Agreement provides that we may decide to abandon the Merger at any time prior to the Extraordinary General Meeting, and in some circumstances, after obtaining shareholder approval at the Extraordinary General Meeting. After the Merger Agreement Proposal is approved by our shareholders, we anticipate filing the application to effect the Merger, unless one of the conditions to completing the Merger fails to be satisfied and such failure would have a material adverse effect on the Merger. See “Risk Factors—We may choose to abandon the Merger” beginning on page 32.

In addition, the expected timing for the completion of the Merger may be impacted by other conditions described in this proxy statement/prospectus.

Effective Time (see page 40)

If the Merger Agreement Proposal is approved by the requisite vote of our shareholders at the meeting, and the other conditions to completion of the Merger are satisfied, we will file an application to effect the Merger with the Commercial Register as soon as practicable following the Extraordinary General Meeting. The Merger will be completed and become effective on the date of the entry of the Merger in the daily ledger of the Commercial Register, subject to approval by the Swiss Federal Commercial Register Office. We currently anticipate completing the Merger in the second quarter of 2014.

The Voting Cap (see page 46)

The Pentair-Switzerland articles of association provide that any person or group of persons who beneficially own Pentair-Ireland shares in excess of the Voting Cap will only be entitled to cast votes at a general meeting of shareholders equal to the Voting Cap.

We believe that it will be in the best interest of Pentair-Ireland’s shareholders to eliminate the restriction on voting shares in excess of the Voting Cap from the Pentair-Ireland articles of association that will be effective as of completion of the Merger. Therefore, we are asking our shareholders to approve the Voting Cap Elimination Proposal.

The approval of the Voting Cap Elimination Proposal is not a condition to the completion of the Merger. Accordingly, if the shareholders of Pentair-Switzerland approve the Merger Agreement Proposal, but do not approve the Voting Cap Elimination Proposal, and the Merger is completed, the Pentair-Ireland articles of association will include provisions restricting shareholders from voting shares in excess of the Voting Cap.

Distributable Reserves (see page 48)

Under Irish law, dividends may only be paid (and share repurchases and redemptions must generally be funded) out of “distributable reserves,” which Pentair-Ireland will not have immediately following the closing of the Merger. The creation of distributable reserves of Pentair-Ireland by way of a capital reduction of Pentair-Ireland requires the approval of the Irish High Court and, in connection with seeking such court approval, we are asking Pentair-Switzerland shareholders to approve the creation of distributable reserves for Pentair-Ireland (through the reduction of the share premium account of Pentair-Ireland).

The approval of the Irish High Court is expected within approximately six to ten weeks following the closing of the Merger. We are not aware of any reason why the Irish High Court would not approve the creation of distributable reserves. However, the issuance of the required order is a matter for the discretion of the Irish High Court. There will also be no guarantee that the approval of the Reserves Proposal by Pentair-Switzerland shareholders will be obtained. In the event that distributable reserves of Pentair-Ireland are not created, no distributions by way of dividends, share repurchases or otherwise will be permitted under Irish law until such time as the group has created sufficient distributable reserves from its trading activities.

On December 10, 2013, the Board authorized Pentair-Switzerland to repurchase up to $1.0 billion of its common shares from the date of authorization until December 31, 2016. If the Merger Agreement Proposal is approved and the Merger is consummated, Pentair-Ireland will be authorized to repurchase its ordinary shares up to an aggregate amount equaling the difference between $1.0 billion and the aggregate amount of share repurchases conducted by Pentair-Switzerland prior to the consummation of the Merger, with such authorization expiring on December 31, 2016. The creation of distributable reserves is a prerequisite for Pentair-Ireland to be able to repurchase its ordinary shares.

The capital reduction is not a prerequisite for Pentair-Ireland to be able to satisfy the obligation to pay the remaining installment of the dividend approved at the 2013 annual general meeting of Pentair-Switzerland shareholders, or dividend payments approved at the 2014 annual general meeting of Pentair-Switzerland shareholders that remain unpaid at the time of the Merger.

Interests of Directors and Executive Officers in the Merger (see page 40)

You should be aware that some of our executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of our other shareholders. Pentair-Ireland will, to the extent permitted by Irish law, enter into indemnity agreements with those directors and executive officers who currently have indemnity agreements with Pentair-Switzerland, upon terms substantially similar to the Pentair-Switzerland agreements to the extent permitted by Irish law. However, no change of control payments or additional compensation will be payable to our directors or executive officers in connection with the Merger.

Regulatory Approvals (see page 43)

We are not aware of any governmental approvals or actions that are required to complete the Merger other than compliance with U.S. federal and state securities laws, various provisions of Swiss law and Irish corporate law.

The creation of distributable reserves of Pentair-Ireland, which involves a reduction of Pentair-Ireland’s share premium, also requires the approval of the Irish High Court. See “Proposal to Create Distributable Reserves of Pentair-Ireland” beginning on page 48.

Material Tax Considerations (see page 50)

Swiss Taxes. For Swiss tax resident individual shareholders holding their common shares of Pentair-Switzerland as private assets (Privatvermögen) the Contribution and the Merger will be tax neutral for Swiss federal, cantonal and communal income tax purposes. For Swiss tax resident individual shareholders holding their shares as business assets (Geschäftsvermögen) and for Swiss tax resident corporate shareholders the Contribution and the Merger should also be tax neutral for federal, cantonal and communal income tax purposes, provided that the relevant tax basis remains unchanged.

U.S. Federal Income Taxes. Under U.S. federal income tax law, holders of Pentair-Switzerland common shares generally will not recognize gain or loss as a result of the Contribution or as a result of the exchange of their common shares for ordinary shares of Pentair-Ireland in the Merger. However, in the case of a Pentair-Switzerland shareholder that has entered into, or will enter into, a gain recognition agreement with the U.S. Internal Revenue Service relating to any transaction in which such shareholder acquired Pentair-Switzerland common shares prior to the Merger, the Contribution and the Merger may result in a triggering of such gain recognition agreement unless the shareholder takes certain actions (such as entering into a new gain recognition agreement).

Irish Taxes. Under Irish tax law, holders of Pentair-Switzerland common shares who are not tax resident in Ireland and who do not have a permanent establishment in Ireland to which the holding of such shares is attributable will not be subject to tax as a result of the Merger.

Irish Stamp Duty. Under Irish law, stamp duty is levied on transfers of shares in an Irish incorporated company at 1% of the price paid (or the market value of the acquired shares if higher). For the majority of transfers of Pentair-Ireland shares, there will not be any Irish stamp duty. Irish stamp duty, if any, becomes payable in respect of share transfers occurring after completion of the Merger. A transfer of Pentair-Ireland shares from a seller who holds shares beneficially (i.e. through the DTC) to a buyer who holds the acquired shares beneficially will not be subject to Irish stamp duty (unless the transfer involves a change in the nominee that is the record holder of the transferred shares). A transfer of Pentair-Ireland shares by a seller who holds shares directly (i.e. not through the DTC) to any buyer, or by a seller who holds the shares beneficially to a buyer who holds the acquired shares directly, may be subject to Irish stamp duty. A shareholder who directly holds shares may transfer those shares into his or her own broker account to be held through the DTC (or vice versa) without giving rise to Irish stamp duty provided that the shareholder has confirmed to Pentair-Ireland’s transfer agent that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares.

U.K. Taxes. Under U.K. tax law, holders of Pentair-Switzerland common shares who are not tax resident in the U.K. and who do not have a permanent establishment in the U.K. to which the holding of such shares is attributable will not be subject to tax as a result of the Merger.

Please refer to “Material Tax Considerations” for a description of the material U.S. federal income tax and the material Swiss, Irish and U.K. tax consequences of the Contribution and the Merger to Pentair-Switzerland

and its shareholders. Determining the actual tax consequences of the Merger to you may be complex and will depend on your specific situation. You are urged to consult your tax adviser for a full understanding of the tax consequences of the Merger to you.

Rights of Shareholders (see page 74)

Many of the principal attributes of Pentair-Switzerland’s common shares and Pentair-Ireland’s ordinary shares will be similar. However, if the Merger is completed, your future rights under Irish corporate law as a holder of Pentair-Ireland ordinary shares will differ from your current rights under Swiss corporate law as a holder of Pentair-Switzerland common shares. In addition, Pentair-Ireland’s proposed articles of association differ in some respects from Pentair-Switzerland’s articles of association and organizational regulations. Notwithstanding the differences in the governing documents between Pentair-Switzerland and Pentair-Ireland, we believe that Irish law and both the Pentair-Ireland articles of association as a whole adequately safeguard the rights of Pentair-Switzerland shareholders. See “Comparison of Rights of Shareholders” beginning on page 74. A copy of Pentair-Ireland’s proposed articles of association to be adopted prior to the Merger is attached as Annex B to this proxy statement/prospectus.

Exchange of Shares (see page 44)

Your ownership of Pentair-Ireland ordinary shares will be recorded in book entry form by your bank or broker or other nominee if you are currently a beneficial holder of Pentair-Switzerland common shares in “street name,” with no need for any additional action on your part. Your ownership of Pentair-Ireland ordinary shares will be recorded in book entry form by Pentair-Ireland’s transfer agent if you are currently a shareholder of record, with no need for additional action on your part. See “Approval of the Merger Agreement—Exchange of Shares; Delivery of Shares to Former Record Holders” beginning on page 44 for further information.

Stock Exchange Listing (see page 44)

We expect that immediately following the Merger, the Pentair-Ireland ordinary shares will be listed on the NYSE under the symbol “PNR,” the same symbol under which Pentair-Switzerland common shares are currently listed. Pentair-Ireland currently does not intend to seek an additional listing on the Irish Stock Exchange.

Appraisal Rights (see page 43)

Pentair-Switzerland shareholders whose common shares are registered in their names can exercise appraisal rights under Article 105 of the Swiss Merger Act. For this purpose, under Swiss law a lawsuit must be filed against the entity surviving the Merger for the examination of the equity and membership interests in connection with the Merger. The suit must be filed within two months after the Merger becomes effective. An appraisal suit can be filed by shareholders who vote against the Merger Agreement Proposal, who abstain from voting, or who do not participate in the shareholders’ meeting approving the Merger Agreement Proposal. A shareholder who votes in favor of the approval of the Merger Agreement Proposal may also be able to file a suit. Under Swiss law, if a suit is filed, the court will determine the compensation, if any, that it considers adequate. Because shareholders will receive, as consideration in the Merger, Pentair-Ireland ordinary shares on a one-for-one basis and all of the assets and liabilities of Pentair-Switzerland as a result of the completion of the Merger will be transferred by operation of law to Pentair-Ireland, we believe that the equity and membership interests of Pentair-Switzerland shareholders are adequately safeguarded.

If a claim by one or more shareholders of Pentair-Switzerland is successful, all of the shareholders of Pentair-Switzerland who held Pentair-Switzerland common shares at the time of the effectiveness of the Merger would receive the same compensation. The filing of an appraisal suit does not prevent completion of the Merger.

Beneficial owners whose Pentair-Switzerland common shares are held in “street name” should consult with their broker or custodian.

Accounting Treatment of the Merger under U.S. GAAP (see page 45)

The Merger will represent a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at cost. Accordingly, the assets and liabilities of Pentair-Switzerland will be reflected at their carrying amounts in the accounts of Pentair-Ireland at the effective time of the Merger.

Market Price and Dividend Information (see page 41)

On December 9, 2013, the last trading day before the public announcement of the Merger, the closing price of the Pentair-Switzerland common shares on the New York Stock Exchange was $71.24 per share. On [—], 2014, the last practicable date before the date of this proxy statement/prospectus, the closing price of the Pentair-Switzerland common shares was $[—] per share.

On April 29, 2013, at our annual general meeting, our shareholders approved an aggregate dividend in the amount of $1.00 per share to be paid in four quarterly installments during the third and fourth quarter of 2013 and the first and second quarter of 2014. The first, second and third dividend installments were paid by Pentair-Switzerland on August 9, 2013, November 8, 2013 and February 7, 2014, respectively. We currently anticipate completing the Merger in the second quarter of 2014 after the payment of the fourth dividend installment.

At the 2014 annual general meeting of shareholders, immediately prior to the Extraordinary General Meeting, we will ask our shareholders to approve an aggregate dividend in the amount of $1.20 per share to be made in four equal quarterly installments of $0.30 in each of the third and fourth quarters of 2014 and the first and second quarters of 2015. If the dividend is approved by our shareholders at the 2014 annual general meeting, such payments become legal obligations and Pentair-Ireland will be obligated under the Merger Agreement to pay all such dividend installments that remain unpaid at the time of the completion of the Merger. Notwithstanding the Merger, as long as you are a holder of Pentair shares on the applicable record and payment date relating to any of the remaining installments, you will receive such dividend installment regardless of which Pentair entity pays it.

Following the completion of the Merger, Pentair-Ireland’s ability to declare and pay future dividends (other than the dividend installments approved by our shareholders at the 2013 annual general meeting of Pentair-Switzerland shareholders or dividend payments that are approved at the 2014 annual general meeting of Pentair-Switzerland shareholders, which are liabilities of Pentair-Switzerland) will depend on Pentair-Ireland’s distributable reserves’ position, results of operations, financial condition, cash requirements, future business prospects, contractual restrictions, other factors deemed relevant by Pentair-Ireland’s board of directors and restrictions imposed by Irish law.

Extraordinary General Meeting of Shareholders (see page 96)

Time, Place, Date and Purpose. The Extraordinary General Meeting of shareholders of Pentair-Switzerland will be held on Tuesday, May 20, 2014, immediately following our annual general meeting of shareholders, which will begin at 8:00 a.m. Central European Time, at the Park Hyatt Zürich, Beethoven-Strasse 21, 8002 Zürich, Switzerland. At the meeting, the Board will ask shareholders to vote to approve:

•	The Merger Agreement, pursuant to which the merger of Pentair-Switzerland into Pentair-Ireland will be effected, pursuant to which:

•	Pentair-Ireland will be the surviving company and Pentair-Switzerland will be dissolved without liquidation;

•	all of the assets and liabilities of Pentair-Switzerland as a result of the completion of the Merger will be transferred by operation of law to Pentair-Ireland; and

•

you will receive, as consideration in the Merger, one ordinary share of Pentair-Ireland in exchange for each Pentair-Switzerland common share you hold immediately prior to the completion of the Merger, such Pentair-Switzerland common shares being automatically cancelled on completion of the Merger.

•	The elimination of the restriction on voting shares in excess of the Voting Cap from the Pentair-Ireland articles of association that will be effective as of completion of the Merger.

•

The reduction of capital of Pentair-Ireland to allow the creation of distributable reserves of Pentair-Ireland which are required under Irish law to allow Pentair-Ireland to distributions, to pay dividends or to repurchase or redeem Pentair-Ireland ordinary shares following completion of the Merger.

Record Date. Shareholders who are registered with voting rights in Pentair-Switzerland’s share register as of the close of business (Eastern Standard Time), on April 30, 2014, have the right to attend the meeting and are entitled to vote their Pentair-Switzerland common shares, or may grant a proxy to vote on the Merger Agreement Proposal and the Reserves Proposal described in this proxy statement/prospectus and any other matter properly presented at the meeting for consideration to the independent proxy.

Quorum. The quorum must be met at the time when the meeting proceeds to business. The quorum will be met if at least a majority of the total number of Pentair-Switzerland common shares entitled to vote at a general meeting of shareholders is represented at the meeting to approve the Merger Agreement Proposal, the Voting Cap Elimination Proposal and the Reserves Proposal. In determining the number of votes cast, Pentair-Switzerland common shares abstaining from voting or broker non-votes will be counted for quorum purposes.

Recommendation of the Board (see page 96)

The Board has unanimously approved the Merger Agreement and recommends that shareholders vote “FOR” the Merger Agreement Proposal, “FOR” the Voting Cap Elimination Proposal and “FOR” the Reserves Proposal.

Required Vote (see page 97)

The affirmative vote of at least two-thirds of the Pentair-Switzerland common shares represented in person or by proxy at the meeting (which will also satisfy the requirement to obtain the affirmative vote of the absolute majority of the par value of such shares), is required to approve the Merger Agreement Proposal and the Voting Cap Elimination Proposal. See “Approval of the Merger Agreement—Recommendation and Required Affirmative Vote” beginning on page 41 and “Proposal to Eliminate the 20% Voting Cap in Pentair-Ireland’s Articles of Association—Recommendation and Required Affirmative Vote” beginning on page 47.

The affirmative vote of at least a majority of the Pentair-Switzerland common shares represented in person or by proxy at the meeting is required to approve the Reserves Proposal. See “Proposal to Create Distributable Reserves of Pentair-Ireland—Recommendation and Required Affirmative Vote” beginning on page 49.

As of [—], 2014, the last practicable date prior to the mailing of this proxy statement/prospectus, there were [—] Pentair-Switzerland common shares registered and entitled to vote. As of such date, our directors and executive officers and their affiliates directly owned, in the aggregate, approximately [—] million of such shares. This represents approximately [—]% of the registered Pentair-Switzerland common shares. These persons have informed us that they intend to vote their shares for the Merger Agreement Proposal.

Proxies and Voting Instruction Cards (see page 98)

Proxies. A proxy card is being sent with this proxy statement/prospectus to each holder of Pentair-Switzerland common shares registered in Pentair-Switzerland’s register as of the close of business, (Eastern Standard Time), on March 21, 2014. In addition, a proxy card will be sent with this proxy statement to each additional holder of Pentair-Switzerland common shares who is registered with voting rights in Pentair-Switzerland’s register as of the close of business, (Eastern Standard Time) on April 30, 2014 (which is effectively the record date for the meeting). If you are registered as a shareholder in Pentair-Switzerland’s register as of the close of business, (Eastern Standard Time), on April 30, 2014, you may submit a proxy to vote on each of the proposals described in this proxy statement/prospectus. You may submit a proxy either by (1) voting electronically over the Internet at www.proxyvote.com by following the instructions on the proxy card by noon (Eastern Standard Time) on May 19, 2014 or (2) completing the enclosed proxy card and then signing, dating and mailing the card in the enclosed postage-paid envelope such that the card is received by Broadridge prior to noon (Eastern Standard Time) on May 19, 2014.

If you hold your Pentair-Switzerland common shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

Revocation. You may change your vote before it is exercised by:

•	Submitting another proxy card (or voting instruction card if you beneficially own your common shares) with a later date;

•	If you are a holder of record, or a beneficial owner with a proxy from the holder of record, voting in person at the Extraordinary General Meeting;

•	If you voted by the Internet, submitting subsequent voting instructions through the Internet; or

•

If you have completed and returned your proxy card to the independent proxy, you should send a revocation letter, and new proxy, if applicable, directly to Corporate Secretary, Pentair Ltd., Freier Platz 10, CH-8200, Schaffhausen, Switzerland. The Corporate Secretary will forward such communications directly to the independent proxy.

Absence of Instructions. If you submit a proxy and do not provide specific voting instructions, you instruct the independent proxy or, if your shares are held in the Pentair Retirement Savings and Stock Incentive Plan, Fidelity Management Trust Company (or its designated affiliate) to vote your Pentair-Switzerland common shares in accordance with the recommendations of the Board.

If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are being put forth before the Extraordinary General Meeting, you instruct the independent proxy, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board. We do not presently know of any other business.

If your Pentair-Switzerland common shares are held in the Pentair Retirement Savings and Stock Incentive Plan and you do not submit a proxy, Fidelity Management Trust Company (or its designated affiliate) will vote your shares along with all other uninstructed shares in proportion to the voting by Pentair Retirement Savings and Stock Incentive Plan shares for which instructed proxies were received.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth Pentair-Switzerland’s selected historical consolidated financial information. The consolidated statements of operations and comprehensive income (loss) data for the years ended December 31, 2013, December 31, 2012 and December 31, 2011 and the consolidated balance sheets data as of December 31, 2013 and December 31, 2012 are derived from Pentair-Switzerland’s audited consolidated financial statements and related notes incorporated by reference in this proxy statement/prospectus. The consolidated statements of operations and comprehensive income (loss) data for the years ended December 31, 2010 and December 31, 2009 and the consolidated balance sheets data as of December 31, 2011, December 31, 2010 and December 31, 2009 are derived from Pentair-Switzerland’s consolidated financial statements and related notes not included or incorporated by reference in this prospectus. The consolidated balance sheet data as of December 31, 2012 has been revised for purchase accounting adjustments resulting from the reverse acquisition involving Pentair, Inc., the predecessor to Pentair-Switzerland. This information is only a summary and you should read it in conjunction with Pentair-Switzerland’s financial statements and related notes incorporated by reference in this proxy statement/prospectus. The consolidated financial data may not be indicative of future performance.

This selected financial data should be read in conjunction with Pentair-Switzerland’s audited consolidated financial statements, the notes related thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Pentair-Switzerland’s Annual Report on Form 10-K for the year ended December 31, 2013. See “Where You Can Find More Information.”

	Fiscal Year Ended(1)
	December 31, 2013	December 31, 2012	December 31, 2011(2)	December 31, 2010	December 31, 2009
	($ in millions, except per share data)
Consolidated statements of operations and comprehensive income (loss) data:
Net sales	$7,480	$4,416	$3,457	$3,031	$2,692
Operating income (loss)	774	(43)	100	313	219
Net income (loss) attributable to Pentair Ltd.	537	(107)	(7)	186	115
Per-share data:
Basic:
Earnings (loss) per share attributable to Pentair Ltd.	$2.67	$(0.84)	$(0.08)	$1.89	$1.18
Weighted average shares	201	127	98	98	97
Diluted:
Earnings (loss) per share attributable to Pentair Ltd.	$2.62	$(0.84)	$(0.08)	$1.87	$1.16
Weighted average shares	205	127	98	99	99
Cash dividends declared and paid per common share	$0.96	$0.88	$0.80	$0.76	$0.72
Cash dividends declared and unpaid per common share	0.50	0.46	—	—	—
Consolidated balance sheets data:
Total assets	$11,743	$11,883	$4,586	$3,974	$3,911
Total debt	2,555	2,457	1,309	707	806
Total equity	6,218	6,488	2,047	2,205	2,126

(1)	For periods prior to 2012, the Consolidated Statements of Operations and Comprehensive Income (Loss) and Consolidated Statements of Cash Flows included in the audited consolidated financial statements incorporated by reference in this proxy statement/prospectus include the historical results of Pentair, Inc. Following the consummation of the reverse acquisition of Pentair-Switzerland by Pentair, Inc. on September 28, 2012, the consolidated financial statements include the results of Pentair-Switzerland.
(2)	In May 2011, we acquired as part of Water & Fluid Solutions, the Clean Process Technologies division of privately held Norit Holding B.V. In the fourth quarter of 2011, we recorded a pre-tax non-cash goodwill impairment charge of $200.5 million.

RISK FACTORS

Before you decide how to vote on the Merger Agreement Proposal, the Voting Cap Elimination Proposal and the Reserves Proposal, you should carefully consider the following risk factors, in addition to the other information contained in this proxy statement/prospectus and the documents incorporated by reference, including the information set forth in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2013.

The anticipated benefits of the Merger may not be realized.

We may not realize the benefits we anticipate from the Merger as described under “Approval of the Merger Agreement—Background and Reasons for the Merger.” Our failure to realize those benefits could have an adverse effect on our business, results of operations or financial condition.

Your rights as a shareholder will change as a result of the Merger.

The completion of the Merger will change the governing law that applies to our shareholders from Swiss law (which applies to the Pentair-Switzerland common shares) to Irish law (which applies to Pentair-Ireland ordinary shares). Many of the principal attributes of Pentair-Switzerland common shares and Pentair-Ireland ordinary shares will be materially similar. However, if the Merger is completed, your future rights as a shareholder under Irish corporate law will differ from your current rights as a shareholder under Swiss corporate law. In addition, Pentair-Ireland’s proposed articles of association will differ from Pentair-Switzerland’s articles of association and organizational regulations. See “Comparison of Rights of Shareholders.”

A change in our tax residency could have a negative effect on our future profitability and taxes on dividends.

Under current Irish legislation, a company is regarded as resident for tax purposes in Ireland if it is centrally managed and controlled in Ireland, or, in certain circumstances, if it is incorporated in Ireland. Under current U.K. legislation, a company that is centrally managed and controlled in the U.K. is regarded as resident in the U.K. for taxation purposes. Where a company is treated as tax resident under the domestic laws of both the U.K. and Ireland then the provisions of article 4(3) of the Double Tax Convention between Ireland and the U.K. provide that such enterprise shall be treated as resident only in the jurisdiction in which its place of effective management is situated. Upon completion of the Merger, Pentair-Ireland intends to manage its affairs so that it is centrally managed and controlled in the U.K. and therefore has its tax residency only in the U.K. However, we cannot assure you that Pentair-Ireland will continue to be resident only in the U.K. for tax purposes. It is possible that in the future, whether as a result of a change in law or the practice of any relevant tax authority or as a result of any change in the conduct of its affairs, Pentair-Ireland could become, or be regarded as having become resident in a jurisdiction other than the U.K. If Pentair-Ireland was considered to be a tax resident of Ireland, Pentair-Ireland could become liable for Irish corporation tax and any dividends paid by it could be subject to Irish dividend withholding tax.

We will remain subject to changes in law and other factors after the Merger that may not allow Pentair-Ireland to maintain a worldwide effective corporate tax rate that is competitive in Pentair’s industry.

While we believe that the Merger should not affect our ability to maintain a worldwide effective corporate tax rate that is competitive in our industry, we cannot give any assurance as to what Pentair-Ireland’s effective tax rate will be after the Merger because of, among other things, uncertainty regarding tax policies of the jurisdictions where Pentair operates. Also, the tax laws of the U.S., the U.K., Ireland and other jurisdictions could change in the future, and such changes could cause a material change in Pentair-Ireland’s worldwide effective corporate tax rate. In particular, legislative action could be taken by the U.S., the U.K., Ireland or the EU which could override tax treaties upon which we expect to rely and adversely affect Pentair-Ireland’s effective tax rate. As a result, Pentair-Ireland’s actual effective tax rate may be materially different from our expectations.

We expect to incur transaction costs in connection with the completion of the Merger, some of which will be incurred whether or not the Merger is completed.

We incurred in 2013 and expect to incur in 2014 a total of approximately $14 million in transaction costs in connection with the Merger. A majority of these costs will be incurred regardless of whether the Merger is completed and prior to your vote on the Merger Agreement Proposal.

Pentair-Ireland will seek Irish High Court approval of the creation of distributable reserves. Pentair-Ireland expects this will be forthcoming but cannot guarantee this.

Under Irish law, dividends may only be paid (and share repurchases and redemptions must generally be funded) out of “distributable reserves,” which Pentair-Ireland will not have immediately following the closing of the Merger. The creation of distributable reserves of Pentair-Ireland by way of a capital reduction of Pentair-Ireland requires the approval of the Irish High Court and, in connection with seeking such court approval, we are asking Pentair-Switzerland shareholders to approve the creation of distributable reserves for Pentair-Ireland (through the reduction of the share premium account of Pentair-Ireland). The approval of the Irish High Court is expected within approximately six to ten weeks following the closing. We are not aware of any reason why the Irish High Court would not approve the creation of distributable reserves. However, the issuance of the required order is a matter for the discretion of the Irish High Court. There will also be no guarantee that the approval of the Reserves Proposal by Pentair-Switzerland shareholders will be obtained. Approval of the creation of distributable reserves by the Irish High Court may also take substantially longer than Pentair-Ireland anticipates. In the event that distributable reserves of Pentair-Ireland are not created, no distributions by way of dividends, share repurchases or otherwise will be permitted under Irish law until such time as the group has created sufficient distributable reserves from its trading activities.

Transfers of Pentair-Ireland ordinary shares may be subject to Irish stamp duty.

For the majority of transfers of Pentair-Ireland shares, there will not be any Irish stamp duty. However, Irish stamp duty will become payable in respect of certain share transfers occurring after completion of the Merger. A transfer of Pentair-Ireland shares from a seller who holds shares beneficially (i.e. through the DTC) to a buyer who holds the acquired shares beneficially will not be subject to Irish stamp duty (unless the transfer involves a change in the nominee that is the record holder of the transferred shares). A transfer of Pentair-Ireland shares by a seller who holds shares directly (i.e. not through the DTC) to any buyer, or by a seller who holds the shares beneficially to a buyer who holds the acquired shares directly, may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the shares acquired, if higher) payable by the buyer. A shareholder who directly holds shares may transfer those shares into his or her own broker account to be held through the DTC (or vice versa) without giving rise to Irish stamp duty provided that the shareholder has confirmed to Pentair-Ireland’s transfer agent that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares.

Because of the potential Irish stamp duty on transfers of Pentair-Ireland shares, we strongly recommend that all directly registered Pentair-Switzerland shareholders open broker accounts so they can transfer their shares into a broker account as soon as possible, and in any event prior to completion of the Merger. We also strongly recommend that any person who wishes to acquire Pentair-Ireland shares after completion of the Merger acquire such shares through the DTC or another securities depository.

Pentair-Ireland does not intend to pay any stamp duty on these transactions. However, Pentair-Ireland’s articles of association allow Pentair-Ireland, in its absolute discretion, to create an instrument of transfer and pay any stamp duty payable by a buyer. In the event of such payment, Pentair-Ireland is entitled to (i) seek reimbursement from the buyer, (ii) set-off the amount of the stamp duty against future dividends payable to the buyer and/or (iii) claim a lien against the Pentair-Ireland ordinary shares on which it has paid stamp duty. Parties to a share transfer should not assume that any stamp duty arising in respect of a transaction in Pentair-Ireland ordinary shares will be paid by Pentair-Ireland.

Pentair-Ireland ordinary shares, received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.

Irish capital acquisitions tax (“CAT”) could apply to a gift or inheritance of Pentair-Ireland ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Pentair-Ireland shares will be regarded as property situated in Ireland. The person who receives the gift or inheritance has primary liability for CAT. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €225,000 per lifetime in respect of taxable gifts or inheritances received from their parents. See “Material Tax Consequences—Irish Tax Considerations—Capital Acquisitions Tax.”

If Pentair-Ireland ordinary shares are not eligible for deposit and clearing within the facilities of the DTC, then transactions in Pentair-Ireland’s securities may be disrupted.

The facilities of the DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms.

Upon the completion of the Merger, Pentair-Ireland ordinary shares will be eligible for deposit and clearing within the DTC system. Pentair-Ireland expects to enter into arrangements with the DTC whereby Pentair-Ireland will agree to indemnify the DTC for any stamp duty and/or Stamp Duty Reserve Tax that may be assessed upon it as a result of its service as a depository and clearing agency for Pentair-Ireland’s ordinary shares.

The DTC is not obligated to accept Pentair-Ireland ordinary shares for deposit and clearing within its facilities at the closing and, even if the DTC does initially accept Pentair-Ireland ordinary shares, it will generally have discretion to cease to act as a depository and clearing agency for Pentair-Ireland ordinary shares. If the DTC determined prior to the completion of the Merger that Pentair-Ireland ordinary shares are not eligible for clearance within the DTC system, then we would not expect to complete the transactions contemplated by this proxy statement/prospectus in their current form. However, if the DTC determined at any time after the completion of the Merger that Pentair-Ireland ordinary shares were not eligible for continued deposit and clearance within its facilities, then we believe Pentair-Ireland ordinary shares would not be eligible for continued listing on a U.S. securities exchange or inclusion in the Standard & Poor’s 500 Index and trading in Pentair-Ireland ordinary shares would be disrupted. While Pentair-Ireland would pursue alternative arrangements to preserve its listing and maintain trading, any such disruption could have a material adverse effect on the trading price of the Pentair-Ireland ordinary shares.

The U.K.’s controlled foreign company legislation may apply to Pentair-Ireland.

Pentair-Ireland is seeking confirmation from HM Revenue and Customs that either Pentair-Ireland will not be subject to the U.K.’s controlled foreign company (“CFC”) legislation because it does not satisfy the “gateway” test or that the rules have no material effect because any chargeable profits which pass through the “gateway” benefit from an applicable exemption.

Broadly the U.K.’s CFC rules may subject to U.K. corporation tax profits in non-U.K. tax resident subsidiaries which pass through a “gateway”. Although the rules are complex, profits of a non-U.K. tax resident company should not pass through the “gateway” unless the profits have been artificially diverted from the U.K.

The rules should therefore not apply to ordinary trading activities outside the U.K. In relation to a finance company, if profits pass through the “gateway”, specific exemptions apply including the “matched interest” rules which broadly speaking will exempt profits from the U.K. CFC rules if U.K. members of Pentair-Ireland do not have net finance expenses as determined by the U.K.’s worldwide debt cap rules.

Upon completion of the Merger, Pentair-Ireland intends to manage its affairs so that the U.K. CFC rules do not result in any material U.K. corporation tax liability. The treatment is intended to be discussed and agreed with HM Revenue and Customs, but if such agreement is not received and the U.K.’s CFC rules do indeed apply, this may adversely affect Pentair-Ireland’s effective tax rate.

We may choose to abandon the Merger.

We may decide to abandon the Merger at any time prior to the Extraordinary General Meeting, and in some circumstances, after obtaining shareholder approval at the Extraordinary General Meeting. After the Merger Agreement Proposal is approved by our shareholders, we anticipate filing the application to effect the Merger, unless one of the conditions to completing the Merger fails to be satisfied and such failure would have a material adverse effect on the Merger.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, words such as “targets”, “plans”, “believes”, “expects”, “intends”, “will”, “likely”, “may”, “anticipates”, “estimates”, “projects”, “should”, “would”, “positioned”, “strategy”, “future” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this proxy statement/prospectus. All statements other than statements of historical facts included in this proxy statement/prospectus or in the documents incorporated by reference regarding any expected benefits, effects or results of the Merger, the timing of the Merger, the tax and accounting treatment of the Merger and expenses related to the Merger, our operations, costs and effective tax rates going forward, our financial position, business strategy, plans and objectives of management for future operations and industry conditions, are forward-looking statements. As with any projection or forecast, such statements are inherently susceptible to uncertainty and changes in circumstances. We assume no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

The following factors could affect our future results of operations and could cause those results to differ materially from those expressed in the forward-looking statements included in this proxy statement/prospectus or incorporated by reference:

•	an inability to complete the Merger on a timely basis or at all;

•	an inability to realize expected benefits from the Merger or the occurrence of difficulties in connection with the Merger;

•	costs related to the Merger, which could be greater than expected;

•

changes in tax law, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

•	our ability to successfully integrate the flow control business of Tyco International Ltd. and achieve expected benefits from such combination;

•	overall global economic and business conditions;

•	competition and pricing pressures in the markets we serve;

•	the strength of housing and related markets;

•	volatility in currency exchange rates and commodity prices;

•	inability to generate savings from excellence in operations initiatives consisting of lean enterprise, supply management and cash flow practices;

•	increased risks associated with operating foreign businesses;

•	the ability to deliver backlog and win future project work;

•	failure of markets to accept new product introductions and enhancements;

•	the impact of changes in laws and regulations, including those that limit U.S. tax benefits;

•	the outcome of litigation and governmental proceedings;

•	the ability to achieve our long-term strategic operating goals;

•	factors discussed under “Risk Factors” and the “Background and Reasons for the Merger” subsection under “Approval of the Merger Agreement” and elsewhere in this proxy statement/prospectus; and

•	factors discussed in the documents that we incorporate by reference into this proxy statement/prospectus.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this proxy statement/prospectus. Such risks and uncertainties are beyond our ability to control, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks before deciding how to vote.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements.

APPROVAL OF THE MERGER AGREEMENT

The following includes a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We encourage you to read the Merger Agreement in its entirety. In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement will control.

Introduction

In order to complete the Merger, the Board has unanimously approved the Merger Agreement and recommends that you approve the Merger Agreement to effect the Merger of Pentair-Switzerland with and into Pentair-Ireland (the “Merger Agreement Proposal”). The Merger will result in Pentair-Ireland becoming our publicly-traded parent company and, thereby effectively changing our jurisdiction of organization from Switzerland to Ireland.

Immediately prior to the Merger, Pentair-Switzerland intends to undertake the Contribution that would result in Pentair-Switzerland transferring certain assets, liabilities and agreements by way of a contribution to the equity of New SwissCo.

The Merger Agreement you are being asked to approve at the meeting provides for a Merger that would result in Pentair-Switzerland merging with and into Pentair-Ireland, with Pentair-Ireland surviving the Merger, and Pentair-Switzerland being dissolved without liquidation. The Merger will also result in your Pentair-Switzerland common shares being exchanged into ordinary shares of Pentair-Ireland (with each Pentair-Switzerland common share being cancelled and ceasing to exist on the completion of the Merger) and all of the assets and liabilities of Pentair-Switzerland as a result of the completion of the Merger being transferred by operation of law to Pentair-Ireland.

Completion of the Merger is conditioned on the approval of the Merger Agreement Proposal. We will not undertake either the Contribution or the Merger unless the Merger Agreement Proposal is approved by our shareholders.

After the completion of the Merger, you will own an interest in Pentair-Ireland, the parent company that will continue to conduct, through its wholly-owned subsidiaries, the same businesses as conducted by Pentair-Switzerland before the completion of the Merger. In addition, the completion of the Merger will not dilute your economic interest in Pentair. The number of ordinary shares of Pentair-Ireland you will own immediately after the completion of the Merger will be the same as the number of Pentair-Switzerland common shares you owned immediately prior to the completion of the Merger. Further, the number of outstanding ordinary shares of Pentair-Ireland immediately after the completion of the Merger will be the same as the number of outstanding Pentair-Switzerland common shares immediately before completion of the Merger.

As of [—], 2014, the last practicable date before the date of this proxy statement/prospectus, there were [—] Pentair-Switzerland common shares issued and outstanding. For a description of the ordinary shares of Pentair-Ireland, see “Description of the Ordinary Shares.”

If the Merger Agreement Proposal is approved by the requisite vote of our shareholders at the meeting, and the other conditions to completion of the Merger are satisfied, we will file an application to effect the Merger with the Commercial Register as soon as practicable following the Extraordinary General Meeting. The Merger will be completed and become effective on the date of the entry of the Merger in the daily ledger of the Commercial Register, subject to approval by the Swiss Federal Commercial Register Office. We currently anticipate completing the Merger in the second quarter of 2014.

The Parties to the Merger

Pentair-Switzerland. Pentair-Switzerland is a focused diversified industrial manufacturing company comprising four reporting segments: Valves & Controls, Process Technologies, Flow Technologies and Technical Solutions. Valves & Controls designs, manufactures, markets and services valves, fittings, automation and controls and actuators. Process Technologies designs, manufactures, markets and services innovative water system products and solutions to meet filtration, separation and fluid process management challenges in food and beverage, water, wastewater, swimming pools and aquaculture applications. Flow Technologies designs, manufactures and markets products and services designed for the transfer and flow of clean water, wastewater and a variety of industrial applications. Technical Solutions designs, manufactures, markets and services products that guard and protect some of the world’s most sensitive electronics and electronic equipment, as well as heat management solutions designed to provide thermal protection to temperature sensitive fluid applications.

Pentair-Switzerland took its current form on September 28, 2012, as a result of a spin-off of Pentair-Switzerland (formerly known as Tyco Flow Control International Ltd.) from its then-parent, Tyco International Ltd. and a reverse acquisition involving Pentair, Inc., a Minnesota corporation and the predecessor to Pentair-Switzerland. The principal executive offices of Pentair-Switzerland are currently located at Freier Platz 10, 8200 Schaffhausen, Switzerland, and the telephone number at that address is +41-52-630-48-00.

Pentair-Ireland. Pentair-Ireland is a newly-formed Irish public limited company and is a direct subsidiary of Pentair-Switzerland. Pentair-Ireland has only nominal assets and has no financial or operating history of its own. Pentair-Ireland has not engaged in any business or other activities other than in connection with its formation and the Merger. Upon completion of the Merger, Pentair-Ireland intends to manage its affairs so that it is centrally managed and controlled in the U.K. and therefore has its tax residency in the U.K. The principal executive offices of Pentair-Ireland are currently located at P.O. Box 471, Sharp Street, Walkden, Manchester, M28 8BU, United Kingdom and the telephone number at that address is +44-161-703-1885.

Background and Reasons for the Merger

We took our current form and jurisdiction of organization on September 28, 2012, as a result of a spin-off of Pentair-Switzerland (formerly known as Tyco Flow Control International Ltd.) from its then-parent, Tyco International Ltd., both of which are corporations organized under the laws of Switzerland, and a reverse acquisition involving Pentair, Inc., a Minnesota corporation and the predecessor to Pentair-Switzerland. This acquisition has been beneficial to shareholders as our share price has increased by 77% from $40.26, the closing price on the NYSE on March 27, 2012, which was the last trading day before announcement of this acquisition, to $71.24, the closing price on the NYSE on December 9, 2013, which was the last trading day before the public announcement of the Merger. However, the transaction structure effectively required us to change our jurisdiction of organization for our publicly-traded parent company from Minnesota to Switzerland because Tyco International Ltd. had determined that the entity it was going to spin-off was a company organized under the laws of Switzerland.

After the completion of the foregoing transactions, we had the flexibility to consider whether Switzerland or another jurisdiction would be the most appropriate jurisdiction of organization and tax residency for our publicly-traded parent company. During 2013, our management and the Board conducted a comprehensive review of jurisdictions for this purpose, including at meetings of the Board and its committees held in April, July, September and December 2013.

Based upon such review, we believe that the legal and regulatory systems in Ireland and the tax system in the U.K. will provide us certain advantages over the comparative systems in Switzerland. The Board decided to take action at its December 2013 meeting to approve and recommend to shareholders this change in jurisdiction of organization and tax residency because the comprehensive review of the most appropriate jurisdiction was completed at that time. In reaching its decision to unanimously approve the Merger Agreement, the Board carefully considered the following material factors that it expects will provide benefits to Pentair and its shareholders:

•

Incorporation of our publicly-traded parent company in Ireland would enable us to benefit by being subject to a legal and regulatory structure in a jurisdiction with a well-developed legal system and corporate law with established standards of corporate governance.

•

Ireland is a common law jurisdiction, which is more consistent with the legal system in the United States and which we believe is less prescriptive and more flexible than civil law jurisdictions such as Switzerland. We believe that this flexibility could be beneficial to us in structuring acquisitions, paying dividends, administering corporate functions and other corporate governance matters.

•

Swiss law provides that changes to corporate and other laws can be put to a national referendum of voters at the request of Swiss citizens who obtain a requisite number of signatures. If a referendum is approved by the voters, it is adopted into the Swiss constitution without a legislative process, which results in unpredictability in the Swiss legal system. As a result, we believe the legal and regulatory system in Ireland is more predictable than Switzerland.

•

The U.K. has a developed, stable and internationally competitive tax system, which we expect will better assist Pentair to maintain a competitive worldwide effective tax rate than tax residency in Switzerland.

•	We expect an annual tax benefit of $3 million to $4 million as a result of the change of tax residency from Switzerland to the U.K.

•

The U.K. has an exemption system for distributions and certain share disposals and one of the most extensive double tax treaty networks in the world, including access to European Union treaties, which we believe will be beneficial to shareholders.

•

The legal requirements we will be subject to as a company incorporated in Ireland, listed on the NYSE and subject to SEC disclosure and shareholder voting requirements strike the right balance between robust external governance oversight and regulation of our executive and director pay practices and the ability of our compensation committee consisting of independent directors to determine executive compensation to provide incentives to our executive management and to offer competitive salaries and benefits.

•

We believe that this balance will be negatively impacted in Switzerland as a result of a constitutional amendment approved by Swiss voters resulting in changes to Swiss law effective January 1, 2014, which prohibit certain severance compensation practices, advance compensation practices and incentive commissions in connection with the sale and purchase of businesses that we believe puts us at a competitive disadvantage to attract and retain executive talent. The changes to Swiss law also provide for potential criminal liability for directors and executive management for certain compensation decisions. As a result, we believe our ability to attract and retain executive talent and directors will be enhanced as an Irish company.

•

In addition, beginning with annual meetings in 2016, the changes to Swiss law will require shareholder votes on compensation for directors and executive management that have requirements different from the SEC as to which officers, the types of compensation and the compensation time periods that must be voted on. Operating under inconsistent regulatory regimes that differ from those established by the NYSE and the SEC, as may be the case in Switzerland, could be challenging. In Ireland, we will continue to be subject to the regulatory systems of the NYSE and the SEC, including annual shareholder advisory votes on executive compensation, but not be subject to additional regulatory requirements of Switzerland that may be complex and costly to comply with.

Although we expect that the Merger should provide us the benefits described above, the Merger will expose Pentair and its shareholders to some risks. The Board was cognizant of, and considered, a variety of potentially material negative factors in its deliberations concerning the Merger:

•	The risk that the potential benefits described above sought in the Merger may not be realized.

•	The possibility of uncertainty created by the Merger and the change in our jurisdiction of organization and tax residency.

•	The fact that Irish corporate law imposes different and additional obligations on us and our shareholders.

•	The fact that we expect to incur costs to complete the Merger.

•	The diversion of management’s time and attention.

•	Other risks related to the change in our jurisdiction of organization to Ireland and tax residency to the U.K. discussed in the discussion under “Risk Factors.”

This discussion of the information and factors considered by the Board in reaching its conclusions and recommendation includes the material factors considered by the Board, but is not intended to be exhaustive and may not include all of the factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger, and the complexity of these matters, the Board did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger Agreement and all other actions or matters necessary or appropriate to give effect to the Merger Agreement and the transactions contemplated thereby, and to make its recommendation to Pentair shareholders. Rather, the Board viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Pentair’s management and outside legal and tax advisors. In addition, individual members of the Board may have assigned different weights to different factors.

After completing its review of the expected benefits and the potential advantages of the Merger, the Board unanimously approved the Merger Agreement, and has recommended that shareholders vote for the Merger Agreement Proposal.

The Merger

There are several principal steps to effect the Merger:

•	Pentair-Ireland was formed as an Irish public limited company and is a direct subsidiary of Pentair-Switzerland;

•	New SwissCo will be formed as a corporation organized under the laws of Switzerland and is a wholly-owned, direct subsidiary of Pentair-Switzerland;

•	the Merger Agreement was executed by Pentair-Switzerland and Pentair-Ireland;

•	Pentair-Switzerland shareholders are asked to vote to approve the Merger Agreement Proposal at the Extraordinary General Meeting of shareholders; and

•

conditional upon approval of the Merger Agreement Proposal by our shareholders, and the satisfaction of the other conditions to completing the Merger, Pentair-Switzerland will transfer certain assets, liabilities and agreements by way of a contribution to the equity of New SwissCo in the Contribution.

Immediately following the Contribution, conditional upon approval of the Merger Agreement Proposal by our shareholders, and the satisfaction of the other conditions to completing the Merger, Pentair-Switzerland will merge with and into Pentair-Ireland, and the Merger will be effective upon the registration of the Merger with the commercial register of the Canton of Schaffhausen, Switzerland (the “Commercial Register”).

As a result of the Merger:

•	all assets and liabilities of Pentair-Switzerland will be transferred by operation of law to Pentair-Ireland;

•

each shareholder of Pentair-Switzerland will receive, one ordinary share of Pentair-Ireland in exchange for each common share of Pentair-Switzerland held immediately prior to the effectiveness of the Merger;

•	Pentair-Switzerland will be dissolved without liquidation;

•	each common share of Pentair-Switzerland will be cancelled and will cease to exist;

•	New SwissCo will become a wholly-owned, direct subsidiary of Pentair-Ireland;

•

the existing Euro Shares issued by Pentair-Ireland prior to the Merger will be acquired and cancelled by Pentair-Ireland for no consideration upon the completion of the Merger, ensuring that the share ownership of Pentair-Ireland is identical to the share ownership of Pentair-Switzerland immediately prior to the Merger;

•	Pentair-Ireland determined that its treasury shares will be cancelled;

•

Pentair-Ireland will assume certain employee benefit plans and agreements that had previously been sponsored by Pentair-Switzerland and Pentair-Ireland will amend such plans in order to permit the issuance or delivery of Pentair-Ireland ordinary shares thereunder, rather than Pentair-Switzerland common shares;

•

Pentair-Ireland will enter into indemnity agreements with those directors and executive officers who currently have indemnity agreements with Pentair-Switzerland, upon terms substantially similar to the Pentair-Switzerland agreements to the extent permitted by Irish law; and

•

Pentair-Ireland will assume guarantees as to payment with respect to certain indebtedness of subsidiaries of Pentair-Switzerland that is, immediately prior to the completion of the Merger, also guaranteed as to payment by Pentair-Switzerland, including guarantees of debt previously incurred by Pentair Finance S.A., a Luxembourg public limited liability company (société anonyme) and a wholly-owned subsidiary of Pentair-Switzerland (“PFSA”), under PFSA’s credit facility and through the issuance of PFSA’s senior notes.

Conditions to Completion of the Merger

The Merger will not be completed unless the following conditions, among others, are satisfied:

•	the Merger Agreement Proposal is approved by the requisite vote of our shareholders;

•	Pentair-Switzerland has completed its required creditor calls and received a confirmatory report from the statutory auditor regarding such calls;

•	any statutory, court or official prohibition to complete the Merger shall have expired or been terminated;

•	all consents and/or waivers of any third party required of Pentair-Switzerland to complete the Merger shall have been obtained;

•	the SEC has declared the registration statement on Form S-4 that includes this proxy statement/prospectus effective, and no stop order with respect thereto shall be in effect;

•	the Pentair-Ireland ordinary shares to be issued pursuant to the Merger are authorized for listing on the NYSE, subject to official notice of issuance;

•	Pentair-Ireland shall have entered into all agreements required by the DTC for the Pentair-Ireland ordinary shares to be eligible for deposit and clearing;

•

Pentair-Switzerland receives an opinion from Foley & Lardner LLP, in form and substance reasonably satisfactory to it, confirming, as of the effective date of the Merger, the matters discussed under “Material Tax Considerations—U.S. Federal Income Tax Considerations”;

•

Pentair-Switzerland receives an opinion from Arthur Cox, in form and substance reasonably satisfactory to it, confirming, as of the effective date of the Merger, the matters discussed under “Material Tax Considerations—Irish Tax Considerations”;

•

Pentair-Switzerland receives an opinion from Bär & Karrer AG, in form and substance reasonably satisfactory to it, confirming, as of the effective date of the Merger, the matters discussed under “Material Tax Considerations—Swiss Tax Considerations”;

•

Pentair-Switzerland receives an opinion from Eversheds LLP, in form and substance reasonably satisfactory to it, confirming, as of the effective date of the Merger, the matters discussed under “Material Tax Considerations—U.K. Tax Considerations”;

•	all Swiss legal preconditions necessary for the filing of the application for the entry of the Merger in the Commercial Register shall have been satisfied;

•	there shall be a confirmation from the appropriate Swiss tax authority granted by a binding ruling that no exit or withholding tax is payable under Swiss law as a result of the Merger; and

•	the Contribution is completed.

The completion of the Contribution is subject to the approval of the Merger Agreement Proposal. The Contribution will not be completed unless the Merger can be completed, which includes the satisfaction of the conditions described above.

Effective Time

If the Merger Agreement Proposal is approved by the requisite vote of our shareholders at the meeting, and the other conditions to completion of the Merger are satisfied, we will file an application to effect the Merger with the Commercial Register as soon as practicable following the Extraordinary General Meeting. The Merger will be completed and become effective on the date of the entry of the Merger in the daily ledger of the Commercial Register, subject to approval by the Swiss Federal Commercial Register Office. We currently anticipate completing the Merger in the second quarter of 2014.

Termination

The Merger Agreement provides that we may decide to abandon the Merger at any time prior to the Extraordinary General Meeting, and in some circumstances, after obtaining shareholder approval at the Extraordinary General Meeting. After the Merger Agreement Proposal is approved by our shareholders, we anticipate filing the application to effect the Merger, unless one of the conditions to completing the Merger fails to be satisfied and such failure would have a material adverse effect on the Merger.

Management of Pentair-Ireland

As of the effective time of the Merger, the officers and directors of Pentair-Switzerland will be appointed as the officers and directors of Pentair-Ireland. Pentair-Ireland’s articles of association will provide for the same declassified board of directors that Pentair-Switzerland is expected to have at the time of the Merger, and Pentair-Switzerland’s directors will ultimately carry their terms of office over to the Pentair-Ireland board of directors. If the Merger is completed, the members of the Pentair-Ireland board of directors will serve until the earlier of their successors being elected or their death, disability or retirement.

Upon completion of the Merger, Pentair-Ireland intends to manage its affairs so that it is centrally managed and controlled in the U.K.

Interests of Certain Persons in the Merger

You should be aware that some of our executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of our other shareholders. Pentair-Ireland will, to the extent permitted by Irish law, enter into indemnity agreements with those directors and executive officers who currently have indemnity agreements with Pentair-Switzerland, upon terms substantially similar to the Pentair-Switzerland agreements to the extent permitted by Irish law. However, no change of control payments or additional compensation will be payable to our directors or executive officers in connection with the Merger.

Recommendation and Required Affirmative Vote

The Merger Agreement must be approved by the affirmative vote of at least two-thirds of the Pentair-Switzerland common shares represented at the meeting, voting in person or by proxy at the meeting (which will also satisfy the requirement to obtain the affirmative vote of the absolute majority of the par value of such shares). See “The Extraordinary General Meeting of Shareholders—Record Date; Voting Rights; Vote Required for Approval.”

The Board has unanimously approved the Merger Agreement and recommends that shareholders vote “FOR” the Merger Agreement Proposal.

As of [—], 2014, the last practicable date prior to the mailing of this proxy statement/prospectus, there were [—] Pentair-Switzerland common shares registered and entitled to vote. As of such date, our directors and executive officers and their affiliates directly owned, in the aggregate, approximately [—] million of such shares. This represents approximately [—]% of the registered Pentair-Switzerland common shares. These persons have informed us that they intend to vote their shares for the Merger Agreement Proposal.

Market Price and Dividend Information

On December 9, 2013, the last trading day before the public announcement of the Merger, the closing price of the Pentair-Switzerland common shares on the New York Stock Exchange was $71.24 per share. On [—], 2014, the last practicable date before the date of this proxy statement/prospectus, the closing price of the Pentair-Switzerland common shares was $[—] per share.

Under Irish law, dividends may only be paid (and share repurchases and redemptions must generally be funded) out of “distributable reserves,” which Pentair-Ireland will not have immediately following the closing of the Merger. The creation of distributable reserves of Pentair-Ireland by way of a capital reduction of Pentair-Ireland requires the approval of the Irish High Court and, in connection with seeking such court approval, we are asking Pentair-Switzerland shareholders to approve the creation of distributable reserves for Pentair-Ireland (through the reduction of the share premium account of Pentair-Ireland). The approval of the Irish High Court is expected within approximately six to ten weeks following the closing of the Merger. We are not aware of any reason why the Irish High Court would not approve the creation of distributable reserves. However, the issuance of the required order is a matter for the discretion of the Irish High Court. There will also be no guarantee that the approval of the Reserves Proposal by Pentair-Switzerland shareholders will be obtained. In the event that distributable reserves of Pentair-Ireland are not created, no distributions by way of dividends, share repurchases or otherwise will be permitted under Irish law until such time as the group has created sufficient distributable reserves from its trading activities.

On April 29, 2013, at our annual general meeting, our shareholders approved an aggregate dividend in the amount of $1.00 per share to be paid in four quarterly installments during the third and fourth quarter of 2013 and the first and second quarter of 2014. The first, second and third dividend installments were paid by Pentair-Switzerland on August 9, 2013, November 8, 2013 and February 7, 2014, respectively. We currently anticipate completing the Merger in the second quarter of 2014 after the payment of the fourth dividend installment.

At the 2014 annual general meeting of shareholders, immediately prior to the Extraordinary General Meeting, we will ask our shareholders to approve an aggregate dividend in the amount of $1.20 per share to be made in four equal quarterly installments of $0.30 in each of the third and fourth quarters of 2014 and the first and second quarters of 2015. If the dividend is approved by our shareholders at the 2014 annual general meeting, such payments become legal obligations and Pentair-Ireland will be obligated under the Merger Agreement to pay all such dividend installments that remain unpaid at the time of the completion of the Merger. Notwithstanding the Merger, as long as you are a holder of Pentair shares on the applicable record and payment date relating to any of the remaining installments, you will receive such dividend installment regardless of which Pentair entity pays it.

The capital reduction is not a prerequisite for Pentair-Ireland to be able to satisfy the obligation to pay the remaining installment of the dividend approved at the 2013 annual general meeting of Pentair-Switzerland shareholders, or dividend payments approved at the 2014 annual general meeting of Pentair-Switzerland shareholders that remain unpaid at the time of the Merger.

Following the completion of the Merger, Pentair-Ireland’s ability to declare and pay future dividends (other than the dividend installments approved by our shareholders at the 2013 annual general meeting of Pentair-Switzerland shareholders or dividend payments that are approved at the 2014 annual general meeting of Pentair-Switzerland shareholders, which are liabilities of Pentair-Switzerland) will depend on Pentair-Ireland’s distributable reserves’ position, results of operations, financial condition, cash requirements, future business prospects, contractual restrictions, other factors deemed relevant by Pentair-Ireland’s board of directors and restrictions imposed by Irish law.

Comparison of Rights of Holders of Pentair-Switzerland Common Shares with Holders of Ordinary Shares of Pentair-Ireland

The completion of the Merger will change the governing corporate law that applies to shareholders of our parent company from Swiss law to Irish law. The legal system governing corporations organized under Irish law differs from the legal system governing corporations organized under Swiss law. As a result, we are unable to adopt governing documents for Pentair-Ireland that are identical to the governing documents for Pentair-Switzerland. Except with regard to the Voting Cap, we have attempted to preserve in the articles of association of Pentair-Ireland a similar allocation of material rights and powers between the shareholders of Pentair-Switzerland and the Board that exists under Pentair-Switzerland’s articles of association and organizational regulations. Nevertheless, the proposed articles of association for Pentair-Ireland differ from Pentair-Switzerland’s articles of association and organizational regulations, both in form and substance. We summarize the material differences between the governing documents for Pentair-Switzerland and Pentair-Ireland, and the changes in your rights as a shareholder resulting from the Merger, under “Comparison of Rights of Shareholders.” We believe that these changes (1) either are required by Irish law or otherwise result from differences between the corporate laws of Ireland and the corporate laws of Switzerland and (2) relate to the change of the jurisdiction of organization of the publicly-traded parent of Pentair from Switzerland to Ireland.

In addition to the differences between the Pentair-Switzerland articles of association and the Pentair-Ireland articles of association described above, we are asking you to approve a proposal to eliminate the restriction on voting shares in excess of the Voting Cap from the Pentair-Ireland articles of association that will be effective as of completion of the Merger. See “Proposal to Eliminate the 20% Voting Cap in Pentair-Ireland’s Articles of Association.”

Notwithstanding the differences in the governing documents between Pentair-Switzerland and Pentair-Ireland, we believe that Irish law and the Pentair-Ireland articles of association as a whole adequately safeguard the rights of Pentair-Switzerland shareholders. In essence, the duties of a shareholder under Swiss law (in a company limited by shares (Aktiengesellschaft) and of a shareholder under the laws of Ireland (in a public limited company (plc)) are comparable. Under the Irish Companies Act of 1963 to 2013 (the “Companies Acts”), the financial liability of a shareholder of Pentair-Ireland is limited to the amount, if any, unpaid on the ordinary shares held by them. Once ordinary shares are credited as fully paid up, there is no further financial liability on the part of shareholders. Pentair-Ireland ordinary shares issued upon the Merger will be credited as fully paid up on issuance.

The characteristics of and the differences between Pentair-Switzerland common shares and the Pentair-Ireland ordinary shares are summarized under “Description of the Ordinary Shares” and “Comparison of Rights of Shareholders.”

Regulatory Approvals

We are not aware of any governmental approvals or actions that are required to complete the Merger other than compliance with U.S. federal and state securities laws, various portions of Swiss law and Irish corporate law.

The creation of distributable reserves of Pentair-Ireland, which involves a reduction of Pentair-Ireland’s share premium, requires the approval of the Irish High Court. See “Proposal to Create Distributable Reserves of Pentair-Ireland.”

Appraisal Rights

The following description is a summary of the appraisal rights available to the shareholders of Pentair-Switzerland under Article 105 of the Swiss Merger Act and of certain other provisions of Swiss law. This summary does not purport to be a complete description of the relevant Swiss statutory provisions and it is qualified in its entirety by reference to the full text of the Swiss Merger Act, the Swiss Code of Obligations, the relevant provisions of the Swiss Federal Private International Law Act and the Convention on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters (the “Lugano Convention”). In addition, this description is based on Swiss law and does not cover Irish law provisions that might be relevant in case an appraisal suit were brought before courts in Ireland.

Any Pentair-Switzerland shareholder who is considering bringing an appraisal suit under Article 105 of the Swiss Merger Act is strongly urged to read the Swiss Merger Act, the Swiss Code of Obligations and applicable procedural laws and to consult their own Swiss or Irish legal advisors. In this summary, certain Swiss legal concepts are expressed in English and not in their original German, French or Italian terms. The concepts used in Swiss law may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. Under Swiss law, Pentair-Switzerland shareholders whose common shares are registered in their names can exercise appraisal rights under Article 105 of the Swiss Merger Act and request the examination of the equity and membership interest in connection with the Merger by filing suit. Because Pentair-Ireland will be the surviving entity after the Merger, an appraisal suit would likely be filed in a court in Ireland in accordance with the provisions of the Lugano Convention. The suit must be filed within two months after the Merger becomes effective. An appraisal suit can be filed by shareholders who vote against the Merger Agreement Proposal, who abstain from voting, or who do not participate in the shareholders meeting approving the Merger Agreement Proposal. A shareholder who votes in favor of the approval of the Merger Agreement Proposal may also be able to file a suit. Pentair-Switzerland shareholders who filed an appraisal suit will receive the merger consideration at the same time as all other Pentair-Switzerland shareholders. If a claim by one or more shareholders of Pentair-Switzerland is successful, all Pentair-Switzerland shareholders who held common shares at the time of the effectiveness of the Merger would receive the same compensation.

Under Swiss law, if an appraisal suit is filed, the court will determine the compensation, if any, that it considers adequate. The Swiss Merger Act does not prescribe any specific valuation reference points that a court should use in making its determination, and to the knowledge of Pentair-Switzerland, there are no Swiss Supreme Court precedents published in which a successful appraisal claim was made. Article 105 of the Swiss Merger Act only states that a court shall award an “adequate compensation” (angemessene Ausgleichszahlung) and Article 7 of the Swiss Merger Act provides that the shareholders of the merged company are entitled to receive shares in the surviving entity in correlation to their former shareholding in the merged entity, taking into account the respective net assets (Vermögen) of the two merging companies, the apportionment of voting rights as well as other relevant factors. The court should consider the respective net assets of Pentair-Switzerland and Pentair-Ireland and the audit report, which will confirm that the merger consideration is justifiable (vertretbar) and adequate (angemessen) based on Article 15(4)(c) and (d) of the Swiss Merger Act. In addition, a court will also consider other factors it deems relevant. Because shareholders will receive, as consideration in the Merger, Pentair-Ireland ordinary shares on a one-for-one basis and all of the assets and liabilities of Pentair-Switzerland as a result of the completion of the Merger will be transferred by operation of law to Pentair-Ireland, we believe that the equity and shareholder interests of Pentair-Switzerland shareholders are adequately safeguarded.

In a lawsuit brought before Swiss courts, the procedural and litigation costs of the appraisal proceedings will generally be borne by Pentair-Ireland as the surviving company in the Merger. Under special circumstances, the court may require the plaintiffs to bear some of these costs. The filing of an appraisal suit does not prevent completion of the Merger.

As stated above, this description of appraisal rights and procedural aspects is based on Swiss law and international treaties applicable in Switzerland (such as the Lugano Convention). Should an appraisal suit be filed by shareholders against Pentair-Ireland in Ireland, the applicable legal and procedural considerations might be different.

Exchange of Shares; Delivery of Shares to Former Record Holders

The exchange of Pentair-Switzerland common shares into Pentair-Ireland ordinary shares will occur automatically at the effective time of the Merger. The Transfer Agent will, as soon as reasonably practicable after the effective time of the Merger, exchange Pentair-Switzerland common shares for Pentair-Ireland ordinary shares to be received in the Merger pursuant to the terms of the Merger Agreement.

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If you are currently a beneficial holder of Pentair-Switzerland common shares (i.e., your shares are held in “street name”), your ownership of Pentair-Ireland ordinary shares will be recorded in book entry form by your bank, broker or other nominee on the effective date of the Merger, your ownership of Pentair-Ireland ordinary shares will be recorded in book entry form by your nominee without the need for any further action on your part.

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If you hold Pentair-Switzerland common shares as a shareholder of record (not as a beneficial owner holding in “street name”), your ownership of Pentair-Ireland ordinary shares will be recorded in book entry form on the effective date of the Merger by Pentair-Ireland’s transfer agent without the need for any further action on your part.

After the effective time of the Merger, each Pentair-Switzerland common share will no longer be outstanding and will cease to exist, and each book-entry share for registered holders that previously represented Pentair-Switzerland common shares will represent only the right to be entered into the register of members of Pentair-Ireland.

[—], [—] will be the address at which the share register for Pentair-Ireland can be inspected after the effective time of the Merger. Prior to the effective time of the Merger, [—], [—] will be appointed to act as Pentair-Ireland’s U.S. transfer agent as required under the rules of the NYSE.

Share Compensation Plans

If the Merger is completed, Pentair-Ireland will adopt and assume Pentair-Switzerland’s equity and incentive plans and certain other employee benefit plans and arrangements and underlying awards, and those plans, arrangements and awards will be amended as necessary to give effect to the Merger, including to provide (1) that ordinary shares of Pentair-Ireland will be issued, held, available or used to measure benefits as appropriate under the plans, arrangements and awards, in lieu of Pentair-Switzerland common shares, including upon exercise of any options granted or awarded under those plans and arrangements; and (2) for the appropriate substitution of Pentair-Ireland for Pentair-Switzerland in those plans and arrangements.

Stock Exchange Listing

Pentair-Switzerland common shares are currently listed on the NYSE. Pentair-Ireland intends to make an application so that, immediately following the effective time of the Merger, Pentair-Ireland ordinary shares will be listed on the NYSE under the symbol “PNR,” the same symbol under which the Pentair-Switzerland common shares are currently listed. There is currently no established public trading market for Pentair-Ireland ordinary shares. Pentair-Ireland currently does not intend to seek an additional listing on the Irish Stock Exchange.

Accounting Treatment of the Merger under U.S. GAAP

Under U.S. GAAP, the Merger represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at cost. Accordingly, the assets and liabilities of Pentair-Switzerland will be reflected at their carrying amounts in the accounts of Pentair-Ireland at the effective time of the Merger.

Impact of the Merger and U.K. Tax Residency on Operating Costs and Effective Tax Rates

Upon completion of the Merger, Pentair-Ireland intends to manage its affairs so that it is centrally managed and controlled in the U.K. and therefore has its tax residency in the U.K.

We do not expect the Merger to have a material effect on our operating costs, including our selling, general and administrative expenses. In addition, we do not expect the Merger or Pentair-Ireland’s U.K. tax residency to materially affect our worldwide effective corporate tax rate.

We believe that the cost of doing business in Ireland and maintaining central management and control in the U.K. is generally comparable to the cost of doing business in Switzerland.

Effect of the Merger on the Availability of Information and Reports

After the completion of the Merger, Pentair-Ireland will remain subject to SEC reporting requirements, the mandates of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the applicable corporate governance rules of the NYSE, and Pentair-Ireland will continue to report Pentair’s consolidated financial results in U.S. dollars and under U.S. GAAP. Pentair-Ireland will also be required to comply with any additional reporting and governance requirements of Irish law.

For so long as Pentair-Ireland has a class of securities listed on the NYSE, Pentair-Ireland will continue to be subject to rules regarding proxy solicitations and tender offers and the corporate governance requirements of the NYSE, the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act including, for example, independence requirements for audit and compensation committee composition, annual certification requirements and auditor independence rules, unless certain circumstances change. Pentair-Ireland will also be required to disclose any significant ways in which its corporate governance practices differ from those followed by U.S. domestic companies under the NYSE’s listing standards.

PROPOSAL TO ELIMINATE THE 20% VOTING CAP IN

PENTAIR-IRELAND’S ARTICLES OF ASSOCIATION

The Pentair-Switzerland articles of association provide that any person or group of persons who beneficially own shares in excess of 20% less one share of the share capital (the “Voting Cap”) will only be entitled to cast votes at a general meeting of shareholders equal to the Voting Cap, provided that the Board may in special cases approve exceptions to the Voting Cap.

The Pentair-Switzerland shareholders are being asked at the Extraordinary General Meeting to approve a proposal to eliminate the restriction on voting shares in excess of the Voting Cap from the Pentair-Ireland articles of association that will be effective as of completion of the Merger.

In determining whether to propose elimination of the restriction on voting shares in excess of the Voting Cap as described above, the Governance Committee of the Board carefully reviewed various arguments for and against such restriction in light of Pentair-Switzerland’s corporate governance practices. Based on the recommendation of the Governance Committee, the Board has unanimously determined that it will be in the best interest of Pentair-Ireland’s shareholders to eliminate the restriction on voting shares in excess of the Voting Cap. We recognize that the restriction on voting shares in excess of the Voting Cap may offer several advantages, such as protecting our shareholders from the exercise of disproportionate control by a single or small group of shareholders and reducing our vulnerability to coercive takeover tactics. However, we also recognize that the restriction on voting shares in excess of the Voting Cap may limit our shareholders’ ability to exercise their right to vote on important matters presented at meetings of shareholders, which may limit our shareholders’ ability to control the outcome of important corporate actions. The Board believes that the removal of the restriction on voting shares in excess of the Voting Cap is consistent with our ongoing commitment to corporate governance best practices when the Board believes that the same are in the best interests of our shareholders.

The approval of the Voting Cap Elimination Proposal is not a condition to the completion of the Merger and whether or not it is approved will have no impact on the completion of the Merger. Accordingly, if the Merger Agreement Proposal and the Voting Cap Elimination Proposal are approved, then the restriction on voting shares in excess of the Voting Cap will not be included in the Pentair-Ireland articles of association effective as of completion of the Merger and shareholders of Pentair-Ireland will not be subject to the restriction on voting shares in excess of the Voting Cap following the Merger. However, if the shareholders of Pentair-Switzerland approve the Merger Agreement Proposal, but do not approve the Voting Cap Elimination Proposal, and the Merger is completed, the Pentair-Ireland articles of association will include provisions restricting shareholders from voting shares in excess of the Voting Cap. Please see “Description of the Ordinary Shares—Voting” and “Comparison of Rights of Shareholders—Voting Rights and Voting Cap.”

The foregoing includes a brief summary of the material provisions of the restriction on voting shares in excess of the Voting Cap contained in Pentair-Switzerland’s articles of association and proposed to be eliminated from the proposed articles of association of Pentair-Ireland to be adopted prior to the Merger attached as Annex B to this proxy statement/prospectus. The provisions restricting shareholders from voting shares in excess of the Voting Cap are indicated in the Pentair-Ireland articles of association by the use of brackets and bold lettering in Annex B to this proxy statement/prospectus and will be eliminated if the Voting Cap Elimination Proposal is approved by the Pentair-Switzerland shareholders. We encourage you to read the Pentair-Ireland articles of association in their entirety. In the event of any discrepancy between the provisions preserving the restriction on voting shares in excess of the Voting Cap in the Pentair-Ireland articles of association and the foregoing summary, the Pentair-Ireland articles of association will control.

Recommendation and Required Affirmative Vote

Approval of the Voting Cap Elimination Proposal requires the affirmative vote of at least two-thirds of the Pentair-Switzerland common shares represented in person or by proxy at the meeting.

The Board recommends that shareholders vote “FOR” the Voting Cap Elimination Proposal.

The Voting Cap Elimination Proposal will not be presented at the Extraordinary General Meeting if the Merger Agreement Proposal is not approved by Pentair-Switzerland’s shareholders.

PROPOSAL TO CREATE DISTRIBUTABLE RESERVES OF PENTAIR-IRELAND

Under Irish law, dividends and distributions and, generally, share repurchases or redemptions may only be made from distributable reserves in Pentair-Ireland’s unconsolidated balance sheet prepared in accordance with the Irish Companies Act 1963 to 2013. Distributable reserves generally means the accumulated realized profits of Pentair-Ireland less accumulated realized losses of Pentair-Ireland and includes reserves created by way of capital reductions. In addition, no distribution or dividend may be made unless the net assets of Pentair-Ireland are equal to, or in excess of, the aggregate of Pentair-Ireland’s called up share capital plus undistributable reserves and the distribution does not reduce Pentair-Ireland’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Pentair-Ireland’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Pentair-Ireland’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital. Please see “Description of the Ordinary Shares—Dividends” and “Description of the Ordinary Shares—Share Repurchases, Redemptions and Conversions.”

Immediately following the Merger, the unconsolidated balance sheet of Pentair-Ireland will not contain any distributable reserves, and “shareholders’ equity” in such balance sheet will be comprised entirely of “share capital” (equal to the aggregate nominal value of the Pentair-Ireland ordinary shares issued pursuant to the Merger) and “share premium” resulting from the issuance of Pentair-Ireland ordinary shares in the Merger. The share premium arising will be equal to (1) the aggregate market value of the Pentair-Switzerland common shares as of the close of trading on the NYSE on the day prior to the completion of the Merger less (2) the nominal value of Pentair-Ireland’s ordinary share capital.

The Pentair-Switzerland shareholders are being asked at the Extraordinary General Meeting to approve a proposal to reduce the share premium of Pentair-Ireland to allow the creation of distributable reserves of Pentair-Ireland. If the shareholders of Pentair-Switzerland approve the creation of distributable reserves and the Merger is completed, such approval will facilitate Pentair-Ireland in seeking to obtain the approval of the Irish High Court, which is required for the creation of distributable reserves to be effective, as soon as practicable following the completion of the Merger. Pentair-Ireland is expected to obtain the approval of the Irish High Court within approximately six to ten weeks after completion of the Merger.

Prior to completion of the Merger, the current shareholders of Pentair-Ireland will have unanimously passed a resolution to create distributable reserves following completion of the Merger through the reduction of all the share premium of Pentair-Ireland.

The approval of the Reserves Proposal is not a condition to the completion of the Merger and whether or not it is approved will have no impact on the completion of the Merger. Accordingly, if the shareholders of Pentair-Switzerland approve the Merger Agreement Proposal but do not approve the Reserves Proposal, the Merger will still be completed. Until the Irish High Court approval is obtained or distributable reserves are created as a result of the profitable operation of Pentair-Ireland, Pentair-Ireland will not have sufficient distributable reserves to pay dividends or to repurchase or redeem its ordinary shares following the Merger, including under the current share repurchase plans of Pentair-Switzerland, until such time as Pentair-Ireland has created distributable reserves through the generation of future profits from its operations. In addition, although Pentair-Ireland is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court.

On December 10, 2013, the Board authorized Pentair-Switzerland to repurchase up to $1.0 billion of its common shares from the date of authorization until December 31, 2016. If the Merger Agreement Proposal is approved and the Merger is consummated, Pentair-Ireland will be authorized to repurchase its ordinary shares up to an aggregate amount equaling the difference between $1.0 billion and the aggregate amount of share repurchases conducted by Pentair-Switzerland prior to the consummation of the Merger, with such authorization expiring on December 31, 2016. Despite this authority, the creation of distributable reserves, however is a prerequisite for Pentair-Ireland to be able to repurchase its ordinary shares.

The capital reduction is not a prerequisite for Pentair-Ireland to be able to satisfy the obligation to pay the remaining installment of the dividend approved at the 2013 annual general meeting of Pentair-Switzerland shareholders, or dividend payments approved at the 2014 annual general meeting of Pentair-Switzerland shareholders that remain unpaid at the time of the Merger, all such payments being liabilities of Pentair-Switzerland.

Recommendation and Required Affirmative Vote

Approval of the Reserves Proposal requires the affirmative vote of at least a majority of the Pentair-Switzerland common shares represented in person or by proxy at the meeting.

The Board recommends that shareholders vote “FOR” the Reserves Proposal.

The Reserves Proposal will not be presented at the Extraordinary General Meeting if the Merger Agreement Proposal is not approved by Pentair-Switzerland’s shareholders.

MATERIAL TAX CONSIDERATIONS

The information presented under the caption “Swiss Tax Considerations” is a discussion of the material Swiss tax consequences of the Contribution and the Merger. Subject to the limitations and qualifications set forth in the discussion under the caption “Swiss Tax Considerations” (and in the opinion of Bär & Karrer AG filed as Exhibit 8.1 to the registration statement), such discussion is the opinion of Bär & Karrer AG insofar as it relates to legal conclusions with respect to matters of Swiss tax law.

The information presented under the caption “U.S. Federal Income Tax Considerations” is a discussion of the material U.S. federal income tax consequences (1) to U.S. Holders and Non-U.S. Holders (as defined below) of (A) the Contribution, (B) exchanging Pentair-Switzerland shares for Pentair-Ireland shares in the Merger, and (C) owning and disposing of Pentair-Ireland shares received in the Merger and (2) to Pentair-Switzerland and Pentair-Ireland of the Contribution and the Merger. Subject to the limitations and qualifications set forth in the discussion under the caption “U.S. Federal Income Tax Considerations” (and in the opinion of Foley & Lardner LLP filed as Exhibit 8.1 to the registration statement), such discussion is the opinion of Foley & Lardner LLP insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law.

The information presented under the caption “Irish Tax Considerations” is a discussion of the material Irish tax consequences to shareholders resident for tax purposes in a country other than Ireland of the Merger and of ownership and disposition of Pentair-Ireland shares. Subject to the limitations and qualifications set forth in the discussion under the caption “Irish Tax Considerations” (and in the opinion of Arthur Cox filed as Exhibit 8.1 to the registration statement), such discussion is the opinion of Arthur Cox insofar as it relates to legal conclusions with respect to matters of Irish tax law.

The information presented under the caption “U.K. Tax Considerations” is a discussion of the material U.K. tax consequences (1) to shareholders resident for tax purposes in a country other than the U.K. of the Merger and of ownership and disposition of Pentair-Ireland shares and (2) to Pentair-Ireland of the Merger and subsequent operations. Subject to the limitations and qualifications set forth in the discussion under the caption “U.K. Tax Considerations” (and in the opinion of Eversheds LLP filed as Exhibit 8.1 to the registration statement), such discussion is the opinion of Eversheds LLP insofar as it relates to legal conclusions with respect to matters of U.K. tax law.

Each shareholder is encouraged to consult its tax advisor regarding the applicable tax consequences of the Contribution and the Merger, and of ownership and disposition of the Pentair-Ireland ordinary shares under the laws of the U.S. (federal, state and local), Ireland, Switzerland, the U.K. and any other applicable jurisdiction.

Swiss Tax Considerations

Scope of Discussion

The following paragraphs describe the material Swiss tax consequences of the Contribution and the Merger. It applies to you only if you are the beneficial holder of common shares of Pentair-Switzerland. The qualification as private or business assets in terms of Swiss tax law is only relevant, if specifically mentioned. This section is based, as applicable, on the tax laws, regulations, decrees, income tax conventions (treaties), administrative practice and judicial decisions of Switzerland as in effect on the date of the Contribution and the Merger and which are subject to change (or subject to changes in interpretations), possibly with retrospective effect.

Holders are advised to consult their own tax advisors as to Swiss or other tax consequences of the Contribution and the Merger in your particular circumstances. Tax consequences may differ according to the provisions of different double taxation treaties and the investor’s particular circumstances. The statements and discussion of Swiss taxes set out below are of a general nature and do not relate to persons in the business of buying and selling shares or other securities.

Tax Considerations Linked to the Contribution and the Merger

Requirements for Tax-Neutrality According to Swiss Federal Circular No. 5

Under Swiss Tax Law, the Contribution and the Merger will qualify as a tax neutral so-called quasi-merger (Quasifusion) within the meaning of Section 4.1.7 of the Swiss Federal Circular No. 5 of 1 June 2004 (Umstrukturierungen) issued by the Swiss Federal Tax Administration. Pentair-Switzerland has disclosed the Contribution and the Merger to the relevant Swiss tax authorities, which agreed that the transaction in the context of the Contribution and the Merger qualifies as a tax neutral quasi-merger for Swiss tax purposes.

Swiss Federal, Cantonal and Communal Individual and Corporate Income Taxes

For Swiss tax resident individual shareholders holding their common shares of Pentair-Switzerland as private assets (Privatvermögen), the Contribution and the Merger will be tax neutral for federal, cantonal and communal income tax purposes. For Swiss tax resident individual shareholders holding their common shares in Pentair-Switzerland as business assets (Geschäftsvermögen) and for Swiss tax resident corporate shareholders or non-Swiss resident shareholders holding the common shares in Pentair-Switzerland through a permanent establishment or a fixed place of business maintained in Switzerland, the Contribution and the Merger should also be tax neutral for federal, cantonal and communal income tax purposes, provided that these shareholders choose to maintain the relevant tax basis.

A holder of common shares of Pentair-Switzerland who is not a resident of Switzerland for tax purposes and who does not hold its shares through a permanent establishment or a fixed place of business maintained in Switzerland will not be subject to Swiss federal, cantonal and communal individual and corporate income taxes with respect to the Contribution and the Merger.

Swiss Withholding Tax

As confirmed by the Swiss tax authorities, the Contribution and the Merger will not be subject to Swiss withholding tax.

Swiss Stamp Tax

As confirmed by the Swiss tax authorities, no Swiss stamp tax will be due in regard of the Contribution and the Merger.

U.S. Federal Income Tax Considerations

Scope of Discussion

The following summary is based upon the Internal Revenue Code of 1986, as amended (the “U.S. Code”), Treasury regulations, rulings of the Internal Revenue Service (the “IRS”), and judicial decisions in existence on the date hereof, all of which are subject to change. Any such change could apply retroactively and could affect adversely the tax consequences described below. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. No advance tax ruling has been sought or obtained from the IRS regarding the tax consequences of the transactions described herein.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of common shares of Pentair-Switzerland or ordinary shares of Pentair-Ireland that is (a) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes, (b) an entity that is classified for U.S. federal income tax purposes as a corporation and that is organized under the laws of the United States, any state thereof, or the District of Columbia, or is otherwise treated for U.S. federal income tax purposes as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the U.S. Code (“United States persons”), or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of common shares of Pentair-Switzerland or ordinary shares of Pentair-Ireland (other than an entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity”) that is not a U.S. Holder. If an entity classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” owns common shares of Pentair-Switzerland or ordinary shares of Pentair-Ireland, the tax treatment of a member of the entity will depend on the status of the member and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, are not addressed in this summary.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain U.S. Holders and Non-U.S. Holders that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, persons that hold of common shares of Pentair-Switzerland or ordinary shares of Pentair-Ireland as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, persons that purchase or sell of common shares of Pentair-Switzerland or ordinary shares of Pentair-Ireland as part of a wash sale for tax purposes, persons that acquired Pentair-Switzerland common shares as a result of the exercise of employee stock options otherwise as compensation or through a tax-qualified retirement plan, U.S. Holders whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax).

Furthermore, this summary does not discuss any alternative minimum tax consequences, and does not address any aspects of state or local taxation. This summary does not apply to any U.S. Holder that, at any time during the 5-year period ending on the date of the Merger, has owned (directly, indirectly, or constructively under applicable U.S. federal income tax attribution rules) 10% or more of the total combined voting power of all classes of stock entitled to vote of Pentair-Switzerland, or any U.S. Holder that owns (directly, indirectly, or constructively under applicable U.S. federal income tax attribution rules) 10% or more of the total combined voting power of all classes of stock entitled to vote of Pentair-Ireland. In the case of any Non-U.S. Holder who is an individual, this summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes. This summary applies only to those U.S. Holders and Non-U.S. Holders that own common shares of Pentair-Switzerland, and will own ordinary shares of Pentair-Ireland, as “capital assets” within the meaning of Section 1221 of the U.S. Code.

Passive Foreign Investment Company Considerations

For U.S. federal income tax purposes, a foreign corporation, such as Pentair-Switzerland or Pentair-Ireland, is classified as a passive foreign investment company (a “PFIC”) for any taxable year in which either (1) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes), or (2) the average percentage of its assets that produce passive income or that are held for the production of passive income is at least 50%. For purposes of applying the tests in the preceding sentence, the foreign corporation is generally deemed to own its proportionate share of the assets of, and to receive directly its proportionate share of the income earned by, any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% by value of the stock.

Classification of a foreign corporation as a PFIC can have several adverse consequences to United States persons that own, directly or indirectly, shares of the corporation. These include taxation of gain recognized on a sale or other disposition of the shares of the corporation at the maximum ordinary income rates, the imposition of an interest charge on gain on a disposition of (or on distributions with respect to) the shares, and the possibility that gain (but not loss) may have to be recognized upon certain dispositions of the shares that otherwise would qualify for non-recognition treatment.

We believe that Pentair-Switzerland should not be treated as having been a PFIC in any prior taxable year and should not be treated as a PFIC in the taxable year in which the Merger will occur. In addition, we believe that Pentair-Ireland should not be treated as a PFIC following the Merger. However, the tests for determining PFIC status are applied annually, and it is difficult accurately to predict future income and assets relevant to this determination. Accordingly, we cannot assure U.S. holders that Pentair-Ireland will not become a PFIC. Moreover, the determination of PFIC status depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. As a result, whether Pentair-Switzerland or Pentair-Ireland is or will be a PFIC for any relevant taxable year cannot be predicted with certainty, and there can be no assurance that the IRS will not challenge our determination concerning our PFIC status.

If Pentair-Ireland should determine in the future that it is a PFIC, it will endeavor to so notify U.S. Holders, although there can be no assurance that it will be able to do so in a timely and complete manner. U.S. Holders should consult their own tax advisors about the PFIC rules, including the availability of certain elections.

The remainder of this summary assumes that Pentair-Switzerland has not been a PFIC before the Merger and that Pentair-Ireland will not be a PFIC after the Merger.

Consequences of the Contribution and the Merger

For U.S. federal income tax purposes, (i) neither Pentair-Switzerland nor New SwissCo will recognize any gain or loss for U.S. federal income tax purposes as a result of the Contribution, (ii) the Merger will qualify as a “reorganization” under Section 368(a) of the U.S. Code, (iii) neither Pentair-Switzerland nor Pentair-Ireland will recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and (iv) no gain or loss will be recognized by the Pentair-Switzerland shareholders (other than any Specified Shareholder as defined in the immediately following sentence) as a result of the Contribution and Merger. For purposes of this summary, a “Specified Shareholder” is a shareholder of Pentair-Switzerland that has entered into, or will enter into, a gain recognition agreement with the IRS relating to any transaction in which such shareholder acquired Pentair-Switzerland common shares prior to the Merger. A Specified Shareholder may be able to take certain actions (such as entering into a new gain recognition agreement) that would prevent the Merger from triggering the shareholder’s gain recognition agreement. Any Specified Shareholder is encouraged to consult its tax advisor with respect to the effect of the Merger on such shareholder’s gain recognition agreement.

Assuming that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the U.S. Code, neither Pentair-Switzerland nor Pentair-Ireland will recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and the Merger will have the following U.S. federal income tax consequences to a Pentair-Switzerland shareholder (other than a Specified Shareholder):

•	the shareholder will not recognize gain or loss on the exchange of its Pentair-Switzerland common shares solely for Pentair-Ireland ordinary shares;

•	the shareholder’s tax basis in Pentair-Ireland ordinary shares received in the Merger will be the same as the shareholder’s tax basis in Pentair-Switzerland common shares exchanged therefor; and

•	the shareholder’s holding period for Pentair-Ireland ordinary shares received in the Merger will include the shareholder’s holding period for the Pentair-Switzerland common shares exchanged therefor.

Shareholders that hold their Pentair-Switzerland common shares with differing bases or holding periods are encouraged to consult their tax advisors regarding the determination of the bases and holding periods of the Pentair-Ireland ordinary shares received in the Merger.

Ownership of Pentair-Ireland Ordinary Shares by U.S. Holders

Dividends. Any distributions paid on Pentair-Ireland ordinary shares will constitute dividends for U.S. federal income tax purposes to the extent such distributions are made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution paid to a U.S. Holder on an ordinary share exceeds our current and accumulated earnings and profits attributable to that share, the excess will be treated as a tax-free return of capital, up to the U.S. Holder’s adjusted tax basis in that share. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Gains on Disposition.”

In the case of a U.S. Holder that is an individual, trust, or estate, a dividend received by such a U.S. Holder on the Pentair-Ireland ordinary shares generally will constitute “qualified dividend income,” provided that (i) Pentair-Ireland’s ordinary shares are listed on the NYSE or certain other exchanges, or Pentair-Ireland qualifies for benefits under the income tax treaty between the U.S. and the U.K., and (ii) during the taxable year in which the dividend is paid and the preceding taxable year, Pentair-Ireland is not a PFIC. A dividend that constitutes “qualified dividend income” will be subject to a reduced maximum U.S. federal income tax rate of 20%. This rate reduction will not apply to dividends received to the extent that the U.S. Holder elects to treat the dividends as “investment income” for purposes of calculating the U.S. Holder’s limitation on the deduction of “investment interest” expense. Furthermore, this rate reduction will not apply unless the U.S. Holder meets certain holding period requirements with respect to its Pentair-Ireland ordinary shares.

Dividends paid on Pentair-Ireland ordinary shares to a U.S. Holder that is classified for U.S. federal income tax purposes as a corporation generally will not be eligible for the dividends-received deduction.

For purposes of calculating the foreign tax credit, dividends paid on Pentair-Ireland ordinary shares generally will be treated as income from sources outside the United States, except that a portion of such dividends may be treated as income from U.S. sources if (i) United States persons own, directly or indirectly, 50% or more of the Pentair-Ireland ordinary shares, and (ii) Pentair-Ireland receives more than a de minimis amount of income from U.S. sources.

A dividend paid on the Pentair-Ireland ordinary shares in a currency other than U.S. dollars will be includible in the income of a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day the dividend is received by the U.S. Holder. Any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is includible in the income of the U.S. Holder to the date that payment is converted into U.S. dollars generally will be treated as ordinary income or loss.

Gains on Disposition. Upon a sale or other taxable disposition of Pentair-Ireland ordinary shares, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount received and the U.S. Holder’s adjusted tax basis in the ordinary shares, and any such gain or loss will constitute capital gain or loss. A capital gain recognized by an individual upon the sale or other disposition of a Pentair-Ireland ordinary share is generally eligible for reduced rates of U.S. federal income taxation if the holding period for such share is greater than one year. The deductibility of a capital loss recognized upon the sale or other disposition of a Pentair-Ireland ordinary share is subject to limitations.

Unearned Income Medicare Contribution Tax. A 3.8% Medicare contribution tax is imposed on the “net investment income” of certain United States individuals and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes dividend income and certain net gain from the disposition of property (such as shares in a corporation), less certain deductions. This tax is in addition to the U.S. federal income tax applicable to the dividend income or capital gain.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply with respect to payments of dividends on the Pentair-Ireland ordinary shares to a U.S. Holder, and with respect to payments to a U.S. Holder of any proceeds from a disposition of Pentair-Ireland ordinary shares, if the payments are made within the United States or through certain U.S.-related financial intermediaries. In addition, a U.S.

Holder may be subject to a backup withholding tax on payments with respect to Pentair-Ireland ordinary shares if the U.S. Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to the backup withholding tax, or otherwise fails to comply with applicable backup withholding tax rules. Any amounts withheld from a U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the U.S. Holder, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

A U.S. Holder that is an individual is generally required to report on his or her U.S. federal income tax return certain information regarding any “specified foreign financial asset” that he or she owns. The term “specified foreign financial asset” includes foreign financial accounts, and also includes shares of foreign corporations that are not held through an account maintained by a financial institution.

A U.S. Holder that, immediately before the Merger, owns at least 5% of the Pentair-Switzerland common shares will be required to attach to its U.S. federal income tax return information regarding the U.S. Holder’s tax basis in, and the fair market value of, the Pentair-Switzerland common shares surrendered in the Merger.

Ownership of Pentair-Ireland Ordinary Shares by Non-U.S. Holders

Dividends and Gains on Sale. A dividend received by a Non-U.S. Holder with respect to Pentair-Ireland ordinary shares generally will not be subject to U.S. federal income tax or withholding, provided that the dividend is not effectively connected with the conduct of a trade or business (or, if a United States income tax treaty applies, is not attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder. A capital gain recognized by a Non-U.S. Holder on a sale or exchange of Pentair-Ireland ordinary shares generally will not be subject to U.S. federal income tax, unless: (i) the gain is effectively connected with the conduct of a trade or business (and, if a United States income tax treaty applies, is not attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder; or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met.

Any dividend received by a Non-U.S. Holder with respect to, or capital gain recognized by a Non-U.S. Holder on a sale or exchange of, Pentair-Ireland ordinary shares that is effectively connected with the conduct of a trade or business (and, if a United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by a Non-U.S. Holder will be subject to U.S. federal income tax at regular graduated rates. If the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes, such income will also be taken into account for purposes of determining the amount of U.S. branch profits tax, which is imposed at a rate of 30% (or at a lower rate under an applicable income tax treaty) on effectively connected earnings and profits, subject to certain adjustments.

Backup Withholding. Although Non-U.S. Holders generally will be exempt from information reporting and backup withholding on distributions and disposition proceeds with respect to Pentair-Ireland ordinary shares, a Non-U.S. Holder may be required to comply with certification and identification procedures in order to establish its exemption from information reporting and backup withholding. Any amounts withheld from a Non-U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the Non-U.S. Holder, and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Irish Tax Considerations

Scope of Discussion

The following is a general summary of the material Irish tax consequences for certain beneficial owners of Pentair-Ireland shares. It is based on existing Irish law, our understanding of the current practices of the Irish Revenue Commissioners and correspondence with the Irish Revenue Commissioners. Legislative, administrative or juridical changes may modify the tax consequences described below, possibly with retroactive effect. Furthermore, we can provide no assurance that the consequences contained in this summary will not be challenged by the Irish Revenue Commissioners or will be sustained by a court if challenged.

The statements do not constitute tax advice and are intended only as a general guide. Furthermore, this information applies only to the shares that are held as capital assets and does not apply to all categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes or shareholders who have, or who are deemed to have, acquired their shares by virtue of an office or employment. This summary is not exhaustive and shareholders should consult their own tax advisors as to the tax consequences in Ireland or other relevant jurisdictions of the acquisition, ownership and disposition of Pentair-Ireland shares.

Pentair-Ireland intends to manage its affairs so that (1) Pentair-Ireland will not be resident in Ireland for Irish tax purposes, (2) Pentair-Ireland will not be liable to Irish corporation tax and (3) Pentair-Ireland dividends will not be subject to Irish dividend withholding tax or (for shareholders that have no connection with Ireland other than holding Pentair-Ireland shares) Irish income tax.

Irish Tax on Chargeable Gains

The rate of tax on chargeable gains (where applicable) in Ireland is 33%. The receipt by Pentair-Switzerland shareholders of Pentair-Ireland shares as consideration for the cancellation of their Pentair-Switzerland shares in the Merger will not give rise to a liability to Irish tax on chargeable gains for persons that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold such shares in connection with a trade or business carried on by such holder in Ireland through a branch or agency.

The issuance, pursuant to the Merger, of Pentair-Ireland shares to holders of Pentair-Switzerland shares who are resident or ordinarily resident for tax purposes in Ireland, or who hold their shares in connection with a trade or business carried on by such holder in Ireland through a branch or agency, should be treated as falling within the relief for a reorganization for the purposes of taxation of chargeable gains. Accordingly, the Pentair-Ireland shares issued to holders of Pentair-Switzerland shares in accordance with their entitlements as holders of Pentair-Switzerland shares should be treated as the same asset and as acquired at the same time as the Pentair-Switzerland shares.

Pentair-Ireland shareholders that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade or business carried on by such holder in Ireland through a branch or agency will not be liable for Irish tax on chargeable gains realized on a subsequent disposal of their Pentair-Ireland shares. Individual shareholders who are temporarily non-resident in Ireland may, under Irish anti-avoidance legislation, be liable to Irish tax on any chargeable gain realized on a disposal during the period in which such individual is non-resident.

Shareholders that are resident or ordinarily resident in Ireland for Irish tax purposes or shareholders that hold their shares in connection with a trade or business carried on by such holder in Ireland through a branch or agency will, subject to the availability of exemptions and reliefs, be within the charge to Irish tax on chargeable gains arising on a subsequent disposal of their Pentair-Ireland shares.

Capital Acquisitions Tax

Irish capital acquisitions tax (“CAT”) comprises principally of gift tax and inheritance tax. CAT could apply to a gift or inheritance of Pentair-Ireland ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because Pentair-Ireland ordinary shares are regarded as property situated in Ireland as the share register of Pentair-Ireland must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is currently levied at a rate of 33 per cent above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT.

Stamp Duty

Irish stamp duty (if any) becomes payable in respect of share transfers occurring after completion of the Merger.

No stamp duty will be payable on the cancellation of the common shares of Pentair-Switzerland or the issue of Pentair-Ireland ordinary shares pursuant to the merger.

A transfer of Pentair-Ireland shares from a seller who holds shares beneficially to a buyer who holds the acquired shares beneficially will not be subject to Irish stamp duty (unless the transfer involves a change in the nominee that is the record holder of the transferred shares).

A transfer of Pentair-Ireland shares by a seller who holds shares directly to any buyer, or by a seller who holds the shares beneficially to a buyer who holds the acquired shares directly, may be subject to Irish stamp duty (currently at the rate of 1% of the price paid or the market value of the shares acquired, if higher). Stamp duty is a liability of the buyer or transferee. A shareholder who holds Pentair-Ireland shares directly may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares. In order to benefit from this exemption from stamp duty, the seller must confirm to Pentair-Ireland’s transfer agent that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not in contemplation of a sale of the shares.

Because of the potential Irish stamp duty on transfers of Pentair-Ireland shares, we strongly recommend that all directly registered Pentair-Switzerland shareholders open broker accounts so they can transfer their shares into a broker account as soon as possible, and in any event prior to completion of the Merger. We also strongly recommend that any person who wishes to acquire Pentair-Ireland shares after completion of the Merger acquire such shares through the DTC.

Pentair-Ireland does not intend to pay any stamp duty on these transactions. However, Pentair-Ireland’s articles of association allow Pentair-Ireland, in its absolute discretion, to create an instrument of transfer and pay any stamp duty payable by a buyer. In the event of such payment, Pentair-Ireland reserves the right to (i) seek reimbursement from the buyer (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer (at its discretion) and/or (iii) claim a lien against the Pentair-Ireland ordinary shares on which it has paid stamp duty. Parties to a share transfer should not assume that any stamp duty arising in respect of a transaction in Pentair-Ireland ordinary shares will be paid by Pentair-Ireland.

U.K. Tax Considerations

Scope of Discussion

The following is a summary of the material U.K. tax consequences for certain beneficial owners of Pentair-Ireland shares. This summary is based on the tax laws of the U.K. in effect at the date hereof and current HM Revenue and Customs practice, which is subject to change.

This summary is of a general nature only and applies only to shareholders who hold Pentair-Ireland shares beneficially as an investment and does not apply to special categories of shareholders such as dealers in securities or shareholders who have, or are deemed to have, acquired their Pentair-Ireland shares by virtue of an office or employment.

Any person who is in any doubt about his own taxation position should consult an appropriate independent tax advisor.

This summary is not directed at persons who are resident or domiciled in the U.K. for U.K. tax purposes.

Pentair-Ireland

Pentair–Ireland is a company tax resident in the U.K. which is managed and controlled in the U.K. and as such will be subject to U.K. corporation tax on its taxable profits and gains. The Merger will not give rise to any such profits or gains for Pentair–Ireland.

Pentair-Ireland has discussed the Merger with HM Revenue and Customs and intends to obtain a confirmation from HM Revenue and Customs that there will be no material and adverse U.K. tax implications in consequence of Pentair-Ireland being U.K. tax resident under the U.K.’s controlled foreign company rules.

Taxation of Dividends

Under current U.K. taxation legislation, Pentair-Ireland is not required to withhold any amounts in respect of U.K. taxation from its dividend payments. U.K. income tax may arise for U.K. resident holders of Pentair-Ireland shares in respect of dividends received from Pentair-Ireland.

Taxation of Chargeable Gains

Subject to the provisions set out below in relation to temporary non-residents of the U.K., a holder of Pentair-Switzerland shares or Pentair-Ireland shares who is not resident for U.K. tax purposes in the U.K. will not be liable to U.K. tax on chargeable gains realized on the disposal of Pentair-Switzerland shares pursuant to the Merger or any subsequent disposal of Pentair–Ireland shares unless such holder carries on a trade, profession or vocation in the U.K. through a branch or agency and has used, held or acquired such shares for the purpose of such trade, profession or vocation or such branch or agency.

However, under anti-avoidance legislation a shareholder who is an individual and who is only temporarily non-resident in the U.K. for U.K. tax purposes at the date of disposal of the shares may be liable to U.K. taxation on chargeable gains.

Shareholders that are resident in the U.K. for U.K. tax purposes or shareholders that hold their shares in connection with a trade or business carried on by such holder in the U.K. through a branch or agency will, subject to the availability of exemptions and reliefs, be within the charge to U.K. tax on chargeable gains arising from a subsequent disposal of Pentair-Ireland shares.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

The following is based on the assumption that Pentair-Ireland is a body corporate not incorporated in the U.K. and the Pentair-Ireland shares are not registered on a register kept in the U.K.

As Pentair-Ireland is not a U.K. incorporated company, no stamp duty should be payable on a conveyance or transfer on sale of Pentair-Ireland shares provided it is executed and retained outside the U.K. A conveyance or transfer on sale of the Pentair-Ireland shares which is executed in the U.K. or, in certain circumstances, which has been executed outside the U.K. and is brought into the U.K. will, in principle, be chargeable to ad valorem stamp duty at the rate of 0.5% of the consideration for the transfer. Although such stamp duty need not, in practice, be paid, a conveyance or transfer which is chargeable to stamp duty but on which stamp duty has not been paid cannot be registered in the U.K. or relied upon in U.K. legal proceedings unless and until the correct amount of stamp duty (together with any interest and penalties) was paid.

As Pentair-Ireland is not a U.K. incorporated company and on the assumption that its share register will not be kept in the U.K., no liability to SDRT should arise on an agreement to transfer Pentair-Ireland shares.

Inheritance Tax (“IHT”)

IHT will not apply to a holder of Pentair-Ireland shares who is not domiciled in the U.K., provided Pentair-Ireland’s share register will not be kept in the U.K. and any conveyance or transfer of Pentair-Ireland shares, together with any certificate of evidence or ownership, is executed and retained outside the U.K.

DESCRIPTION OF THE ORDINARY SHARES

General

The following information is a summary of the material terms of the Pentair-Ireland ordinary shares, nominal (i.e. par) value $0.01 per share, as specified in the form of Pentair-Ireland articles of association that will be effective as of completion of the Merger (the “Pentair-Ireland Articles”).

Pursuant to the Merger Agreement, each Pentair-Switzerland common share will be converted into the right to be entered into the register of members of Pentair-Ireland. All of the Pentair-Ireland ordinary shares will be issued fully paid and will not be subject to any further calls or assessments by Pentair-Ireland.

The following description of Pentair-Ireland ordinary shares is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Pentair-Ireland Articles, which are included as Annex B to this proxy statement/prospectus. If the shareholders of Pentair-Switzerland approve the Voting Cap Elimination Proposal, the provisions currently set forth in the Pentair-Ireland Articles restricting shareholders from voting shares in excess of the Voting Cap will be eliminated and, accordingly, will not apply as of completion of the Merger. See also “Comparison of Rights of Shareholders.”

Capital Structure

Authorized Share Capital

Immediately prior to the completion of the Merger, the authorized share capital of Pentair-Ireland will be €40,000 and $4,260,000 divided into 40,000 Euro Shares with a nominal value of €1.00 per share and 426,000,000 ordinary shares with a nominal value of $0.01 per share.

Pentair-Ireland may issue shares subject to the maximum authorized share capital contained in the Pentair-Ireland Articles. The authorized share capital may be increased by a resolution approved by a two-thirds majority of the votes of Pentair-Ireland’s shareholders cast at a general meeting (referred to as a “variation resolution”) or reduced by a resolution approved by a simple majority of the votes of Pentair-Ireland’s shareholders cast at a general meeting (referred to under Irish law as an “ordinary resolution”). The shares comprising the authorized share capital of Pentair-Ireland may be divided into shares of such nominal value as the resolution shall prescribe. As a matter of Irish company law, the directors of a company may issue new ordinary shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The Pentair-Ireland Articles authorize the board of directors of Pentair-Ireland to issue new ordinary shares without shareholder approval for a period of five years from the date of adoption of the Pentair-Ireland Articles.

The rights and restrictions to which the ordinary shares will be subject will be prescribed in the Pentair-Ireland Articles.

Irish law does not recognize fractional shares held of record. Accordingly, the Pentair-Ireland Articles will not provide for the issuance of fractional shares of Pentair-Ireland, and the official Irish share register of Pentair-Ireland will not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of Pentair-Ireland would result in any Pentair-Ireland shareholder becoming entitled to fractions of a share, the Pentair-Ireland board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale the Pentair-Ireland board of directors may authorize some person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Issued Share Capital

Based on the number of Pentair-Switzerland common shares issued as of [—] the last practicable date prior to the mailing of this proxy statement/prospectus, not including any shares to be issued to any subsidiaries of Pentair-Switzerland, Pentair-Ireland is expected to issue approximately [—] million ordinary shares with a nominal value of $0.01 per share to the former shareholders of Pentair-Switzerland on completion of the Merger. All Pentair-Ireland ordinary shares issued at the effective time will be issued as fully paid-up and non-assessable.

Preemption Rights, Share Warrants and Share Options

Under Irish law certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, Pentair-Ireland has opted out of these preemption rights in the Pentair-Ireland Articles as permitted under Irish company law. Because Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of the shareholders of Pentair-Ireland cast at a general meeting (referred to under Irish law as a “special resolution”), the Pentair-Ireland Articles provide that this opt-out must be so renewed. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of Pentair-Ireland on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee option or similar equity plan.

The Pentair-Ireland Articles provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Pentair-Ireland is subject, the Pentair-Ireland board of directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Pentair-Ireland board of directors deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the Pentair-Ireland board of directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. Pentair-Ireland will be subject to the rules of the NYSE and the U.S. Internal Revenue Code that require shareholder approval of certain equity plans and share issuances. The Pentair-Ireland board of directors may issue shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit). In connection with the completion of the Merger, Pentair-Ireland will assume Pentair-Switzerland’s existing obligations to deliver shares under its equity incentive plans pursuant to the terms thereof.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Pentair-Ireland are equal to, or in excess of, the aggregate of Pentair-Ireland’s called up share capital plus undistributable reserves and the distribution does not reduce Pentair-Ireland’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Pentair-Ireland’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Pentair-Ireland’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Pentair-Ireland has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Pentair-Ireland. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts, which give a “true and fair view” of Pentair-Ireland’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Although Pentair-Ireland will not have any distributable reserves immediately following the effective time, Pentair-Switzerland and Pentair-Ireland are taking steps to create such distributable reserves, which includes the proposal to create distributable reserves on which Pentair-Switzerland shareholders will vote at the Extraordinary General Meeting. Please see “Risk Factors,” “Proposal to Create Distributable Reserves of Pentair-Ireland” and “The Extraordinary General Meeting of Shareholders.”

The Pentair-Ireland Articles authorize the directors to declare dividends to the extent they appear justified by profits without shareholder approval. The Pentair-Ireland board of directors may also recommend a dividend to be approved and declared by the Pentair-Ireland shareholders at a general meeting. The Pentair-Ireland board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in U.S. dollars or any other currency. All holders of ordinary shares of Pentair-Ireland will participate pro rata in respect of any dividend which may be declared in respect of ordinary shares by Pentair-Ireland.

The directors of Pentair-Ireland may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Pentair-Ireland in relation to the ordinary shares of Pentair-Ireland.

Share Repurchases, Redemptions and Conversions

Overview

The Pentair-Ireland Articles provide that any ordinary shares which Pentair-Ireland has agreed to acquire shall be deemed to be a redeemable share, unless the Pentair-Ireland board of directors resolves otherwise. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Pentair-Ireland will technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by Pentair-Ireland”. If the Pentair-Ireland Articles did not contain such provision, all repurchases by Pentair-Ireland would be subject to many of the same rules that apply to purchases of Pentair-Ireland ordinary shares by subsidiaries described below under “—Purchases by Subsidiaries of Pentair-Ireland” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange”. Neither Irish law nor any constituent document of Pentair-Ireland places limitations on the right of nonresident or foreign owners to vote or hold Pentair-Ireland ordinary shares. Except where otherwise noted, references elsewhere in this proxy statement/prospectus to repurchasing or buying back ordinary shares of Pentair-Ireland refer to the redemption of ordinary shares by Pentair-Ireland or the purchase of ordinary shares of Pentair-Ireland by a subsidiary of Pentair-Ireland, in each case in accordance with the Pentair-Ireland Articles and Irish company law as described below.

Repurchases and Redemptions by Pentair-Ireland

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. As described in “Proposal to Create Distributable Reserves of Pentair-Ireland”, Pentair-Ireland will not have any distributable reserves immediately following the effective time, however, it will take steps to create such distributable reserves. Please see also “Description of the Ordinary Shares—Dividends” and “Risk Factors”. Pentair-Ireland may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Pentair-Ireland. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of the Pentair-Ireland Articles described above, shareholder approval will not be required to redeem Pentair-Ireland ordinary shares.

Pentair-Ireland may also be given an additional general authority by its shareholders to purchase its own shares on-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Pentair-Ireland’s subsidiaries as described below.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Pentair-Ireland at any time must not exceed 10% of the nominal value of the issued share capital of Pentair-Ireland. Pentair-Ireland may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by Pentair-Ireland or re-issued subject to certain conditions.

Purchases by Subsidiaries of Pentair-Ireland

Under Irish law, an Irish or non-Irish subsidiary may purchase Pentair-Ireland ordinary shares either as overseas market purchases or off-market purchases. For a subsidiary of Pentair-Ireland to make overseas market purchases of Pentair-Ireland ordinary shares, the shareholders of Pentair-Ireland must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular overseas market purchase by a subsidiary of Pentair-Ireland ordinary shares is required. For an off-market purchase by a subsidiary of Pentair-Ireland, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose Pentair-Ireland ordinary shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Pentair-Ireland.

In order for a subsidiary of Pentair-Ireland to make an overseas market purchase of Pentair-Ireland ordinary shares, such shares must be purchased on a “recognized stock exchange”. The NYSE, on which the shares of Pentair-Ireland will be listed following the closing of the Merger, is specified as a recognized stock exchange for this purpose by Irish company law.

The number of Pentair-Ireland ordinary shares held by the subsidiaries of Pentair-Ireland at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Pentair-Ireland. While a subsidiary holds Pentair-Ireland ordinary shares, it cannot exercise any voting rights in respect of those shares. The acquisition of Pentair-Ireland ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

The Pentair-Ireland Articles provide that Pentair-Ireland will have a first and paramount lien on every share that is not a fully paid up share for all moneys payable, whether presently due or not in respect of such Pentair-Ireland ordinary shares. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any Pentair-Ireland ordinary shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as Pentair-Ireland and will only be applicable to Pentair-Ireland ordinary shares that have not been fully paid up.

Consolidation and Division; Subdivision

Under the Pentair-Ireland Articles, Pentair-Ireland may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by the Pentair-Ireland Articles.

Reduction of Share Capital

Pentair-Ireland may, by special resolution, reduce its authorized share capital in any way. Pentair-Ireland also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Companies Acts.

Annual Meetings of Shareholders

Pentair-Ireland will be required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after Pentair-Ireland’s fiscal year-end. Pentair-Ireland plans to hold its first annual general meeting in 2015 if the Merger is completed.

Notice of an annual general meeting must be given to all Pentair-Ireland shareholders and to the auditors of Pentair-Ireland. The Pentair-Ireland Articles provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of Pentair-Ireland may be convened (i) by the Pentair-Ireland board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of Pentair-Ireland carrying voting rights, or (iii) on requisition of Pentair-Ireland’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Notice of an extraordinary general meeting must be given to all Pentair-Ireland shareholders and to the auditors of Pentair-Ireland. Under Irish law and the Pentair-Ireland Articles, the minimum notice period is 21 days.

In the case of an extraordinary general meeting convened by shareholders of Pentair-Ireland, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the Pentair-Ireland board of directors has 21 days to convene a meeting of Pentair-Ireland shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the Pentair-Ireland board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of Pentair-Ireland’s receipt of the requisition notice.

If the Pentair-Ireland board of directors becomes aware that the net assets of Pentair-Ireland are not greater than half of the amount of Pentair-Ireland’s called-up share capital, the directors of Pentair-Ireland must convene an extraordinary general meeting of Pentair-Ireland shareholders not later than 28 days from the date that they learn of this fact to consider how to address the situation.

Quorum for General Meetings

The Pentair-Ireland Articles provide that no business shall be transacted at any general meeting unless a quorum is present. A quorum shall be the holders of shares, present in person or by proxy, entitling them to exercise a majority of the voting power of the Company. Abstentions and broker non-votes will be regarded as present for the purpose of establishing a quorum.

Voting

At any meeting of Pentair-Ireland, all resolutions will be decided on a poll.

Shareholders of Pentair-Ireland will be entitled to one vote per Pentair-Ireland ordinary share on each matter presented at general meetings of shareholders, provided that any person who beneficially owns shares in excess of 20% less one share of the ordinary issued and outstanding share capital of Pentair-Ireland (the “Voting Cap”), shall only be entitled to cast votes at a general meeting of shareholders equal to the Voting Cap, provided that the Board may in special cases approve exceptions to the Voting Cap. If the Voting Cap Elimination Proposal is approved, the Pentair-Ireland Articles will not contain such Voting Cap restrictions.

Treasury shares or Pentair-Ireland ordinary shares that are held by subsidiaries of Pentair-Ireland will not be entitled to be voted at general meetings of shareholders.

Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

a)	amending the objects or memorandum of association of Pentair-Ireland;

b)	amending the Pentair-Ireland Articles;

c)	approving a change of name of Pentair-Ireland;

d)	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

e)	opting out of preemption rights on the issuance of new shares;

f)	re-registration of Pentair-Ireland from a public limited company to a private company;

g)	variation of class rights attaching to classes of shares (where the Pentair-Ireland Articles do not provide otherwise);

h)	purchase of Pentair-Ireland shares off-market;

i)	reduction of issued share capital;

j)	sanctioning a compromise/scheme of arrangement;

k)	resolving that Pentair-Ireland be wound up by the Irish courts;

l)	resolving in favor of a shareholders’ voluntary winding-up;

m)	re-designation of shares into different share classes;

n)	setting the re-issue price of treasury shares; and

o)	a merger pursuant to the EU Cross-Border Mergers Directive 2005/56/EC.

Variation of Rights Attaching to a Class or Series of Shares

Under the Pentair-Ireland Articles and the Companies Acts, any variation of class rights attaching to the issued shares of Pentair-Ireland must be approved in writing by holders of three-quarters of the issued shares in that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class, provided that, if the relevant class of holders has only one holder, that person present in person or by proxy shall constitute the necessary quorum.

The provisions of the Pentair-Ireland Articles relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Pentair-Ireland and any act of the Irish Government which alters the memorandum of Pentair-Ireland; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Pentair-Ireland; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Pentair-Ireland; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of any subsidiary of Pentair-Ireland which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of Pentair-Ireland will also have the right to inspect all books, records and vouchers of Pentair-Ireland. The auditors’ report must be circulated to the shareholders with Pentair-Ireland’s financial statements prepared in accordance with Irish law 21 days before the annual general meeting and must be read to the shareholders at Pentair-Ireland’s annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

a)	a court-approved scheme of arrangement under the Companies Acts. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

b)	through a tender or takeover offer by a third party for all of the shares of Pentair-Ireland. Where the holders of 80% or more of Pentair-Ireland’s ordinary shares have accepted an offer for their shares in Pentair-Ireland, the remaining shareholders may also be statutorily required to transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Pentair-Ireland were to be listed on the Irish Stock Exchange or another regulated stock exchange in the European Union, this threshold would be increased to 90%; and

c)	it is also possible for Pentair-Ireland to be acquired by way of a transaction with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a transaction must be approved by a special resolution. If Pentair-Ireland is being merged with another EU company under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to Pentair-Ireland shareholders is not all in the form of cash, Pentair-Ireland shareholders may be entitled to require their shares to be acquired at fair value.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as Pentair-Ireland and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union (with the exception of Croatia) and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the merger agreement.

Disclosure of Interests in Shares

Under the Companies Acts, Pentair-Ireland shareholders must notify Pentair-Ireland if, as a result of a transaction, the shareholder will become interested in 5% or more of the shares of Pentair-Ireland; or if as a result of a transaction a shareholder who was interested in more than 5% of the shares of Pentair-Ireland ceases to be so interested. Where a shareholder is interested in more than 5% of the shares of Pentair-Ireland, the shareholder must notify Pentair-Ireland of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of Pentair-Ireland (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. Pentair-Ireland must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any Pentair-Ireland ordinary shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, Pentair-Ireland, under the Companies Acts, may, by notice in writing, require a person whom Pentair-Ireland knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in Pentair-Ireland’s relevant share capital to: (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in the shares of Pentair-Ireland, to provide additional information, including the person’s own past or present interests in shares of Pentair-Ireland. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, Pentair-Ireland may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Companies Acts, as follows:

a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

b)	no voting rights shall be exercisable in respect of those shares;

c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

d)	no payment shall be made of any sums due from Pentair-Ireland on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event Pentair-Ireland is in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in Pentair-Ireland securities of 1% or more.

Anti-Takeover Provisions

Irish Takeover Rules and Substantial Acquisition Rules

A transaction in which a third party seeks to acquire 30% or more of the voting rights of Pentair-Ireland will be governed by the Irish Takeover Panel Act 1997 (the “Takeover Panel Act”) and the Irish Takeover Rules 2007 (as amended) (the “Irish Takeover Rules” or the “Takeover Rules”) made thereunder and will be regulated by the Irish Takeover Panel (the “Panel”). The “General Principles” of the Takeover Rules and certain important aspects of the Takeover Rules are described below.

General Principles

The Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Panel:

a)	in the event of an offer, all holders of security of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

b)	the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

c)	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

d)	false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

e)	a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

f)	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

g)	a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting rights in Pentair-Ireland may be required under the Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in Pentair-Ireland at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in Pentair-Ireland, unless the Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% and 50% of the voting rights in Pentair-Ireland would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding Pentair-Ireland ordinary shares, the offer price must be no less than the highest price paid for Pentair-Ireland ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Panel has the power to extend the “look back” period to 12 months if the Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired Pentair-Ireland ordinary shares (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total Pentair-Ireland ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per Pentair-Ireland ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total Pentair-Ireland ordinary shares in the 12-month period prior to the commencement of the offer period if the Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Pentair-Ireland. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Pentair-Ireland is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Pentair-Ireland and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the Pentair-Ireland board of directors is not permitted to take any action which might frustrate an offer for the shares of Pentair-Ireland once the Pentair-Ireland board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the Pentair-Ireland board of directors has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

a)	the action is approved by Pentair-Ireland’s shareholders at a general meeting; or

b)	the Panel has given its consent, where:

(i)	it is satisfied the action would not constitute frustrating action;

(ii)	Pentair-Ireland shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Certain other provisions of Irish law or the Pentair-Ireland Articles may be considered to have anti-takeover effects, including those described under the following captions: “—Capital Structure—Authorized Share Capital”, “—Preemption Rights, Share Warrants and Options”, “—Disclosure of Interests in Shares”, “Comparison of Rights of Shareholders—Vacancies”, “Comparison of Rights of Shareholders—Advance Notice

Provisions”, “Comparison of Rights of Shareholders—Amendment to Articles of Association”, “Comparison of Rights of Shareholders—Voting Rights and Voting Cap” and “Comparison of Rights of Shareholders—Shareholder Rights Plan”.

Corporate Governance

The Pentair-Ireland Articles allocate authority over the day-to-day management of Pentair-Ireland to the Pentair-Ireland board of directors. The Pentair-Ireland board of directors may then delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, consisting of such person or persons (whether directors or not) as it thinks fit, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of Pentair-Ireland. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the Pentair-Ireland board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.

Legal Name; Formation; Fiscal Year; Registered Office

The current legal and commercial name of Pentair-Ireland is Pentair plc. Pentair-Ireland was incorporated in Ireland on November 28, 2013 as a public limited company, under the name Pentair plc (registration number 536025). Pentair-Ireland’s fiscal year ends on December 31 and Pentair-Ireland’s registered address is Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland. For more information regarding Pentair-Ireland, see “Approval of the Merger Agreement—The Parties to the Merger.”

Appointment of Directors

The Companies Acts provide for a minimum of two directors. The Pentair-Ireland Articles provide that the number of directors will be not less than nine nor more than eleven and that the Pentair-Ireland board of directors shall determine the authorized number of directors. The minimum or maximum number of directors may be increased or reduced by a variation resolution of shareholders, provided however, that if a majority of the Pentair-Ireland board of directors makes a recommendation to the shareholders to change the minimum or maximum number of directors, then only an ordinary resolution of shareholders will be required.

Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the authorized number of directors due to the failure of nominees to be elected. The Pentair-Ireland Articles provide that if the number of directors is reduced below the prescribed minimum number of directors, the remaining director or directors shall appoint as soon as practicable an additional director or additional directors to make up such prescribed minimum or shall convene a general meeting of Pentair-Ireland for the purpose of making such appointment. The Pentair-Ireland Articles provide that if, at any meeting of shareholders, the chairman determines that the number of persons properly nominated to serve as directors exceeds the authorized number of directors to be elected and the number of directors is reduced below such authorized number due to the failure of one or more directors to be elected or re-elected by a majority of the votes cast at such meeting, then of the persons properly nominated to be elected as directors, those receiving the highest number of votes in favor of election or re-election will be elected or re-elected as directors until the next annual general meeting. The Pentair-Ireland Articles provide that if, at any meeting of shareholders, resolutions are passed by a majority of the votes cast at such meeting in respect of the election or re-election of directors which would result in the authorized number of directors being exceeded, then those number of directors, as exceeds such authorized number, receiving at that meeting the lowest number of votes in favor of election or re-election shall not be elected or re-elected as a director.

At each annual general meeting of Pentair-Ireland, all the directors shall retire from office and be re-eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the Pentair-Ireland board of directors he will be designated to fill the vacancy arising.

No person shall be appointed director unless nominated as follows:

a)	by the affirmative vote of two-thirds of the board of directors of Pentair-Ireland;

b)	with respect to election at an annual general meeting, by any shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of Pentair-Ireland, who is a shareholder at the time of the giving of the notice and at the time of the relevant annual general meeting and who timely complies with the notice procedures set out in the Pentair-Ireland Articles; or

c)	with respect to election at an extraordinary general meeting requisitioned in accordance with section 132 of the Companies Act 1963, by a shareholder or shareholders who hold ordinary shares or other shares carrying the general right to vote at general meetings of Pentair-Ireland and who make such nomination in the written requisition of the extraordinary general meeting.

Directors shall be appointed as follows:

a)	by shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose;

b)	by the Pentair-Ireland board of directors in accordance with the Pentair-Ireland Articles; or

c)	so long as there is in office a sufficient number of directors to constitute a quorum of the Pentair-Ireland board of directors, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the Pentair-Ireland board of directors or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the Pentair-Ireland Articles.

Removal of Directors

Under the Companies Acts, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against Pentair-Ireland in respect of his removal.

The Pentair-Ireland board of directors may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed the fixed number of directors. Any directors so appointed shall hold office only until the conclusion of the next annual general meeting of Pentair-Ireland unless he or she is re-elected. Pentair-Ireland may by ordinary resolution elect another person in place of a director removed from office and without prejudice to the powers of the directors under the Pentair-Ireland Articles, the company in general meeting may elect any person to be a director to fill a vacancy or an additional director, subject to the maximum number of directors set out in the Pentair-Ireland Articles.

Duration; Dissolution; Rights upon Liquidation

Pentair-Ireland’s duration will be unlimited. Pentair-Ireland may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. Pentair-Ireland may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Pentair-Ireland has failed to file certain returns.

The rights of the shareholders to a return of Pentair-Ireland’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in the Pentair-Ireland Articles. If the memorandum and articles of association contain no specific provisions in respect of dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. The Pentair-Ireland Articles provide that the ordinary shareholders of Pentair-Ireland are entitled to participate pro rata in a winding up.

Uncertificated Shares

Pentair-Ireland ordinary shares will be issued in uncertificated form. Holders of ordinary shares will not have the right to request a certificate representing their ordinary shares.

Stock Exchange Listing

Pentair-Ireland will file a listing application with the NYSE in respect of the Pentair-Ireland ordinary shares that the shareholders Pentair-Switzerland will receive pursuant to the Merger. It is expected that following the effective time, the Pentair-Ireland ordinary shares will be listed under the symbol “PNR,”—the same symbol under which Pentair-Switzerland’s common shares are currently listed on the NYSE. Pentair-Ireland’s ordinary shares are not currently intended to be listed on the Irish Stock Exchange or any other exchange.

No Sinking Fund

The Pentair-Ireland ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares to be issued in the transaction will be duly and validly issued and fully paid.

Transfer and Registration of Shares

The transfer agent for Pentair-Ireland will maintain the share register, registration in which will be determinative of membership in Pentair-Ireland. A shareholder of Pentair-Ireland who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Pentair-Ireland’s official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law to register on Pentair-Ireland’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Pentair-Ireland’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided that the shareholder has confirmed to Pentair-Ireland’s transfer agent that there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of Pentair-Ireland ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped by the shareholder and provided to the transfer agent. Pentair-Ireland does not intend to pay any stamp duty on these transactions. However, Pentair-Ireland’s articles of association allow Pentair-Ireland, in its absolute discretion, to create an instrument of transfer and pay any stamp duty payable by a buyer. In the event of such payment, Pentair-Ireland is entitled to (i) seek reimbursement from the buyer, (ii) set-off the amount of the stamp duty against future dividends payable to the buyer and/or (iii) claim a lien against the Pentair-Ireland ordinary shares on which it has paid stamp duty. Parties to a share transfer should not assume that any stamp duty arising in respect of a transaction in Pentair-Ireland ordinary shares will be paid by Pentair-Ireland.

The Pentair-Ireland Articles delegate to Pentair-Ireland’s secretary or assistant secretary (or their nominees) the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of Pentair-Ireland ordinary shares occurring through normal electronic systems, Pentair-Ireland intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that Pentair-Ireland notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from Pentair-Ireland for this purpose) or request that Pentair-Ireland execute an instrument of transfer on behalf of the transferring party in a form determined by Pentair-Ireland. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to Pentair-Ireland’s transfer agent, the buyer will be registered as the legal owner of the relevant shares on Pentair-Ireland’s official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

COMPARISON OF RIGHTS OF SHAREHOLDERS

Your rights as a shareholder of Pentair-Switzerland are governed by Swiss corporate law and Pentair-Switzerland’s articles of association and organizational regulations (the “Pentair-Switzerland Articles”). If the Merger is completed, you will become a shareholder of Pentair-Ireland, and your rights will be governed by Irish corporate law and the Pentair-Ireland Articles. Pentair-Ireland will not have by-laws or organizational regulations.

Many of the principal attributes of Pentair-Switzerland common shares and Pentair-Ireland ordinary shares will be similar. However, there are differences between your rights under Irish corporate law and Swiss corporate law. In addition, there are differences between the Pentair-Switzerland Articles and the Pentair-Ireland Articles. Because shareholders will receive, as consideration in the Merger, one Pentair-Ireland ordinary share for each common share of Pentair-Switzerland held immediately prior to the effectiveness of the Merger, and because all of the assets and liabilities of Pentair-Switzerland as a result of the completion of the Merger will be transferred to Pentair-Ireland in the Merger, we believe that the equity and membership interests of Pentair-Switzerland shareholders are adequately safeguarded.

The following discussion summarizes material changes in your rights resulting from the Merger. This summary is not complete and does not set forth all of the differences between Swiss and Irish corporate law or all the differences between the Pentair-Switzerland Articles and the Pentair-Ireland Articles. This summary is subject to the complete text of the relevant provisions of the Pentair-Switzerland Articles and the Pentair-Ireland Articles. We encourage you to read those documents. The Pentair-Ireland Articles which will be in effect on completion of the Merger are attached to this proxy statement/prospectus as Annex B. If the shareholders of Pentair-Switzerland approve the Voting Cap Elimination Proposal, the provisions in the Pentair-Ireland Articles restricting shareholders from voting shares in excess of the Voting Cap will be eliminated. For information as to how you can obtain the Pentair-Switzerland Articles, see “Where You Can Find More Information.”

	Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)
General	The rights of Pentair-Switzerland shareholders are governed by Swiss law and the Pentair-Switzerland Articles.	The rights of Pentair-Ireland shareholders are governed by Irish law and the Pentair-Ireland Articles.

Authorized and Issued Shares

Pentair-Switzerland has a share capital consisting of 426 million shares with a par value of 0.50 Swiss francs each, consisting of 213 million issued registered shares and 213 million unissued registered shares (which may be issued by the board of directors based on authorized or conditional share capital as set forth below). The issued register share capital amounts to CHF 106.5 million Swiss francs.

In addition, Pentair-Switzerland has authorized share capital. Pentair-Switzerland’s board of directors is authorized to issue new shares at any time during a two-year period following adoption of the Pentair-Switzerland Articles and thereby increase the share capital, without

Pentair-Ireland will have an authorized share capital of €40,000 and $4,260,000 divided into 40,000 ordinary shares with a nominal value of €1.00 each and 426 million ordinary shares with a nominal value of $0.01 each.

Immediately prior to the Merger, the issued share capital of Pentair-Ireland will consist solely of the Euro Share capital held by Pentair-Switzerland and its nominees. In connection with the completion of the Merger, Pentair-Ireland will issue a number of ordinary shares with a nominal value of $0.01 per share that is equal to the number of shares of Pentair-Switzerland common shares issued immediately prior to the completion of the Merger, and such shares will automatically be canceled and

Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

shareholder approval, by a maximum amount of 53.25 million Swiss francs (50% of the share capital registered in the commercial register or up to 106.5 million shares). These shares are referred to as “authorized share capital.” After expiration of the initial two-year period on September 14, 2014, and each subsequent two-year period, authorized share capital is available to the board of directors for issuance of additional registered shares only if the authorization is approved by the shareholders.

The board of directors from time to time may authorize Pentair-Switzerland to issue bonds (including convertible bonds and bonds with options), notes, options, warrants or other securities in each case that represent a right to exchange, convert or exercise the security for Pentair-Switzerland shares (collectively, “Rights”). The Pentair-Switzerland Articles permit the issuance of shares in connection with the exercise of such Rights without obtaining additional shareholder approval, up to a maximum aggregate amount of 53.25 million Swiss francs (50% of the share capital registered in the commercial register or up to 106.5 million shares). A specific number of these shares, which are referred to collectively as “conditional share capital”, are allotted in the Pentair-Switzerland Articles to two categories: (a) shares issued through the exercise of Rights granted to third parties or shareholders in connection with bonds, notes, options, warrants and other similar securities issued by Pentair-Switzerland or one of its subsidiaries in national or international capital markets or pursuant to contractual obligations of Pentair-Switzerland, its subsidiaries or any of their respective predecessors and (b) shares issued through the exercise of options and other similar Rights granted to members of the board of directors, members of the executive management, employees, contractors, consultants or other persons providing services to Pentair-Switzerland or any of its subsidiaries or affiliates.

converted into the right to be entered into the register of members of Pentair-Ireland. All shares issued upon completion of the Merger will be issued as fully paid-up and non-assessable. Upon the completion of the Merger, Pentair-Ireland will also acquire all of the Euro Shares for no consideration and will then cancel them.

Under Irish law, the board of directors may issue new ordinary shares without shareholder approval once authorized to do so by the articles of association or by a resolution of the shareholders approved by a majority of the votes cast at a general meeting. The authorization may be granted for a maximum period of five years, after which it must be renewed by a resolution of the shareholders approved by a majority of the votes cast at a general meeting. The Pentair-Ireland Articles authorize the board of directors of Pentair-Ireland to issue new ordinary shares without shareholder approval for a period of five years from the date of adoption.

The authorized but unissued share capital may be increased by a resolution of the shareholders approved by two-thirds of the votes cast at a general meeting or reduced by a resolution of the shareholders approved by a majority of the votes cast at a general meeting. The shares comprising the authorized share capital of Pentair-Ireland may be divided into shares of such par value as such resolution shall prescribe.

	Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)
Blank Check Preferred Shares	The board of directors does not have the power to establish any classes or series of preferred shares. A resolution of the shareholders approved by two-thirds of the shares represented at a general meeting of shareholders would be required to establish such shares.	The board of directors does not have the power to establish any classes or series of preferred shares. A resolution of the shareholders approved by 75% of the votes cast at a general meeting would be required to establish such shares.

Preemptive Rights and Advance Subscription Rights

Pentair-Switzerland shareholders generally have preemptive rights to obtain newly issued registered shares and advance subscription rights to obtain newly issued “Rights” (as defined above) in an amount proportional to the par value of the registered shares they already hold. However, there are a number of exceptions to these preemptive rights or advance subscription rights as Pentair-Switzerland’s board of directors has the ability to withdraw or limit these preemptive rights or advance subscription rights in the following circumstances:

•     if the issue price of the new shares is determined by reference to the market price;

•     for the acquisition of businesses, or for the financing or refinancing of any such transactions, or for the financing of new investment plans of Pentair-Switzerland;

•     for purposes of broadening the shareholder constituency of Pentair-Switzerland in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign stock exchanges;

•     for purposes of granting an over-allotment option of up to 20% of the total number of shares in a placement or sale of shares to the respective initial purchaser(s) or underwriter(s);

•     for the participation of directors, executive management, employees or other persons performing services for the benefit of Pentair-Switzerland or its affiliates; or

Under Irish law, certain statutory pre-emption rights apply automatically in favor of shareholders where shares are to be issued for cash. Pentair-Ireland has opted out of these pre-emption rights in the Pentair-Ireland Articles as permitted under Irish law. However, Irish law requires this opt-out to be renewed at least every five years by a resolution of the shareholders approved by 75% of the votes cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders on a pro rata basis before shares can be issued to any new shareholders.

The statutory pre-emption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for- stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution). Under Irish law, Pentair-Ireland is prohibited from allotting shares for “nil” or no consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance shares awards, bonus shares or any other share-based grants must be paid pursuant to the Companies Acts.

	Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

•     (i) following a person becoming, and for so long as to the knowledge of the board of directors such person remains, a beneficial owner of shares in excess of 10% of the share capital registered in the commercial register without having submitted to the other shareholders a takeover offer that is recommended by the board of directors, or (ii) for the defense of an actual, threatened or potential unsolicited takeover bid, in relation to which the board of directors, upon consultation with an independent financial adviser retained by it, has not recommended to the shareholders acceptance on the basis that the board of directors has not found the takeover bid to be fair to the shareholders.

With the affirmative vote of shareholders holding two-thirds of the shares represented at the general meeting of shareholders, shareholders are able to withdraw or limit the preemptive rights or advance subscription rights for valid reasons, including a merger, an acquisition or any of the reasons authorizing Pentair-Switzerland’s board of directors to withdraw or limit the preemptive rights of shareholders in the context of a capital increase.

Dividends and Repurchase of Shares

Under Swiss law, dividends may be paid out only if Pentair-Switzerland has sufficient distributable profits from the previous fiscal year, or if the corporation has distributable reserves (either free reserves or reserves from additional paid-in capital), each as presented on the audited annual parent company statutory balance sheet.

The corporation must establish a general reserve equal to 20% of the corporation’s registered capital. If a reserve has not been established, 5% of the annual profits must be allocated to this reserve until the 20% threshold is reached, whereupon dividends may be paid without further allocation.

Under Irish law, dividends and distributions (and share repurchases and redemptions) may only be made from distributable reserves. Distributable reserves generally means the accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Pentair-Ireland are equal to, or in excess of, the aggregate of Pentair-Ireland’s called up share capital plus un-distributable reserves and the distribution does not reduce Pentair-Ireland’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which

Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

Distributions made out of the registered share capital must be made by way of a capital reduction. The affirmative vote of shareholders holding a majority of the shares represented at a general meeting of shareholders must approve reserve reclassifications and distributions of dividends out of retained earnings or contributed surplus and capital reductions.

Pentair-Switzerland’s board of directors has the power to cause Pentair-Switzerland to repurchase its shares to be held in treasury, so long as the total nominal value of the shares acquired and held in treasury does not exceed 10% of the registered share capital and Pentair-Switzerland has freely disposable equity in an amount equal to the repurchase price at such time. If the shareholders’ meeting authorizes Pentair-Switzerland’s board of directors to repurchase shares for cancellation purposes (for example, if Pentair-Switzerland already holds 10% of its registered share capital in treasury), the 10% threshold does not apply. Pentair-Switzerland shares acquired in excess of the 10% threshold must be disposed of within two years or canceled by a reduction of share capital. Additional shareholder approval is required to cancel shares previously authorized by the Company for the repurchase of cancellation purposes.

Pentair-Ireland’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Pentair-Ireland’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Pentair-Ireland has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Pentair-Ireland’s. The “relevant accounts” will be either the last set of annual audited financial statements or other financial statements properly prepared in accordance with the Companies Acts, which give a “true and fair view” of Pentair-Ireland’s financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland). Although Pentair-Ireland will not have any distributable reserves immediately after the effective time, Pentair-Ireland will take steps to create such distributable reserves.

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the Pentair-Ireland Articles.

The Pentair-Ireland Articles authorize the directors to declare dividends to the extent they appear justified by profits without shareholder approval. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors.

Pentair-Ireland may pay dividends in U.S. dollars or any other currency. The directors of Pentair-Ireland may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to Pentair-Ireland in relation to the shares of Pentair-Ireland.

Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

Under the Pentair-Ireland Articles, upon recommendation of the board of directors, the shareholders by a resolution approved by a majority of the votes cast at a general meeting may authorize the board of directors to capitalize any amount for the time being standing to the credit of any of Pentair-Ireland reserves (including any capital redemption reserve fund or share premium account) or to the credit of profit and loss account for issuance and distribution to shareholders as fully-paid up bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Share Repurchases and Redemptions by Pentair-Ireland

The Pentair-Ireland Articles provide that any ordinary share which Pentair-Ireland has agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Pentair-Ireland will technically be effected as redemption.

Under Irish law, Pentair-Ireland may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. Pentair-Ireland may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is no less than 10% of the nominal value of the total issued share capital of Pentair-Ireland. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption.

Pentair-Ireland may also be given an additional general authority to purchase its own shares on-market which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Pentair-Ireland’s subsidiaries as described below.

Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

The nominal value of treasury shares held by Pentair-Ireland at any time must not exceed 10% of the nominal value of the issued share capital of Pentair-Ireland. Pentair-Ireland cannot exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be canceled by Pentair-Ireland or re-issued subject to certain conditions.

Purchases by Subsidiaries of Pentair-Ireland

Under Irish law, Pentair- Ireland’s subsidiaries may purchase shares of Pentair-Ireland either on-market, on a recognized stock exchange such as NYSE or off- market. For a subsidiary of Pentair-Ireland to make on-market purchases of Pentair-Ireland ordinary shares, the shareholders of Pentair-Ireland must provide general authorization for such purchase by a resolution approved by a majority of the votes cast at a general meeting, however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Pentair-Ireland ordinary shares is required. For an off-market purchase by a subsidiary of Pentair-Ireland, the proposed purchase contract must be authorized by a resolution of the shareholders approved by 75% of the votes cast at a general meeting before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of such special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Pentair-Ireland.

The number of shares held by the subsidiaries of Pentair-Ireland at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Pentair-Ireland. While a subsidiary holds

	Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

shares of Pentair-Ireland, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of Pentair-Ireland by a subsidiary must be funded out of distributable reserves of the subsidiary.

Prior to the effective time, the existing shareholders of Pentair-Ireland at that time are expected to authorize the purchase of Pentair-Ireland shares by subsidiaries of Pentair-Ireland, in an aggregate amount approximately equal to the then remaining authorization under the existing Pentair-Ireland share repurchase program. This authorization is expected to take effect as of the effective time and will expire no later than 18 months after the effective date and it is expected that Pentair-Ireland would seek shareholder approval to renew this authorization at future annual general meetings.

Number of Directors	The Pentair-Switzerland Articles set the number of directors at eleven. A change in the number of directors requires the approval of at least two-thirds of the shares represented at the general meeting of shareholders, unless the reduction is recommended by the board of directors, in which case such change requires the approval of an absolute majority of the shares represented at a general meeting of shareholders.	The Companies Acts provide for a minimum of two directors. The Pentair-Ireland Articles provide that (subject to the provisions described below) the number of directors will be not less than nine nor more than eleven and that the authorized number of directors shall be determined by the board. The minimum or maximum number of directors may be increased or reduced by a resolution of the shareholders approved by two-thirds of the votes cast at a general meeting, provided however, that if a majority of the Pentair-Ireland board of directors makes a recommendation to the shareholders to change the minimum or maximum number of directors, then only a resolution of the shareholders approved by a majority of the votes cast at a general meeting will be required.

Classification of Directors	The Pentair-Switzerland Articles provide that Pentair-Switzerland’s board of directors is divided into three classes, with each class serving a three-year term. The classes must be substantially equivalent in size. It is expected that the Pentair-Switzerland board of directors will be declassified prior to the Merger at the 2014 Annual General Meeting of Shareholders as a result of changes to Swiss law.	The Pentair-Ireland Articles provide that Pentair-Ireland’s board of directors will be elected annually and will not be classified.

	Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

Election of Directors	The Pentair-Switzerland Articles provide for members of the board of directors to be elected by a majority of the votes cast (in person or by proxy) at the general meeting of shareholders. At any election in which the Chairman determines that the number of persons properly nominated to serve as directors exceeds the number of directors to be elected, directors are elected by the affirmative vote of a plurality of the votes cast (in person or by proxy) at the general meeting of shareholders. A “plurality” means that the individual who receives the largest number of votes cast at a general meeting of shareholders for a board seat is elected to that board seat.	The Pentair-Ireland Articles provide that Directors are elected by a resolution of the shareholders approved by a majority of the votes cast at a general meeting. Irish law requires majority voting for the election of directors, which could result in the number of directors falling below the authorized number of directors due to the failure of nominees to be elected. The Pentair-Ireland Articles provide that if the number of directors is reduced below the prescribed minimum number of directors, the remaining director or directors shall appoint as soon as practicable an additional director or additional directors to make up such prescribed minimum or shall convene a general meeting of Pentair-Ireland for the purpose of making such appointment. The Pentair-Ireland Articles provide that if, at any meeting of shareholders, the chairman determines that the number of persons properly nominated to be elected as directors exceeds the authorized number of directors to be elected and the number of directors is reduced below such authorized number due to the failure of one or more directors to be elected or re-elected by a majority of the votes cast at a such meeting, then of the persons properly nominated to be elected as directors, those receiving the highest number of votes in favor of election or re-election will be elected or re-elected as directors until the next annual general meeting. The Pentair-Ireland Articles provide that if, at any meeting of shareholders, resolutions are passed by a majority of the votes cast in respect of the election or re-election of directors which would result in the authorized number of directors being exceeded, then those number of directors, as exceeds such Authorized Number, receiving at that meeting the lowest number of votes in favor of election or re-election shall not be elected or re-elected as a director. Each director will remain a director (subject to the provisions of the Companies Acts and the

	Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)
Pentair-Ireland Articles) only until the conclusion of the next annual general meeting of Pentair-Ireland unless he or she is re-elected.

Board Vacancies	Under Swiss law, a shareholder vote at the general meeting of shareholders is required to fill vacancies on the board of directors.

The Pentair-Ireland Articles provide that the directors shall have the authority to appoint directors to the board, subject to the maximum number in the Pentair-Ireland Articles. A vacancy caused by the removal of a director may be filled at the meeting of which the director is removed by resolution of Pentair-Ireland’s shareholders. If not, it may be filled by the board of directors.

Any directors so appointed shall hold office only until the conclusion of the next annual general meeting of Pentair-Ireland unless he or she is re-elected. During any vacancy in the board of directors, the remaining directors shall have full power to act as the board of directors.

Removal of Directors	The shareholders may remove a director with or without cause with the approval of at least two-thirds of the shares represented at the general meeting of shareholders.	The shareholders may remove a director with or without cause by a resolution approved by a majority of the votes cast at a general meeting held on no less than 28 days’ notice and at which the director is entitled to be heard.

Notice of Meetings of Shareholders	Under Swiss law, Pentair-Switzerland must provide notice of a general meeting of shareholders not less than 20 calendar days prior to a meeting.	Under Irish law, Pentair-Ireland must provide at least 21 days’ written notice of an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary meeting.

Special Shareholder Meetings	The Pentair-Switzerland Articles provide that special meetings of shareholders are to be held in the circumstances provided by law, in particular when deemed necessary or appropriate by the board of directors or as requested by the auditor. The board of directors is required to convene a special general meeting of shareholders if requested by shareholders holding at least 10% of the voting power of Pentair-Switzerland’s share capital.	As provided under Irish law, extraordinary general meetings of Pentair-Ireland may be convened (i) by the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of Pentair-Ireland carrying voting rights or (iii) on requisition of Pentair-Ireland’s auditors. The board of directors must set a meeting date within 21 days of receipt of the requisition notice and the meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the

	Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

meeting within 21 days, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting that must be held within three months of the receipt of the requisition notice.

If the board of directors becomes aware that the net assets of Pentair-Ireland are half or less of the amount of Pentair-Ireland’s called-up share capital, the directors of Pentair-Ireland must convene an extraordinary general meeting of Pentair-Ireland’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Shareholder Quorum and Voting Rights

Each registered share for which a shareholder has been entered into the shareholders’ register carries one vote at a general meeting of shareholders.

No person may directly or indirectly register or vote more than 20% of the issued shares.

All resolutions and elections made at a shareholders’ meeting require the presence, in person or by proxy, of a majority corresponding to a half plus one of all shares entitled to vote with abstentions and broker non-votes being regarded as present for purposes of establishing a quorum of shareholders.

Each share carries one vote at a general meeting of shareholders.

No person may directly or indirectly vote more than 20% of the issued shares. If the Voting Cap Elimination Proposal is approved by Pentair-Switzerland shareholders, this provision will not be included in the Pentair-Ireland Articles effective as of completion of the Merger.

The Pentair-Ireland Articles provide that no business shall be transacted at any general meeting unless a quorum is present. Shareholders present in person or by proxy holding no less than a majority of the issued and outstanding shares of Pentair-Ireland entitled to vote at the meeting in question shall be a quorum. Abstentions and broker non-votes will be regarded as present for the purposes of establishing the presence of a quorum.

Advance Notice Provisions	The board of directors of Pentair-Switzerland is responsible for setting the agenda of the items to be addressed at an annual general meeting of shareholders or a special general meeting of shareholders.	The Pentair-Ireland Articles provide that shareholder nominations of persons to be elected to the board of directors or any other business to be properly brought at an annual general meeting must be made following

	Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

The Pentair-Switzerland Articles provide that any shareholder satisfying the requirements of article 699 of the Swiss Code of Obligations may request that an item be included on the agenda of a general meeting of shareholders. A request for inclusion of an item on the agenda of an annual general meeting must be requested in writing and must be delivered to or mailed and received by the Corporate Secretary of Pentair-Switzerland at the registered office of Pentair-Switzerland not earlier than the close of business on the 70th calendar day nor later than the close of business on the 45th calendar day before the first anniversary of the date on which the Pentair-Switzerland first mailed the definitive proxy materials for the previous year’s annual general meeting of shareholders.

To be timely for a special general meeting of shareholders, a request to include an item on the agenda must be requested in writing and must be delivered to or mailed and received by the Corporate Secretary at the registered office of the Pentair-Switzerland not earlier than the close of business on the 90th calendar day prior to the date of the special general meeting and not later than the later of the close of business on (i) the 60th calendar day before the date of the special general meeting or (ii) the date which is ten calendar days after the date of the first public announcement or other notification to the shareholders of the date of such special general meeting.

Under Swiss law, no prior notice is required to bring motions related to items already on the agenda or for the discussion of matters on which no resolution is to be taken.

written notice to the secretary of Pentair- Ireland executed by a shareholder accompanied by certain background and other information specified in the Pentair-Ireland Articles.

Such written notice and information must be received by the secretary of Pentair-Ireland not less than 45 days nor more than 70 days before the first anniversary of the date that Pentair-Ireland’s definitive proxy statement (or in the case of the first annual general meeting of Pentair-Ireland, the definitive proxy statement of Pentair-Switzerland) for the prior year’s annual general meeting was issued to shareholders.

The Pentair-Ireland Articles provide that shareholder nominations of persons to be elected to the board of directors at an extraordinary general meeting held for the purpose of electing one or more directors to the board of directors must be made following written notice to the secretary of Pentair-Ireland executed by a shareholder accompanied by certain background and other information specified in the Pentair-Ireland Articles.

Such written notice and information must be received by the secretary of Pentair-Ireland not earlier than the close of business on the 90th calendar day prior to the date of such extraordinary general meeting and not later than the later of the close of business on (i) the 60th calendar day before the date of the extraordinary general meeting or (ii) the date that is ten days after the day on which public announcement of the date of the extraordinary general meeting and of the nominees proposed by the Pentair-Ireland board of directors to be elected at such meeting is first made by Pentair-Ireland.

Supermajority Vote

Swiss law requires an affirmative vote of 90% of the outstanding registered shares for cash-out or squeeze-out mergers in which shareholders of the company being acquired are compensated in a form other than through shares of the acquiring company.

Irish company law requires “special resolutions” of the shareholders with the approval of not less than 75% of the votes cast at a general meeting for:

•     amending the objects or memorandum of association of Pentair-Ireland;

Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

The approval of at least 75% of the shares represented at the general meeting of shareholders is required for:

•     a change to the timing of the general meeting;

•     a change to the article regarding the rights of shareholders to propose agenda items for general meetings of shareholders;

•     a change to the article regarding voting rights (other than the voting cap);

•     a change to the article regarding the passage of resolutions and election of directors at general meetings of shareholders;

•     a change to the length of terms of board members;

•     a change to the organization of the board of directors;

•     a change to the duties of directors;

•     a change to the procedures for the dissolution or liquidation of Pentair-Switzerland;

•     an amendment to the Pentair-Switzerland Articles with regard to changing the voting requirement to remove a director or change the size of the board; and

•     an amendment to the Pentair-Switzerland Articles with regard to changing the supermajority requirements.

The approval of at least two-thirds of the shares represented at the general meeting of shareholders is required for:

•     the change of the company purpose;

•     the creation of shares with privileged voting rights;

•     a change to the Pentair-Switzerland Articles regarding share registration, the registration cap and the voting cap;

•     the restriction of the transferability of registered shares;

•     amending the Pentair-Ireland Articles;

•     approving a change of name of Pentair-Ireland;

•     authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•     opting out of preemption rights on the issuance of new shares;

•     re-registration of Pentair-Ireland from a public limited company to a private company;

•     variation of class rights attaching to classes of shares (where the Pentair-Ireland Articles do not provide otherwise);

•     purchase of Pentair-Ireland shares off-market;

•     reduction of issued share capital;

•     sanctioning a compromise/scheme of arrangement;

•     resolving that Pentair-Ireland be wound up by the Irish courts;

•     resolving in favor of a shareholders’ voluntary winding-up;

•     re-designation of shares into different share classes;

•     setting the re-issue price of treasury shares; and

•     a merger pursuant to the EU Cross-Border Mergers Directive 2005/56/EC.

An increase of the authorized share capital requires the approval of two-thirds of the shares cast at a general meeting.

	Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

•     the waiver, reduction or withdrawal of restrictions upon the transfer of registered shares;

•     an increase of capital, authorized or subject to a condition;

•     an increase of capital out of equity, against contribution in kind, or for the purpose of acquisition of assets and the granting of special benefits;

•     the limitation or withdrawal of pre-emptive rights;

•     a change of the domicile of Pentair-Switzerland;

•     the liquidation of Pentair-Switzerland;

•     the merger, demerger or conversion of Pentair-Switzerland;

•     the conversion of registered shares into bearer shares and vice versa;

•     the removal with or without cause of a serving director; and

•     a change in the size of the board of directors, without recommendation of the board of directors.

Amendment to Articles of Association	Under Swiss law, shareholders are permitted to amend the Pentair-Switzerland Articles without board action by shareholders holding an absolute majority of the shares represented at a general meeting. The amendment of certain provisions requires a supermajority vote as set forth in “—Supermajority Vote” above.	Under Irish law, Irish companies may only alter their memorandum and articles of association by a resolution of the shareholders approved by 75% of the votes cast at a general meeting. An Irish company is not permitted to opt out of this requirement.

Amendment to Organizational Regulations	May only be amended by a majority of the board of directors.	Irish companies are not required to have organizational regulations.

Voting Rights and Voting Cap

The Pentair-Switzerland Articles provide for a registration cap and a voting cap of 20% of the share capital.

To be able to exercise voting rights, holders of shares must apply for registration in the share register as shareholders with voting

Except as set forth below, the Pentair-Ireland Articles will provide for a voting cap of 20% of the share capital.

If a person or group of persons beneficially owns Pentair-Ireland shares in excess of 20% less one share of Pentair-Ireland’s

	Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

rights and the board of directors must approve the entry. Persons not expressly declaring themselves to be holding shares for their own account in the application for entry in the share register will not be registered as shareholders with voting rights. Certain exceptions exist with regard to nominees. Failing registration as shareholders with voting rights, shareholders may not participate in or vote at shareholders’ meetings, but are entitled to dividends, preemptive rights and liquidation proceeds.

No person or group of persons may be registered as a shareholder with voting rights for any shares beneficially owned by such person in excess of 20% less one share of Pentair-Switzerland’s registered share capital (the “Registration Cap”). Any shares beneficially owned by any person exceeding the Registration Cap will be entered in the share register as shares without voting rights. The board of directors may in special cases approve exceptions to this voting threshold. If and so long as the beneficially or constructively owned shares of any person or legal entity equal or exceed the Registration Cap, such individual or legal entity will be entitled to cast votes at any ordinary or extraordinary shareholders’ meeting only up to the 20% threshold.

In addition, no person or group of persons may vote shares in excess of 20% less one share of Pentair-Switzerland’s share capital (the “Voting Cap”). The Voting Cap is subject to the same exceptions as the Registration Cap.

issued and outstanding ordinary shares, such person or group of persons will only be entitled to cast votes at a general meeting or extraordinary general meeting equal to the number of Pentair-Ireland common shares that is equal to 20% less one share of Pentair-Ireland’s issued and outstanding ordinary shares.

The board of directors may in special cases approve exceptions to this voting threshold.

If the Voting Cap Elimination Proposal is approved by Pentair-Switzerland shareholders, the foregoing provisions will not be included in the Pentair-Ireland Articles effective as of completion of the Merger.

The Pentair-Ireland Articles do not contain the equivalent of the Registration Cap contained in the Pentair-Switzerland Articles as beneficial ownership is not recorded in an Irish company’s register of members and, accordingly, this concept is not recognized in Ireland.

Shareholder Rights Plan	Swiss law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Swiss law. The Pentair-Switzerland Articles authorize the Pentair-Switzerland board of directors to issue contingent rights out of share capital. Pentair-Switzerland has not adopted a rights plan.	Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law. The Pentair-Ireland Articles authorize the Pentair-Ireland board of directors to adopt a shareholder rights plan. Pentair-Ireland does not expect to adopt a rights plan upon completion of the Merger.

	Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)
Mandatory Offer	Not applicable unless Pentair-Switzerland chooses to have its shares listed for trading on a Swiss Exchange. Pentair-Switzerland currently only lists its common shares on the New York Stock Exchange.

If an acquisition of shares were to increase the aggregate holding of an acquirer and the parties acting in concert with it to shares carrying 30% or more of the voting rights in Pentair-Ireland, the acquirer and, depending on the circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make a cash offer for the remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months.

This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in Pentair-Ireland if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a twelve-month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule.

Anti-Takeover Provisions Under Applicable Statute	Not applicable. Anti-takeover measures are subject to the fiduciary duties of the board of directors.

A transaction in which a third party seeks to acquire 30% or more of the voting rights of Pentair-Ireland will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

(a)    in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

(b)    the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

(c)    a company board must act in the interests of the company as a whole. If the board of the target company advises the holders of securities as regards the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

(d)    false markets in the securities of the target company or any other company concerned by the offer must not be created;

(e)    a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

(f)     a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

(g)    a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a party makes a voluntary bid to acquire shares of Pentair-Ireland and the bidder or

Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

any of its concert parties acquire ordinary shares of Pentair-Ireland within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for Pentair-Ireland ordinary shares by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the look-back period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired ordinary shares of Pentair-Ireland(i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of Pentair-Ireland or (ii) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per Pentair-Ireland ordinary share shall be not less than the highest price paid by the bidder or its concert parties during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total ordinary shares of Pentair-Ireland in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of

Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

between 15% and 30% of the voting rights of Pentair-Ireland. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Pentair-Ireland is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Pentair-Ireland and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the board of directors of Pentair-Ireland is not permitted to take any action which might frustrate an offer for the shares of Pentair-Ireland once the board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board of directors has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a)    the action is approved by Pentair-Ireland’s shareholders at a general meeting; or

(b)    with the consent of the Irish Takeover Panel where:

(i)     the Irish Takeover Panel is satisfied the action would not constitute frustrating action;

	Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

(ii)    the holders of 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)  in accordance with a contract entered into prior to the announcement of the offer; or

(iv)   the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Limitation of Liability and Indemnification

The Pentair-Switzerland Articles provide that it will indemnify and hold harmless, to the fullest extent permitted by Swiss law, the existing and former members of the board of directors and officers from and against all costs, charges, losses, damages and expenses actually incurred in connection with any threatened, pending or completed actions, suits or proceedings—whether civil, criminal, administrative or investigative—by reason of the fact that such individual was a director or officer; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the board of directors or officer.

Pentair-Switzerland has entered into indemnification agreements with its directors and executive officers. The indemnification agreements do not increase the extent or scope of indemnification provided to the Pentair-Switzerland’s directors and executive officers under the Pentair-Switzerland Articles, but set forth indemnification and expense advancement rights and establish processes and procedures determining entitlement to obtaining indemnification and advancement of expenses.

Pursuant to the Pentair-Ireland Articles, its directors and secretary are indemnified to the extent permitted by the Companies Acts. Pentair-Ireland may indemnify the directors or secretary only if the indemnified party receives a favorable judgment in respect of the liability, or where an Irish court determines that the director or the secretary acted honestly and reasonably and ought fairly to be excused. This restriction in the Companies Acts does not apply to executives who are not directors or the secretary of Pentair-Ireland. Any provision for indemnification to a greater extent is void under Irish law, whether contained in its articles of association or any contract between the director and the Irish company.

The Pentair-Ireland Articles also contain indemnification and expense advancement provisions for current or former executives who are not directors or the secretary of Pentair-Ireland.

The directors of Pentair-Ireland may, on a case-by-case basis, decide at their discretion that it is in the best interests of Pentair-Ireland to indemnify an individual director from any liability arising from his or her position as a director of Pentair-Ireland. However, this discretion must be exercised bona fide in the best interests of Pentair-Ireland as a whole.

	Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)

In addition, due to more restrictive provisions of Irish law in relation to the indemnification of directors and the secretary, in connection with the Merger, Pentair-Ireland expects to indemnify its directors and executive officers pursuant to indemnification agreements existing or to be entered into by Pentair-Switzerland (or deed poll indemnities). Pentair-Ireland expects that the indemnification and expense advancement to be provided to the directors and executive officers of Pentair-Ireland under the indemnification agreement (or deed poll indemnity) will, to the extent permitted by Irish law, be the same or substantially similar to that afforded in the current indemnification agreements between Pentair-Switzerland and its officers and directors.

Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action the shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of his or her duties to the company.

Shareholder Action by Written Consent	Swiss law does not permit shareholder approval to be obtained by written action without a meeting.	The Companies Acts provide that shareholders may approve a resolution without a meeting if (i) all shareholders sign the written resolution and (ii) the company’s articles of association permit written resolutions of shareholders. The Pentair-Ireland Articles do not provide that shareholders have the right to take action by written consent.

	Pentair-Switzerland Shareholder Rights before the Merger (Swiss law and articles of association and organizational regulations)	Pentair-Ireland Shareholder Rights after the Merger (Irish law and proposed articles of association)
Dissenters’ Rights	No traditional appraisal rights exist under Swiss law. However, in relation to business combinations effected in the form of a statutory merger or a demerger pursuant to Swiss law, Swiss law provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.	Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish company limited by shares such as Pentair-Ireland and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the EU (with the exception of Croatia) and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire its shares for cash.

Shareholder Inspection Rights	Under Swiss law, a shareholder has a right to inspect the share register with regard to his own shares and otherwise to the extent necessary to exercise his shareholder rights. No other person has a right to inspect the share register. The books and correspondence of a Swiss corporation may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors. At a general meeting of shareholders, any shareholder may request information from the board of directors concerning Pentair-Switzerland’s affairs. Shareholders also may ask the auditors questions regarding their audit of the company. The board of directors and the auditors must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other material interests of the corporation.	Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Pentair-Ireland and any act of the Irish Government which alters the memorandum of Pentair-Ireland; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Pentair-Ireland; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Pentair-Ireland; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of a subsidiary company of Pentair-Ireland which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years.

THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

We are furnishing this proxy statement/prospectus to our shareholders in connection with the solicitation of proxies by the Board for use at the Extraordinary General Meeting of shareholders of Pentair-Switzerland, a company organized under the laws of Switzerland.

Time, Place and Date

The Extraordinary General Meeting of shareholders will be held on Tuesday May 20, 2014, immediately following our annual general meeting of shareholders, which will begin at 8:00 a.m. Central European Time, at the Park Hyatt Zürich, Beethoven-Strasse 21, 8002 Zürich, Switzerland.

Purpose of the Extraordinary General Meeting

Approval of the Merger Agreement Proposal

At the Extraordinary General Meeting, the Board will ask shareholders to vote to approve the Merger Agreement (the “Merger Agreement Proposal”), pursuant to which the merger of Pentair-Switzerland with and into Pentair-Ireland will be effected.

As a result of the Merger:

•	all assets and liabilities of Pentair-Switzerland will be transferred by operation of law to Pentair-Ireland;

•

each shareholder of Pentair-Switzerland will receive, one ordinary share of Pentair-Ireland in exchange for each common share of Pentair-Switzerland held immediately prior to the effectiveness of the Merger;

•	Pentair-Switzerland will be dissolved without liquidation;

•	each common share of Pentair-Switzerland will be cancelled and will cease to exist;

•	New SwissCo will become a wholly-owned, direct subsidiary of Pentair-Ireland;

•

the existing Euro Shares issued by Pentair-Ireland prior to the Merger will be acquired and cancelled by Pentair-Ireland for no consideration upon the completion of the Merger, ensuring that the share ownership of Pentair-Ireland is identical to the share ownership of Pentair-Switzerland immediately prior to the Merger;

•	Pentair-Ireland determined that its treasury shares will be cancelled;

•

Pentair-Ireland will assume certain employee benefit plans and agreements that had previously been sponsored by Pentair-Switzerland and Pentair-Ireland will amend such plans in order to permit the issuance or delivery of Pentair-Ireland ordinary shares thereunder, rather than Pentair-Switzerland common shares;

•

Pentair-Ireland will enter into indemnity agreements with those directors and executive officers who currently have indemnity agreements with Pentair-Switzerland, upon terms substantially similar to the Pentair-Switzerland agreements to the extent permitted by Irish law; and

•

Pentair-Ireland will assume guarantees as to payment with respect to certain indebtedness of subsidiaries of Pentair-Switzerland that is, immediately prior to the completion of the Merger, also guaranteed as to payment by Pentair-Switzerland, including guarantees of debt previously incurred by PFSA, under PFSA’s credit facility and through the issuance of PFSA’s senior notes.

Completion of the Merger is conditioned on the approval of the Merger Agreement Proposal. We will not undertake either the Contribution or the Merger unless the Merger Agreement Proposal is approved by our shareholders.

The Board has unanimously approved the Merger Agreement and unanimously recommends that you vote “FOR” the Merger Agreement Proposal.

Approval of Voting Cap Elimination Proposal

We are seeking your approval of a proposal to eliminate the restriction on voting shares in excess of the Voting Cap from the Pentair-Ireland articles of association that will be effective as of completion of the Merger.

The Pentair-Switzerland articles of association provide that any person or group of persons who beneficially own Pentair-Switzerland shares in excess of the Voting Cap will only be entitled to cast votes at a general meeting of shareholders equal to the Voting Cap.

We believe that it will be in the best interest of Pentair-Ireland’s shareholders to eliminate the provisions restricting voting shares in excess of the Voting Cap in the Pentair-Ireland articles of association that will be effective as of completion of the Merger.

The approval of the Voting Cap Elimination Proposal is not a condition to the completion of the Merger. Accordingly, if the shareholders of Pentair-Switzerland approve the Merger Agreement Proposal, but do not approve the Voting Cap Elimination Proposal, and the Merger is completed, the Pentair-Ireland articles of association will include provisions restricting shareholders from voting shares in excess of the Voting Cap.

The Board unanimously recommends that you vote “FOR” the Voting Cap Elimination Proposal.

Approval of Reserves Proposal

We are seeking your approval of the reduction of the share premium account of Pentair-Ireland to allow the creation of distributable reserves of Pentair-Ireland which are required under Irish law to allow Pentair-Ireland to make distributions, to pay dividends or to repurchase or redeem Pentair-Ireland ordinary shares following completion of the Merger.

Under Irish law, dividends may only be paid (and share repurchases and redemptions must generally be funded) out of “distributable reserves,” which Pentair-Ireland will not have immediately following the completion of the Merger. Please see “Proposal to Create Distributable Reserves of Pentair-Ireland.” You are being asked to approve the creation of distributable reserves of Pentair-Ireland (through the reduction of the share premium account of Pentair-Ireland) to permit Pentair-Ireland to be able to make distributions, to pay dividends or repurchase or redeem its ordinary shares after the Merger.

The approval of the Reserves Proposal is not a condition to the completion of the Merger. Accordingly, if shareholders of Pentair-Switzerland approve the Merger Agreement Proposal, but do not approve the Reserves Proposal, and the Merger is completed, Pentair-Ireland may not have sufficient distributable reserves to make distributions, to pay dividends or repurchase or redeem its ordinary shares after the Merger. In addition, the creation of distributable reserves of Pentair-Ireland by way of a capital reduction of Pentair-Ireland requires the approval of the Irish High Court. Although we are not aware of any reason why the Irish High Court would not approve the creation of distributable reserves, the issuance of the required order is a matter for the discretion of the Irish High Court. Please see “Risk Factors” and “Proposal to Create Distributable Reserves of Pentair-Ireland.”

The Board unanimously recommends that you vote “FOR” the Reserves Proposal.

Record Date; Voting Rights; Vote Required for Approval

All shareholders registered in our share register at the close of business (Eastern Standard Time) on April 30, 2014 are entitled to vote on the matters set forth in this proxy statement/prospectus and any other matter properly presented at the meeting for consideration, provided such shareholders become registered as shareholders with voting rights by that time.

Beneficial owners whose banks, brokers or nominees are shareholders registered in our share register with respect to the beneficial owners’ Pentair-Switzerland common shares at the close of business (Eastern Standard Time) on April 30, 2014 are entitled to vote on the matters set forth in this proxy statement/prospectus and any other matter properly presented at the meeting for consideration, provided such banks, brokers or nominees become registered as shareholders with voting rights.

On [—], 2014, the last practicable date prior to the date of this proxy statement/prospectus, there were [—] Pentair-Switzerland common shares issued and outstanding and entitled to vote. Each Pentair-Switzerland common share entitles the holder to one vote. However, if a person or group of persons beneficially own Pentair-Switzerland common shares in excess of the Voting Cap, such person or group of persons will only be entitled to cast votes at the Extraordinary General Meeting equal to the number of Pentair-Switzerland common shares that is equal to the Voting Cap. The Voting Cap is set forth in Article 14 of our articles of association.

The Merger Agreement Proposal and the Voting Cap Elimination Proposal must be approved by the affirmative vote of at least two-thirds of the Pentair-Switzerland common shares represented in person or by proxy at the Extraordinary General Meeting (which will also satisfy the requirement to obtain the affirmative vote of the absolute majority of the par value of such shares).

The Reserves Proposal must be approved by the affirmative vote of at least a majority of the Pentair-Switzerland common shares represented in person or by proxy at the Extraordinary General Meeting.

Proxies and Voting Instruction Cards

A proxy card is being sent with this proxy statement/prospectus to each holder of Pentair-Switzerland common shares registered in Pentair-Switzerland’s register as of the close of business (Eastern Standard Time), on March 21, 2014. In addition, a proxy card will be sent with this proxy statement/prospectus to each additional holder of Pentair-Switzerland common shares who is registered with voting rights in Pentair-Switzerland’s register as of the close of business (Eastern Standard Time), on April 30, 2014 (which is effectively the record date for the meeting).

Holders of record and beneficial owners will not be entitled to vote their Pentair-Switzerland common shares or provide instructions to vote with respect to their shares if they hold Pentair-Switzerland common shares at the close of business (Eastern Standard Time) on March 21, 2014, but sell or otherwise transfer all of those Pentair-Switzerland common shares before the close of business (Eastern Standard Time) on April 30, 2014. Although holders of record and beneficial owners at the close of business (Eastern Standard Time) on March 21, 2014 are receiving these materials, holders of record and beneficial owners will only be entitled to vote their Pentair-Switzerland common shares or provide instructions to vote with respect to those Pentair-Switzerland common shares held at the close of business (Eastern Standard Time) on April 30, 2014 . For each holder of record and beneficial owner, any instructions to vote with respect to Pentair-Switzerland common shares held prior to the close of business (Eastern Standard Time) on April 30, 2014 will remain valid with respect to Pentair-Switzerland common shares held at the close of business (Eastern Standard Time) on April 30, 2014 unless changed or revoked as provided in these materials.

If you are registered as a shareholder in Pentair-Switzerland’s register as of the close of business (Eastern Standard Time), on April 30, 2014, you may grant a proxy to vote on each of the proposals described in this proxy statement/prospectus and any other matter properly presented at the meeting for consideration to the independent proxy, Proxy Voting Services GmbH, either by (1) voting electronically over the Internet at www.proxyvote.com by following the instructions on the proxy card prior to noon (Eastern Standard Time) on May 19, 2014 or (2) completing the enclosed proxy card and then signing, dating and mailing the card in the enclosed postage-paid envelope such that it is received at the address set forth below prior to noon (Eastern Standard Time), on May 19, 2014.

Vote Processing

c/o Broadridge

51 Mercedes Way

Edgewood, NY 11717

If you hold your Pentair-Switzerland common shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares. In particular, if you hold your Pentair-Switzerland common shares in “street name” through the DTC, you should follow the procedures typically applicable to voting of securities beneficially held through the DTC because Cede & Co., as nominee of the DTC, has been registered with voting rights in Pentair-Switzerland’s share register with respect to such shares.

If your Pentair-Switzerland common shares are held in the Pentair Retirement Savings and Stock Incentive Plan and you do not submit a proxy indicating how you want your shares to be voted, Fidelity Management Trust Company (or its designated affiliate) will vote your shares along with all other uninstructed shares in proportion to the voting by Pentair Retirement Savings and Stock Incentive Plan shares for which instructed proxies were received.

Although Pentair-Switzerland is organized under Swiss law, Pentair-Switzerland is subject to the SEC proxy requirements and the applicable corporate governance rules of the NYSE, where its shares are listed, and has not imposed any restrictions on trading of its shares as a condition of voting at the meeting. In particular, Pentair-Switzerland has not imposed any “share blocking” or similar transfer restrictions of a type that might be associated with voting by holders of bearer shares or American Depositary Receipts and has not issued any bearer shares or American Depositary Receipts.

Changing or Revocation of Vote. You may change your vote before it is exercised by:

•	Submitting another proxy card (or voting instruction card if you beneficially own your common shares) with a later date;

•	If you are a holder of record, or a beneficial owner with a proxy from the holder of record, voting in person at the Extraordinary General Meeting;

•	If you voted by the Internet, submitting subsequent voting instructions through the Internet; or

•

If you have completed and returned your proxy card to the independent proxy, you should send a revocation letter, and new proxy, if applicable, directly to Corporate Secretary, Pentair Ltd. Freier Platz 10, CH-8200, Schaffhausen, Switzerland. The Corporate Secretary will forward such communications directly to the independent proxy.

Absence of Instructions. If you submit a proxy and do not provide specific voting instructions, you instruct the independent proxy or, if your shares are held in the Pentair Retirement Savings and Stock Incentive Plan, Fidelity Management Trust Company (or its designated affiliate) to vote your Pentair-Switzerland common shares in accordance with the recommendations of the Board.

If your shares are held in the Pentair Retirement Savings and Stock Incentive Plan and you do not submit a proxy, Fidelity Management Trust Company (or its designated affiliate) will vote your shares along with all other uninstructed shares in proportion to the voting by Pentair Retirement Savings and Stock Incentive Plan shares for which instructed proxies were received.

If new agenda items (other than those in the notice of meeting) or new proposals or motions with respect to those agenda items set forth in the notice of meeting are being put forth before the Extraordinary General Meeting, you instruct the independent proxy, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board. We do not presently know of any other business.

The accompanying proxy is being solicited on behalf of the Board. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by Pentair-Switzerland. In addition to soliciting proxies by mail, the Board, our officers and employees, or our transfer agent, may solicit proxies on our behalf, personally or by telephone. Further, arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Pentair-Switzerland will, upon request, reimburse those brokerage houses and custodians for their reasonable related expenses. Pentair-Switzerland has retained Morrow & Co., LLC for a fee of $12,000, plus expenses, to aid in the solicitation of proxies from its shareholders and to verify certain records related to the solicitations. To the extent necessary in order to ensure sufficient representation at its meeting, Pentair-Switzerland or its proxy solicitor may solicit the return of proxies by personal interview, telephone, telegram and via the Internet. The extent to which this will be necessary depends upon how promptly proxies are returned. We urge you to send in your proxy without delay.

Quorum

Our articles of association provide that all resolutions and elections made at a shareholders’ meeting require the presence, in person or by proxy, of a majority of all Pentair-Switzerland common shares entitled to vote, with abstentions and broker non-votes regarded as present for purposes of establishing the quorum.

Inspection Rights

In accordance with Swiss law, Pentair-Switzerland will allow its shareholders, during a 30 days period prior to the general meeting of Pentair-Switzerland, to inspect at its domicile the following documents: (i) the Merger Agreement between Pentair-Switzerland and Pentair-Ireland; (ii) the merger report of the Board; (iii) the audit report on the Merger; (iv) the annual accounts and annual reports of the preceding three business years of the merging companies, as applicable. Copies of these materials may also be obtained without charge by contacting Pentair Ltd., Freier Platz 10, CH-8200, Schaffhausen, Switzerland, Attention: Corporate Secretary, Telephone: +41-52-630-48-00 or (800) 328-9626.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Pentair-Ireland

Pursuant to Irish law requirements concerning the formation of an Irish public limited company, Pentair-Ireland is required to have a minimum of seven shareholders. As of the date of this proxy statement/prospectus, Pentair-Switzerland owns 39,994 Euro Shares and six nominees of Pentair-Switzerland own one Euro Share each. Upon the completion of the Merger, the Euro Shares will be acquired and cancelled by Pentair-Ireland for no consideration.

Pentair-Switzerland

The following table contains information concerning the beneficial ownership of Pentair-Switzerland common shares as of February 14, 2014, by each Pentair-Switzerland director, by each Pentair-Switzerland named executive officer and by all Pentair-Switzerland directors and executive officers as a group. Based on filings with the SEC, the following table also contains information concerning each person Pentair-Switzerland knows to beneficially own more than 5% of Pentair-Switzerland’s common shares as of December 31, 2013.

Name of Beneficial Owner	Common Shares(1)	Share Units(2)	Right to Acquire within 60 days(3)	ESOP Shares(4)	Total	Percent of Class(5)
Leslie Abi-Karam	3,963	3,294	39,502	—	46,759
Glynis A. Bryan	15,275	4,684	75,235	—	95,194
Jerry W. Burris	12,324	—	38,035	—	50,359
Carol Anthony (John) Davidson	8,558	—	26,595	—	35,153
T. Michael Glenn	13,323	955	55,235	—	69,513
Charles A. Haggerty	114,828	67,670	69,502	—	252,000
David H. Y. Ho	33,419	—	1,321	—	34,740
Randall J. Hogan	312,247	55,962	1,887,560	1,813	2,257,582	1.2%
David A. Jones	6,570	27,110	58,035	—	91,715
Frederick S. Koury	55,505	—	202,730	715	258,950
Angela D. Lageson	5,887	3,225	103,748	1,013	113,873
Ronald L. Merriman	16,407	1,758	43,235	—	61,400
William T. Monahan	35,627	12,063	75,235	—	122,925
Michael V. Schrock(6)	130,497	27,482	442,479	1,813	602,271
John L. Stauch	61,101	39,492	344,182	482	445,257
Directors and executive officers as a group (23 persons)	921,002	243,695	3,775,813	19,990	4,960,500	2.5%
The Vanguard Group(7)	14,883,852	—	—	—	14,883,852	7.6%
BlackRock, Inc.(8)	10,691,464	—	—	—	10,691,464	5.5%
State Street Corporation(9)	10,293,747	—	—	—	10,293,747	5.3%
Waddell & Reed Financial, Inc.(10)	11,555,752	—	—	—	11,555,752	5.9%

(1)	Unless otherwise noted, all Pentair-Switzerland common shares are held either directly or indirectly by individuals possessing sole voting and investment power with respect to such shares. Beneficial ownership of an immaterial number of shares held by spouses or trusts has been disclaimed in some instances.
(2)	Represents for non-employee directors deferred share units held under Pentair-Switzerland’ Compensation Plan for Non-Employee Directors. No director has voting or investment power related to these share units. Represents for executive officers restricted stock units, receipt of which was deferred by the executive officer under Pentair-Switzerland’s Non-Qualified Deferred Compensation Plan and over which the executive officers have no voting or investment power.
(3)	Represents, for Mr. Hogan, stock options exercisable within 60 days from February 14, 2014 and, for Ms. Lageson, restricted stock units to vest within 60 days from February 14, 2014.

(4)	Represents Pentair-Switzerland common shares owned as a participant in the Pentair-Switzerland Retirement Savings and Stock Incentive Plan (“RSIP/ESOP Plan”). As of February 14, 2014, Fidelity Management Trust Company (“Fidelity”), the Trustee of the RSIP/ESOP Plan, held 2,230,790 common shares (1.1%). Fidelity disclaims beneficial ownership of all shares. The RSIP/ESOP Plan participants have the right to direct the Trustee to vote their Pentair-Switzerland common shares, although participants have no investment power over such shares. The Trustee, except as otherwise required by law, votes the shares for which it has received no direction from participants, in the same proportion on each issue as it votes those shares for which it has received voting directions from participants.
(5)	Less than 1% unless otherwise indicated.
(6)	Mr. Schrock retired effective December 31, 2013.
(7)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2014. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355. As of December 31, 2013, The Vanguard Group had sole voting power for 324,882 common shares, sole dispositive power for 14,581,697 common shares and shared dispositive power for 302,155 common shares.
(8)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2014. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. As of December 31, 2013, BlackRock, Inc. had sole voting power for 8,887,414 common shares and sole dispositive power for 10,691,464 common shares.
(9)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2014. The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111. As of December 31, 2013, State Street Corporation had shared voting power and shared dispositive power for 10,293,747 common shares.
(10)	Information derived from a Schedule 13G filed with the Securities and Exchange Commission on February 7, 2014. The address of Waddell & Reed Financial, Inc. is 6300 Lamar Avenue, Overland Park, KS 66202. As of December 31, 2013 , Waddell & Reed Financial, Inc. had sole voting power and sole dispositive power for 11,555,752 common shares. As of December 31, 2013, each of Waddell & Reed Financial Services, Inc., Waddell & Reed, Inc. and Waddell & Reed Investment Management Company had sole voting power and sole dispositive power for 7,968,695 common shares. As of December 31, 2013, Ivy Investment Management Company had sole voting power and sole dispositive power for 3,587,057 common shares.

EXPERTS

The consolidated financial statements, and the financial statement schedule, incorporated in this proxy statement/prospectus by reference from Pentair Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 25, 2014 and the effectiveness of Pentair Ltd.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Tyco Flow Control International Ltd. and the Flow Control business of Tyco International Ltd. as of September 30, 2011 and September 24, 2010 and for each of the three years in the period ended September 30, 2011, and the related financial statement schedule, incorporated in this proxy statement/prospectus by reference from Pentair Ltd.’s Current Report on Form 8-K filed with the SEC on September 28, 2012 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Pentair plc as of November 28, 2013 included in this proxy statement/prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Arthur Cox, Dublin, Ireland, will pass upon the validity of the ordinary shares of Pentair-Ireland to be issued in the Merger and certain Irish tax consequences of the Merger. Bär & Karrer AG, Zurich, Switzerland, will pass upon certain Swiss tax consequences of the Merger. Eversheds LLP, London, United Kingdom, will pass upon certain U.K. tax consequences of the Merger. Foley & Lardner LLP will pass upon certain U.S. federal income tax consequences of the Merger.

FUTURE SHAREHOLDER PROPOSALS

Shareholder Proposals Made at the Extraordinary General Meeting

Pentair-Switzerland’s articles of association provide generally that, if you desire to propose any business at an extraordinary meeting, you must give Pentair-Switzerland written notice that complies with the requirements in the Pentair-Switzerland articles of association to Pentair-Switzerland’s Corporate Secretary not earlier than the close of business on the 90th day prior to the date of the Extraordinary General Meeting and not later than the later of the close of business on (i) the 60th calendar day before the date of the Extraordinary General Meeting or (ii) the date which is ten calendar days after the date of the first public announcement or other notification to the shareholders of the date of the Extraordinary General Meeting. Shareholder proposals should be sent to us at our principal executive offices: Freier Platz 10, CH-8200, Schaffhausen, Switzerland, Attention: Corporate Secretary.

Shareholder Proposals for the Pentair-Switzerland 2014 Annual General Meeting

The deadline for submitting a shareholder proposal for inclusion in Pentair-Switzerland’s proxy statement and form of proxy for Pentair-Switzerland’s 2014 Annual General Meeting of shareholders pursuant to Rule 14a-8 of the SEC was November 13, 2013. A shareholder who otherwise intends to present business at the 2014 Annual General Meeting must comply with the requirements set forth in Pentair-Switzerland’s articles of association. The articles of association state, among other things, that to bring business before an annual general meeting, a shareholder must give written notice that complies with the articles of association to Pentair-Switzerland’s Corporate Secretary not less than 45 days nor more than 70 days prior to the first annual anniversary of the date when Pentair-Switzerland first mailed its proxy statement to shareholders in connection with the immediately preceding annual general meeting. Accordingly, Pentair-Switzerland must receive notice of a shareholder proposal submitted under its articles of association between January 2, 2014 and January 27, 2014. If the notice is received after January 27, 2014, then the notice will be considered untimely and Pentair-Switzerland is not required to present such proposal at Pentair-Switzerland’s 2014 Annual General Meeting. If the Board chooses to present a proposal submitted under Pentair-Switzerland’s articles of Association at Pentair-Switzerland’s 2014 Annual General Meeting, then the persons named in the proxies solicited by Pentair-Switzerland’s board of directors for the 2014 Annual General Meeting may exercise discretionary voting power with respect to such proposal. Shareholder proposals should be sent to Pentair-Switzerland at its principal executive offices: Freier Platz 10, CH-8200, Schaffhausen, Switzerland, Attention: Corporate Secretary.

According to Pentair-Switzerland’s articles of association, a shareholder must give advance notice and furnish certain information in order to submit a nomination for election as a director. Any shareholder who wishes to present a candidate for consideration for election at Pentair-Switzerland’s 2014 Annual General Meeting should send a letter identifying the name of the candidate and summary of the candidate’s qualifications, along with the other supporting documentation described in Article 11, Section 3 of Pentair-Switzerland’s articles of association, to our Governance Committee. This letter should be addressed c/o Corporate Secretary, Freier Platz 10, CH-8200, Schaffhausen, Switzerland no earlier than January 2, 2014 and no later than January 27, 2014 for consideration at the 2014 Annual General Meeting.

According to Pentair-Switzerland’s articles of association, new proposals or motions with regard to existing agenda items are not subject to such restrictions and can be made at the meeting by each shareholder attending or represented by proxy.

Shareholder Proposals After the Merger

If the Merger is completed, Pentair-Ireland will become the successor issuer of Pentair-Switzerland for purposes of U.S. securities laws. Shareholder proposals to be included in the proxy materials for Pentair-Ireland’s general meeting at which directors will be elected to be held in 2015 must be received by Pentair-Ireland by December 1, 2014, and must otherwise comply with Rule 14a-8 promulgated by the SEC to be considered for inclusion in Pentair-Ireland’s proxy statement for that year. If you do not comply with Rule 14a-8, Pentair-Ireland will not be required to include the proposal in Pentair-Ireland’s proxy statement and the proxy card mailed to Pentair-Ireland’s shareholders.

If you desire to bring a matter before a meeting of the shareholders of Pentair-Ireland and the proposal is submitted outside the process of Rule 14a-8, a shareholder must follow the procedures set out under the Companies Act and the Pentair-Ireland Articles.

INDEX TO FINANCIAL STATEMENTS

PENTAIR PLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Pentair plc

We have audited the accompanying financial statements of Pentair plc (the “Company”) as of November 28, 2013 (date of incorporation). These financial statements are the responsibility of Pentair plc’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Pentair plc as of November 28, 2013 (date of incorporation), in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

December 19, 2013 (except for Note 3, as to which the date is February 28, 2014)

PENTAIR PLC

BALANCE SHEET

November 28, 2013 (date of incorporation)
(In U.S. dollars)
Assets
Current assets
Cash and cash equivalents	$53,752

Total assets	$53,752

Liabilities and Equity
Equity
Ordinary shares, 100,000,000 shares authorized, 40,000 shares outstanding with €1.00 par value	$53,752

Total liabilities and equity	$53,752

See accompanying notes to the financial statements.

PENTAIR PLC

NOTES TO THE FINANCIAL STATEMENTS

1.	GENERAL INFORMATION

Pentair plc is a new public limited company incorporated in Ireland on November 28, 2013. Pentair plc was incorporated with seven subscribers contributing total initial share capital of $53,752 (€40,000) in exchange for 40,000 ordinary shares of €1.00 par value (the “Euro Shares”).

The accompanying balance sheet is presented in U.S. dollars and has been translated at the rate of exchange at the balance sheet date.

On December 5, 2013, Pentair Ltd. acquired 39,994 Euro Shares for cash consideration.

On December 10, 2013, the Board of Directors of Pentair Ltd. unanimously approved a Merger Agreement, dated December 10, 2013, between Pentair Ltd. and Pentair plc (the “Merger Agreement”). If the shareholders of Pentair Ltd. approve the Merger Agreement, Pentair Ltd. will merge with and into Pentair plc, with Pentair plc as the survivor (the “Merger”), thereby changing the jurisdiction of the organization of the parent company from Switzerland to Ireland. In connection with the completion of the Merger, Pentair plc will issue one ordinary share of $0.01 par value (the “Ordinary Shares”) to shareholders of Pentair Ltd. for each Pentair Ltd. common share held immediately prior to the Merger and all common shares of Pentair Ltd. will be canceled.

2.	SHARE CAPITAL

The authorized share capital of Pentair plc consists of €10,000,000 divided into 10,000,000 Euro Shares. There were 40,000 Euro Shares issued and outstanding as of November 28, 2013.

Prior to the completion of the Merger, management intends to amend and restate Pentair plc’s Articles of Association (the “Amended Articles”) to provide for an authorized share capital of $4,260,000 divided into 426,000,000 Ordinary Shares and €40,000 divided into 40,000 Euro Shares. In accordance with the Amended Articles, the holders of the Ordinary Shares will be entitled to dividends, have voting rights and participate pro rata in the total assets of Pentair plc in the event of its liquidation.

Upon completion of the Merger, Pentair plc will acquire and cancel the Euro Shares for no consideration and only the Ordinary Shares will remain issued and outstanding.

3.	SUBSEQUENT EVENTS

Subsequent events have been evaluated through February 28, 2014, which represents the date the financial statements were issued.

In December 2013, Pentair plc borrowed $1,848,126 from a subsidiary of Pentair Ltd., which was used to pay a registration fee of the same amount to the U.S. Securities and Exchange Commission in conjunction with the Merger. Additionally, in December 2013, Pentair plc lent $54,620 to a subsidiary of Pentair Ltd.

ANNEX A

EXECUTION VERSION

DATE DECEMBER 10, 2013

PENTAIR LTD.

PENTAIR PLC

MERGER AGREEMENT

A-i

This Merger Agreement (the “Agreement”) is made as of December 10, 2013 by and between Pentair Ltd. (“Pentair”), a Swiss company limited by shares (Aktiengesellschaft), with registered number CH-290.3.017.440-3 and whose registered office is at Freier Platz 10. CH-8200 Schaffhausen, Switzerland, and Pentair plc (“MergerCo”), a public liability company incorporated in Ireland with registered number 536025 and whose registered office is at Arthur Cox Building, Earlsfort Terrace, Dublin 2, Ireland.

WHEREAS:

1.	MergerCo is 100% beneficially owned by Pentair.

2.	The board of directors of Pentair has concluded to reorganise the Pentair group structure by having a new Irish holding company, MergerCo, serving as the publicly traded parent of the Pentair group of companies. To achieve this reorganisation, Pentair intends to merge with MergerCo on the terms and conditions set out in this Agreement.

3.	As the merger results in MergerCo absorbing Pentair, at the direction of Pentair, the shareholders of Pentair (each a “Pentair Shareholder”) will receive, as merger consideration for each issued registered share (par value CHF 0.50 per share) in Pentair, including those held by Pentair Shares Ltd., being referred to herein as a “Pentair Share”), one ordinary share (par value US$0.01) credited as fully paid in MergerCo (each, a “MergerCo Share”).

4.	The Parties have agreed that Pentair shall merge with MergerCo in accordance with the provisions of this Agreement and as stipulated by (and to the extent applicable to a cross-border merger) Art. 3 et seq. of the Swiss Act on Merger, Demerger, Transformation and Transfer of Assets (Fusionsgesetz) (Merger Act, “MerA”) and Art. 163b, 163c and 164 Swiss Private International Law Act (IPRG) (“PILA”) (emigration merger by absorption) as well as the applicable laws of Ireland. MergerCo shall be the surviving and Pentair the absorbed company, the latter being dissolved without liquidation.

5.	The merger is intended to qualify as a reorganisation, within the meaning of Section 368(a)(1)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Tax Code”), and the rules and regulations promulgated thereunder (the “U.S. Treasury Regulations”), and this Agreement is intended to constitute a “plan of reorganisation” within the meaning of Section 368 of the Tax Code and related U.S. Treasury Regulations.

NOW IT IS AGREED as follows:

1.	THE MERGER

1.1	Agreement to Merge by Absorption

The Parties hereby agree that:

(a)	Pentair shall merge with MergerCo in accordance with the provisions of this Agreement and as stipulated by (to the extent applicable to a cross-border merger) Art. 3 et seq. MerA and Art. 163b, 163c and 164 PILA (emigration merger by absorption) as well as the applicable laws of Ireland (the “Merger”);

(b)	MergerCo shall be the surviving and Pentair the absorbed company, the latter being dissolved without liquidation; and

(c)	MergerCo shall:

(i)	accept all of the assets of Pentair;

(ii)	assume all of the liabilities of Pentair (with the effect that the obligees have a right to enforce such liabilities directly against MergerCo);

(iii)	reconstitute its board of directors to match that of Pentair; and

(iv)	issue MergerCo Shares to the Pentair Shareholders in accordance with the exchange ratio pursuant to Section 2 of this Agreement in consideration and acceptance of all the assets and liabilities of Pentair.

1.2	Merger Report

The board of directors of Pentair shall approve a merger report pursuant to Art. 14 MerA (the “Merger Report”) following the signing of this Agreement, as soon as practicable but no later than the date occurring 31 calendar days prior to the meeting of the Pentair Shareholders at which this Agreement will be submitted for shareholder approval (the “Pentair Shareholders’ Meeting”).

1.3	Merger Balance Sheet

The Merger shall take place on the basis of the audited, non-consolidated, stand-alone balance sheet of Pentair as of September 28, 2013 (the “Balance Sheet Date”) (the “Merger Balance Sheet”).

1.4	Balance Sheet Date

As from the Balance Sheet Date, all acts and operations of Pentair shall be deemed to be conducted for MergerCo’s account.

1.5	Audit of the Agreement, the Merger Report and the Merger Balance Sheet

The board of directors of Pentair shall appoint Deloitte AG, a licensed audit expert, to conduct the audit of this Agreement, the Merger Report and the Merger Balance Sheet pursuant to Art. 15 MerA.

1.6	Effective Time

The Merger, resulting in the transfer of any and all assets of Pentair to MergerCo and the assumption by MergerCo of any and all obligations and liabilities of Pentair, shall become legally effective on the date of the entry of the Merger in the daily ledger of the commercial register of the Canton of Schaffhausen, Switzerland (the “Commercial Register”), subject to approval by the Swiss Federal Commercial Register Office (EHRA) (the date and time of such entry hereinafter referred to as the “Effective Time”).

1.7	Transfer of Assets and Liabilities to MergerCo

(a)	At the Effective Time, MergerCo shall accept the assignment, transfer, conveyance, assumption and delivery (as the case may be) of any and all of the rights, assets (including, for the avoidance of doubt, any and all goodwill, intellectual property rights, know-how, stock, property, records, cash, bank or brokerage accounts, artwork, contracts and the benefit of any claims or debts) and liabilities (including, for the avoidance of doubt, any and all legal positions, obligations, claims, debts and environmental, health and safety, employer, contractual, financing or other liabilities, including contingent liabilities and guarantees) of Pentair.

(b)	MergerCo particularly undertakes, for the benefit of each person to whom Pentair owes any obligation or has any liability, from and after the Effective Time, to accept, assume and agree to faithfully perform and fulfil such obligations and discharge such liabilities as if it originally owed or had them instead of Pentair. MergerCo accordingly agrees for the benefit of each such person that such person may enforce any such liability directly against MergerCo, without recourse to Pentair, on the same terms and to the same extent that such liability would have been enforceable by such person against Pentair had the Merger not been completed, regardless of where or against whom such liability is asserted or determined (including any liability arising out of claims made by Pentair’s or MergerCo’s respective shareholders, directors, officers, employees, agents, subsidiaries or affiliates) or whether asserted or determined prior to, on or after the Effective Time, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of the laws of any jurisdiction, fraud, misrepresentation or any other cause.

(c)	As and from the Effective Time, MergerCo shall take the place, and assume control, of any claim made or proceedings threatened or issued by or against Pentair or where Pentair is otherwise a party or notice party to, whether asserted or determined prior to, on or after the Effective Time, and MergerCo shall seek to have its name substituted for that of Pentair in any proceedings ongoing before any court, arbitration or other judicial or administrative tribunal in any jurisdiction.

1.8	Completion

The transfer of all the assets and liabilities of Pentair (including, for the avoidance of doubt, any and all legal positions and obligations) to MergerCo shall be effected by implementing the completion measures herein agreed, all with legal effect as of the Effective Time.

2.	MERGER CONSIDERATION

2.1	At the Effective Time and by virtue of the Merger, each holder of a Pentair Share, including Pentair Shares Ltd., shall receive one MergerCo Share in exchange for each Pentair Share held by such shareholder, and each such Pentair Share shall cease to be outstanding and shall be cancelled and shall cease to exist, and each holder of Pentair Shares shall thereafter cease to have any rights with respect to such Pentair Shares.

2.2	The Parties acknowledge and agree that as of the Effective Time, the MergerCo Shares issued to those holders of Pentair Shares shall all rank equally and have the same entitlement to dividend and any other shareholders’ rights, all in accordance with Irish law.

2.3	The Parties agree that on consummation of the Merger on the Effective Time, MergerCo shall acquire and cancel, for no consideration, all of the shares in the capital of MergerCo issued and outstanding as of immediately prior to the consummation of the Merger, being 40,000 ordinary shares of EUR 1.00 each in the capital of MergerCo (the “Initial Share Capital”).

3.	EXCHANGE OF SHARES

3.1	MergerCo Shares to be Issued

Before the Effective Time, the MergerCo shareholders shall have authorised its directors to issue and allot, as per the Effective Time, one MergerCo Share for each Pentair Share in accordance with the exchange ratio pursuant to Section 2 of this Agreement in consideration for the transfer and assumption (as the case may be) of all of the assets and liabilities of Pentair and the cancellation of the Pentair Shares.

3.2	Settlement

At the Effective Time, MergerCo shall take any and all actions necessary or desirable to deliver the MergerCo Shares to holders of the Pentair Shares immediately prior to the Effective Time, including appointing a transfer agent selected by MergerCo (the “Transfer Agent”). Subject to, and with effect as from the Effective Time, the Transfer Agent or an affiliate of the Transfer Agent shall procure that the share register of MergerCo is written up as per the Effective Time showing that the Pentair Shareholders immediately prior to the Effective Time acquired MergerCo Shares in exchange for their Pentair Shares on a one-for-one basis as set out in Section 2.

3.3	Stock Plans

At the Effective Time, by virtue of the Merger, all other options or awards issued, or benefits available or based on Pentair Shares then outstanding (individually, an “Award” and collectively, the “Awards”) under the plans of Pentair (collectively, the “Stock Plans”) shall remain outstanding and, after the Effective Time, be deemed to provide for the issuance or purchase of, or otherwise relate to, the MergerCo Shares.

Each Award that is a stock option shall be assumed by MergerCo in such a manner that MergerCo would be a corporation “assuming a stock Option in a transaction to which Section 424(a) applies”

within the meaning of Section 424 of the Tax Code, were Section 424 of the Tax Code applicable to such Award, without regard to the requirements of Treasury Regulation Section 1.424-1(a)(5)(iii), except to the extent such requirements specifically apply to such Award.

Each Award assumed by MergerCo shall be exercisable, issuable or available upon substantially the same terms and conditions as under the applicable Stock Plan and the applicable award agreement issued thereunder, except that upon the exercise, issuance or availability of such Awards, MergerCo Shares shall be issuable or available in lieu of Pentair Shares. The number of MergerCo Shares issuable or available upon the exercise or issuance of an Award immediately after the Effective Time and, if applicable, the exercise price of each such Award, shall be the number of shares and the exercise price as in effect for such Award immediately prior to the Effective Time. All Awards issued pursuant to the Stock Plans after the Effective Time shall entitle the holder thereof to purchase or receive MergerCo Shares in accordance with the terms of the Stock Plans.

3.4	Registration of Pentair Shareholders as MergerCo Shareholders

MergerCo shall, promptly following the Effective Time, register in its register of members as holders of the MergerCo Shares all former Pentair Shareholders who were registered in the share register of Pentair as at the Effective Time.

4.	FURTHER PREPARATIONS FOR IMPLEMENTATION OF THE MERGER

4.1	Adoption of Amended Articles of Association of MergerCo

At the Effective Time, MergerCo shall have adopted memorandum and articles of association setting out the rights and liabilities in respect of the MergerCo Shares provided that nothing in this Section 4.1 shall limit or fetter in any way the ability of MergerCo to amend, vary or substitute its memorandum and articles of association from time to time after the Effective Time.

4.2	Board of Directors of MergerCo

At the Effective Time, MergerCo shall procure that the board of directors of MergerCo shall have been reconstituted so as to comprise the same members as serve as directors of Pentair immediately prior to the Effective Time.

4.3	Officers of MergerCo

Prior to the Effective Time, MergerCo shall procure that the officers of Pentair immediately prior to the Effective Time shall have been appointed as the officers of MergerCo to hold the same or corresponding office after the Effective Time, until their successors have been duly appointed and qualified.

4.4	Auditors of MergerCo

MergerCo shall procure that the auditors of MergerCo initially shall be Deloitte.

4.5	Evidence Required For Filing of Merger Application

The board of directors of Pentair shall:

(a)	procure that three calls to the creditors (Schuldenrufe) of Pentair are published in the Swiss Official Gazette of Commerce (SHAB) pursuant to Art. 163b para. 3 PILA;

(b)	appoint Deloitte AG, a licensed audit expert, to prepare an audit confirmation pursuant to Art. 164 para. 1 PILA that (i) the claims of the creditors of Pentair have been secured or satisfied, (ii) the creditors consent to the deletion of Pentair from the Commercial Register or (iii) the claims of the creditors of Pentair are not compromised by the merger;

(c)	appoint Deloitte AG, a licensed audit expert, to prepare an audit confirmation pursuant to Art. 164 para. 2 lit. b PILA that the participation and voting rights of the shareholders of Pentair have been safeguarded;

(d)	appoint an Irish Senior Counsel to prepare the confirmations pursuant to Art. 163b para. 1 lit. a PILA and Art. 164 para. 2 lit. a PILA;

(e)	appoint the Swiss Institute for Comparative Law to prepare a confirmation that it is established practice to request an authoritative opinion from an Irish Senior Counsel on a point of Irish law and that such counsel has the necessary professional expertise and knowledge to prepare such a confirmation; and

(f)	obtain a confirmation that the MergerCo is in existence.

4.6	No Employee Consultation

Each of the Parties represents and warrants to the other Party that it has no employees.

5.	EMPLOYEE BENEFIT AND COMPENSATION PLANS AND AGREEMENTS

5.1	No Special Benefits to Directors and Members of Executive Management

The Parties confirm that no benefits conferring a special benefit on directors, officers and/or members of executive management of either Pentair or MergerCo are granted or will be triggered by or in connection with the Merger, whether or not the Merger takes effect.

5.2	Effect of the Merger on Employee Benefit and Compensation Plans and Agreements

At the Effective Time, the employee benefit and compensation plans and agreements of Pentair, together with any other plan and agreement of Pentair or its subsidiaries, as determined by the management of Pentair or MergerCo in its sole discretion, (together, the “Assumed Plans”) shall be assumed by and become plans and agreements of MergerCo. To the extent any Assumed Plan relates to Pentair Shares, then, as of the Effective Time, such plan shall be deemed to relate to MergerCo Shares. Any amendments deemed necessary or appropriate by Pentair and/or MergerCo to reflect the Merger and related transactions, including facilitating the assignment to MergerCo of one or more Assumed Plans, shall be adopted and entered into with respect to the Assumed Plans. The Pentair shareholder approval of this Agreement shall also be deemed to satisfy any requirement of shareholder approval of such amendments of the Assumed Plans and the Stock Plans and the assumption by MergerCo of the Assumed Plans and the Stock Plans and any Awards thereunder.

5.3	New Indemnity Agreements

MergerCo shall offer to enter into indemnity agreements (the “New Indemnity Agreements”) with each executive officer and director of MergerCo who, immediately prior to the Effective Time, is a party to an indemnity agreement with Pentair (each an “Old Indemnity Agreement”) and, to the extent permitted by Irish law, the terms and conditions of the New Indemnity Agreements shall be identical in all material respects (subject to such modifications or amendments as may be necessary or desirable to give effect to the primary contractual intention of the Old Indemnity Agreements) to those set forth in the Old Indemnity Agreements. Pentair shall procure that a subsidiary of Pentair shall offer to enter into indemnity agreements (the “Subsidiary Indemnity Agreements”) with each officer and director of MergerCo who immediately prior to the Effective Time is a party to an Old Indemnity Agreement such that the terms and conditions of the Subsidiary Indemnity Agreement when considered cumulatively with the terms and conditions of the New Indemnity Agreements shall be as extensive and provide at least the same level of indemnity protection as the Old Indemnity Agreements.

6.	CORPORATE APPROVALS AND OTHER CONDITIONS FOR COMPLETION

6.1	Board Approval and Approval by Shareholders’ Meeting of Pentair

Pentair confirms that at the meeting held on December 10, 2013 its board of directors approved the entry into and signing of this Agreement.

The board of directors of Pentair shall submit this Agreement to the Pentair Shareholders’ Meeting and propose that this Agreement be approved in accordance with Art. 18 para. 1 MerA. The Parties acknowledge and agree that the board of directors of Pentair shall have the right, in its full discretion, to set and change the date of the Pentair Shareholders’ Meeting, not to call the Pentair Shareholders’ Meeting for the approval of this Agreement, not to submit the Agreement for shareholder approval and/or to propose that the resolutions to be put before the Pentair Shareholders’ Meeting be rejected. The Merger shall be deemed approved if the Pentair Shareholders’ Meeting approves this Agreement with a two-thirds majority of the votes and an absolute majority of the nominal value of shares, each as represented at the meeting, and the additional applicable requirements of Swiss law and the articles of association of Pentair relating to the calling and conduct of the Pentair Shareholders’ Meeting being fulfilled.

Without such shareholder approval, the Merger shall not be completed.

Notwithstanding the foregoing, this Agreement may be terminated in accordance with Section 10.2.

6.2	Board Approval of MergerCo

MergerCo confirms that its board of directors has approved on December 10, 2013, the signing and performance of the Agreement and to the extent not approved on such date or earlier, will cause its board of directors, prior to the Effective Time, to approve all other agreements and transactions herein envisaged or referred to, including:

(a)	the issue of MergerCo Shares;

(b)	the execution of this Agreement and of the deed poll;

(c)	the appointment of directors of Pentair to the board of MergerCo;

(d)	the purchase by MergerCo of the Initial Share Capital for nil consideration in accordance with Section 2.3 of this Agreement;

(e)	the approval of entry by MergerCo in to the terms of the New Indemnity Agreements;

(f)	the appointment of the officers of MergerCo; and,

(g)	the updating of all statutory registers to reflect the issue and allotment of shares pursuant to Section 3.1 of this Agreement and the transfer of shares pursuant to Section 2 of this Agreement.

MergerCo represents and warrants that no shareholder approval or other corporate authorisations are required on its side for such purposes, except for those required to implement the following, all of which shall have been validly adopted before the Effective Time:

(aa)	adoption of new memorandum and articles of association of MergerCo, including to allow for MergerCo Shares;

(bb)	authorisation of the filing of a registration statement on Form S-4 with the U.S. Securities and Exchange Commission for the purpose of registering the MergerCo Shares; and

(cc)	authorisation of the purchase by MergerCo of the Initial Share Capital for nil consideration pursuant to Section 2 of this Agreement.

6.3	Other Conditions to be Met Before Filing the Application to the Commercial Register

Before the filing of the application for the entry of the Merger into the Commercial Register (as specified), the following further measures shall have been implemented:

(a)	Related to the Calls of Pentair to its Creditors

After having made the calls to its creditors in accordance with Section 4.5 and in accordance with Art. 45 and 46 MerA and, prior to the filing of the application regarding the Merger with the

Commercial Register, Pentair shall procure the audit confirmation pursuant to Art. 164 para. 1 PILA by a licensed audit expert that:

(i)	all justified requests of creditors of Pentair for payment of or posting security in respect of their claims in response to the related creditor calls of Pentair shall have been appropriately fulfilled in accordance with Swiss law;

(ii)	the creditors which have registered their claims have consented to the deletion from the Commercial Register; or,

(iii)	the claims of the creditors of Pentair are not compromised by the Merger.

(b)	No Prohibition

Any statutory, court or official prohibitions to complete the Merger shall have expired or be terminated, or if not, failure to comply with such will not have materially adverse consequences for one or both Parties.

(c)	Third Party Consents

Pentair shall have all consents and/or waivers from third parties to the extent required or necessary for the assignment, transfer, conveyance, assumption and delivery (as the case may be) by Pentair of all its assets and liabilities to MergerCo without triggering any acceleration or other adverse consequences for Pentair or MergerCo or other obligors thereunder.

(d)	Registration Statement

MergerCo shall have prepared and filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 and such registration statement shall have been declared effective and no stop-order suspending the effectiveness thereof shall have been issued.

(e)	NYSE Listing

The MergerCo Shares to be issued in connection with the Merger shall have been authorised for listing on the New York Stock Exchange, subject to official notice of issuance.

(f)	DTC

Prior to the Effective Time, MergerCo shall have signed a Special Eligibility Agreement for Securities in respect of the MergerCo Shares.

(g)	Legal Opinions

Pentair shall have received an opinion from Foley & Lardner LLP , in form and substance reasonably satisfactory to Pentair, dated as of the date of the Effective Time, confirming the matters discussed under the caption “Material Tax Considerations—U.S. Federal Income Tax Considerations” in the proxy statement of Pentair distributed to shareholders of Pentair in connection with the Pentair Shareholders’ Meeting (the “Proxy Statement”).

Pentair shall have received an opinion from Arthur Cox, in form and substance reasonably satisfactory to Pentair, dated as of the date of the Effective Time, confirming the matters discussed under the caption “Material Tax Considerations—Irish Tax Considerations” in the Proxy Statement.

Pentair shall have received an opinion from Bär & Karrer, in form and substance reasonably satisfactory to Pentair, dated as of the date of the Effective Time, confirming the matters discussed under the caption “Material Tax Considerations—Swiss Tax Considerations” in the Proxy Statement.

Pentair shall have received an opinion from Eversheds LLP, in form and substance reasonably satisfactory to Pentair, dated as of the date of the Effective Time, confirming the matters discussed under the caption “Material Tax Considerations—U.K. Tax Considerations” in the Proxy Statement.

(h)	Other Swiss Legal Conditions

All Swiss legal preconditions necessary for the filing of the application for the entry of the Merger in the Commercial Register shall have been satisfied.

(i)	Swiss Tax Consequences

There shall be a confirmation of the appropriate Swiss tax authority granted by a binding ruling that no exit tax or withholding tax payable under Swiss law by Pentair Shareholders as a result of the Merger.

7.	FILING AND COMPLETION OF THE MERGER

7.1	Conditions for Obligation of Pentair Board to File Application of Merger to the Commercial Register

The application regarding the Merger to the Commercial Register shall be filed as soon as practicable following the approval of the Merger by the Pentair Shareholders’ Meeting. The Chairman of the board of directors of Pentair shall remain authorised, however, to refrain from filing such application in case one or several of the prerequisites pursuant to or listed in Section 6 (the non-fulfilment of which is likely to have a material adverse effect on the contemplated transactions as a whole) are not met (and not expected to be met). If the Chairman of the board of directors of Pentair determines that one or more of such prerequisites are not met (and not expected to be met) in accordance with the prior sentence, he shall terminate this Agreement on Pentair’s behalf by delivering a termination letter to MergerCo referring to this Section 7.1.

7.2	Supplementary Completion Measures

(a)	Relating to Pentair Liabilities

Subject only to the Merger becoming legally effective and the compliance with any requirements pursuant to the governing law of the relevant liabilities (if any), and with effect as from the Effective Time, MergerCo hereby agrees to assume from Pentair all liabilities (including all other legal positions and obligations thereto relating) to be transferred to it in connection with the Merger as further specified in Section 1. Without limiting the generality of the foregoing, such liabilities and obligations shall include those plans, agreements, and benefit awards described herein and the (direct or indirect) liabilities of Pentair in connection with any other board management and employee share incentive schemes.

Subject only to the Merger becoming legally effective and the compliance with any requirements pursuant to the governing law of the relevant liabilities (if any), and with effect as from the Effective Time, MergerCo hereby agrees to execute on the Effective Time a deed poll governed by the laws of Ireland

(b)	Further Assurance

In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, prior to or on the Effective Time, and MergerCo shall after the Effective Time, use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Merger contemplated by the terms of this Agreement.

(c)	2014/2015 Dividend

The liabilities assumed by and accepted by MergerCo pursuant to Sections 1.7 and 7.2(a) include, for the avoidance of doubt, the liability to pay any sums due to creditors as debts lawfully incurred arising from the declaration of a dividend by Pentair prior to the Effective Time at the 2014 annual general meeting of Pentair but which (i) falls due for payment after the Effective Time or (ii) fell or fall due for payment prior to the Effective Time but which had not been discharged as at the Effective Time.

(d)	Capital Reduction

As soon as practicable following the Effective Time, MergerCo shall make an application to the High Court of Ireland for a court order approving a capital reduction in accordance with section 72 of the Companies Act 1963 of Ireland, such application being for reduction in the share capital of MergerCo of a sum equal to the aggregate of the entire amount standing to the credit of the share premium account resulting from the issue of the shares in MergerCo pursuant to this Agreement (or such lesser sum as the directors of MergerCo may determine), whereupon such sum thereby released shall be treated as profits available for distribution for the purposes of section 45 of the Companies (Amendment) Act 1983 of Ireland.

8.	ANNOUNCEMENTS

The Parties shall notify the public, their shareholders and any appropriate regulatory authorities and stock exchanges in accordance with the mutually agreed programs.

9.	MISCELLANEOUS

9.1	General—Procedure and Organisation

The Parties shall co-operate closely and specifically co-ordinate the necessary communication with the regulatory authorities and the making of any announcement pursuant to Section 8.

9.2	Confidentiality

The contents of the Merger negotiations and of the documents and information exchanged in this context shall be treated as confidential by all Parties. This shall not apply to statutory and regulatory obligations to provide information to appropriate authorities, courts and to stock exchanges.

9.3	Changes and Modifications of the Agreement

Changes to this Agreement must be made in writing by mutual consent of the Parties.

If at all possible, each provision of this Agreement shall be interpreted so that it is valid and enforceable under applicable law. If a provision of this Agreement should be unenforceable or invalid, it shall only be invalid to the extent that it is unenforceable or invalid and shall be otherwise replaced by a valid and enforceable provision which a party acting in good faith would regard as an adequate commercial replacement for the provision which is invalid or unenforceable. The other provisions of this Agreement shall remain binding and in force under all circumstances.

9.4	Absence of Waiver

The waiver of a contractual right in an individual case shall not be regarded as a general waiver of this right or other rights arising out of this Agreement.

10.	ENTRY INTO FORCE AND TERMINATION

10.1	Entry into Force

This Agreement shall enter into force upon its signing.

10.2	Termination

The Parties shall be entitled to terminate this Agreement by mutual consent any time before the Pentair Shareholders’ Meeting.

This Agreement shall be automatically terminated if the Pentair Shareholders’ Meeting does not approve of this Agreement.

This Agreement shall be automatically terminated upon the delivery to MergerCo of a termination letter by the Chairman of the board of directors of Pentair pursuant to Section 7.1.

The termination of the Agreement shall also terminate all rights and obligations arising out of the Agreement with the exception of those in Sections 9.2 and 11, which shall continue to be valid.

11.	APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed by the laws of Switzerland.

The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be the city of Schaffhausen, Switzerland.

Signed by
John L. Stauch,	/s/ John L. Stauch
Executive Vice President and
Chief Financial Officer,
for and on behalf of

PENTAIR LTD.

Signed by
Christopher R. Oster,	/s/ Christopher R. Oster
Director,
for and on behalf of

PENTAIR PLC

ANNEX B

[Note: Bulleted and bracketed items will be deleted if the Voting Cap Elimination Proposal is approved]

Companies Acts 1963 to 2013

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM and ARTICLES OF ASSOCIATION

of

PENTAIR PUBLIC LIMITED COMPANY

(Amended and restated by Special Resolution dated [—] 2014)

Cert. No: 536025

Companies Acts 1963 to 2013

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

of

PENTAIR PUBLIC LIMITED COMPANY

(Amended and restated by Special Resolution dated [—] 2014)

1.	The name of the Company is Pentair public limited company.

2.	The Company is to be a public limited company.

3.	The objects for which the Company is established are:

3.1 (a)	To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a member or shareholder of other companies.

(b)	To carry on all or any of the businesses of producers, manufacturers, servicers, buyers, sellers, and distributing agents of and dealers in all kinds of goods, products, merchandise and real and personal property of every class and description; and to acquire, own, hold, lease, sell, mortgage, or otherwise deal in and dispose of such real estate and personal property as may be necessary or useful in connection with said business or the carrying out of any of the purposes of the Company.

(c)	To acquire by way of merger governed by the laws of the Swiss Confederation under the principle of universal succession the entire business, including all of the assets, liabilities, rights and obligations, howsoever arising, of Pentair Ltd, a company incorporated pursuant to the laws of the Swiss Confederation.

3.2	To acquire shares, stocks, debentures, debenture stock, bonds, obligations and securities by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

3.3	To facilitate and encourage the creation, issue or conversion of and to offer for public subscription debentures, debenture stocks, bonds, obligations, shares, stocks, and securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

3.4

To purchase or by any other means acquire any freehold, leasehold or other property and in particular lands, tenements and hereditaments of any tenure, whether subject or not to any charges or encumbrances, for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property, and any buildings, factories, mills, works, wharves, roads, machinery, engines, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may conveniently be used with, or may enhance the value or property of the Company, and to hold or to sell, let, alienate, mortgage, charge or otherwise deal with all or any such freehold, leasehold, or other property, lands, tenements or hereditaments, rights, privileges or easements.

3.5	To sell or otherwise dispose of any of the property or investments of the Company.

3.6	To establish and contribute to any scheme for the purchase of shares in the Company to be held for the benefit of the Company’s employees and to lend or otherwise provide money to such schemes or the Company’s employees or the employees of any of its subsidiary or associated companies to enable them to purchase shares of the Company.

3.7	To grant, convey, transfer or otherwise dispose of any property or asset of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof and whether by way of gift or otherwise as the Directors shall deem fit and to grant any fee, farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Directors shall deem appropriate.

3.8	To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any business and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.9	To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

3.10	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly to benefit this Company.

3.11	To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

3.12	To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the repayment of the capital and principal of, and dividends, interest or premiums payable on, any stock, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

3.13	To engage in currency exchange and interest rate transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose.

3.14	To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by section 155 of the Companies Act 1963 (or any successor legislation) or a subsidiary as therein defined of any such holding company or otherwise associated with the Company in business.

3.15	To borrow or secure the payment of money in such manner as the Company shall think fit, and in particular by the issue of debentures, debenture stocks, bonds, obligations and securities of all kinds, either perpetual or terminable and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing by trust deed, mortgage, charge, or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar trust deed, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

3.16	To draw, make, accept, endorse, discount, execute, negotiate and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.17	To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in, or securities of any other company having objects altogether or in part similar to those of this Company, or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

3.18	To hold in trust as trustees or as nominees and to deal with, manage and turn to account, any real or personal property of any kind, and in particular shares, stocks, debentures, securities, policies, book debts, claims and chases in actions, lands, buildings, hereditaments, business concerns and undertakings, mortgages, charges, annuities, patents, licences, and any interest in real or personal property, and any claims against such property or against any person or company.

3.19	To constitute any trusts with a view to the issue of preferred and deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue, dispose of or hold any such preferred, deferred or other special stocks or securities.

3.20	To give any guarantee in relation to the payment of any debentures, debenture stock, bonds, obligations or securities and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.21	To construct, erect and maintain buildings, houses, flats, shops and all other works, erections, and things of any description whatsoever either upon the lands acquired by the Company or upon other lands and to hold, retain as investments or to sell, let, alienate, mortgage, charge or deal with all or any of the same and generally to alter, develop and improve the lands and other property of the Company.

3.22	To provide for the welfare of persons in the employment of or holding office under or formerly in the employment of or holding office under the Company including Directors and ex-Directors of the Company and the wives, widows and families, dependants or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

3.23	To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.

3.24	To enter into and carry into effect any arrangement for joint working in business or for sharing of profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

3.25	To distribute in specie or otherwise as may be resolved, any assets of the Company among its members and in particular the shares, debentures or other securities of any other company belonging to this Company or of which this Company may have the power of disposing.

3.26	To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.27	To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

3.28	To accept stock or shares in or debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

3.29	To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

3.30	To procure the Company to be registered or recognised in any part of the world.

3.31	To do all or any of the matters hereby authorised in any part of the world or in conjunction with or as trustee or agent for any other company or person or by or through any factors, trustees or agents.

3.32	To make gifts, pay gratuities or grant bonuses to current and former Directors (including substitute and alternate directors), officers or employees of the Company or to make gifts or pay gratuities to any person on their behalf or to charitable organisations, trusts or other bodies corporate nominated by any such person.

3.33	To do all such other things that the Company may consider incidental or conducive to the attainment of the above objects or as are usually carried on in connection therewith.

3.34	To carry on any business which the Company may lawfully engage in and to do all such things incidental or conducive to the business of the Company.

3.35	To make or receive gifts by way of capital contribution or otherwise.

The objects set forth in any sub-clause of this clause shall be regarded as independent objects and shall not, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from the terms of any other sub-clause, or by the name of the Company. None of such sub-clauses or the objects therein specified or the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects mentioned in the first sub-clause of this clause, but the Company shall have full power to exercise all or any of the powers conferred by any part of this clause in any part of the world notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects of the first sub-clause of this clause.

NOTE:         It is hereby declared that the word “company” in this clause, except where used in reference to this Company shall be deemed to include any partnership or other body of persons whether incorporated or not incorporated and whether domiciled in Ireland or elsewhere and the intention is that the objects specified in each paragraph of this clause shall except where otherwise expressed in such paragraph be in no way limited or restricted by reference to or inference from the terms of any other paragraph.

4.	The share capital of the Company is US$4,260,000 and €40,000 divided into 426,000,000 Ordinary Shares of US$0.01 each and 40,000 Ordinary Shares of €1.00 each.

5.	The liability of the members is limited.

6.	The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

We, the several persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this memorandum of association and we agree to take the number of shares in the capital of the company set opposite our respective names.

Names, addresses and descriptions of subscribers	Number of shares taken by each subscriber
For and on behalf of Enceladus Holding Limited Arthur Cox Building Earlsfort Terrace Dublin 2 Corporate Body	39,994 Ordinary Shares of One Euro each

For and on behalf of DJR Nominees Limited Arthur Cox Building Earlsfort Terrace Dublin 2 Corporate Body	One Ordinary Share of One Euro each

For and on behalf of Fand Limited Arthur Cox Building Earlsfort Terrace Dublin 2 Corporate Body	One Ordinary Share of One Euro each

For and on behalf of Arthur Cox Nominees Limited Arthur Cox Building Earlsfort Terrace Dublin 2 Corporate Body	One Ordinary Share of One Euro each

For and on behalf of Arthur Cox Registrars Limited Arthur Cox Building Earlsfort Terrace Dublin 2 Corporate Body	One Ordinary Share of One Euro each

For and on behalf of Arthur Cox Trust Services Limited Arthur Cox Building Earlsfort Terrace Dublin 2 Corporate Body	One Ordinary Share of One Euro each

For and on behalf of Arthur Cox Trustees Limited Arthur Cox Building Earlsfort Terrace Dublin 2 Solicitor	One Ordinary Share of One Euro each

Dated the 26th day of November 2013

Witness to the above signatures:

Name:	Emma Hickey
Address:	ARTHUR COX BUILDING EARLSFORT TERRACE DUBLIN 2
Occupation:	COMPANY SECRETARY

COMPANIES ACTS 1963 TO 2013

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

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PENTAIR PUBLIC LIMITED COMPANY

(Amended and restated by Special Resolution dated [—] 2014)

PRELIMINARY

1.	The regulations contained in Table A in the First Schedule to the Companies Act 1963 shall not apply to the Company.

2. (a)	In these articles:

“1983 Act” means the Companies (Amendment) Act 1983.

“1990 Act” means the Companies Act 1990 (No. 33 of 1990).

“1996 Regulations” means the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996, S.I. No. 68 of 1996, including any modification thereof or any regulations in substitution thereof made under Section 239 of the 1990 Act and for the time being in force.

“2013 Act” means the Companies (Miscellaneous Provisions) Act 2013.

“Act” means the Companies Act 1963 (No. 33 of 1963) as amended by the Companies Acts 1977 to 2012 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, the Companies (Amendment) Act 2009, the Companies (Miscellaneous Provisions) Act 2009, the Companies (Amendment) Act 2012 and the Companies (Miscellaneous Provisions) Act 2013, all enactments which are to be read as one with, or construed or read together as one with, the Acts and every statutory modification and re-enactment thereof for the time being in force.

“Acts” means the Companies Acts 1963 to 2005 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, the Companies (Amendment) Act 2009, the Companies (Miscellaneous Provisions) Act 2009, the Companies (Amendment) Act 2012 and the Companies (Miscellaneous Provisions) Act 2013, all enactments which are to be read as one with, or construed or read together as one with, the Companies Acts and every statutory modification and re-enactment thereof for the time being in force.

“address” includes any number or address used for the purposes of communication by way of electronic mail or other electronic communication.

“Assistant Secretary” means any person appointed by the Secretary from time to time to assist the Secretary.

“Beneficially Own” or “Beneficially Owned”, with respect to shares or other securities of the Company and any person, shall mean shares or other securities of the Company of which such person is, directly or indirectly, the Beneficial Owner.

“Beneficial Owner”, with respect to shares or other securities of the Company, shall mean such person which Beneficially Owns such shares or other securities, within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder (including for the avoidance of doubt any shares or other securities that such person directly owns), provided that (a) the determination as to whether a person has Beneficial Ownership of a share or other security pursuant to Rule 13d-3(d)(1) under the Exchange Act shall be made without regard to whether or not such person has the right to acquire beneficial ownership of such share or other security within sixty days, (b) a person shall be deemed to be the Beneficial Owner of shares or other securities which are the subject of, or the reference securities for, or that underlie, any derivative security (as defined under Rule 16a-1 under the Exchange Act) held by such person that increase in value as the value of the underlying share or other security increases, including a long convertible security, a long call option and a short put option position and such underlying shares or other securities shall be deemed to be owned, in each case, regardless of whether (i) such derivative security conveys any voting rights in such shares or other securities, (ii) such derivative security is required to be, or is capable of being, settled through delivery of such shares or other securities or (iii) transactions hedge the economic effect of such derivative security, (c) a person shall be deemed to have beneficial ownership over shares or other securities for which such person holds a proxy or other contractual voting power (including contingent rights) unless such voting power arises solely from a revocable proxy or consent given to such person in response to a public proxy or consent solicitation made generally to all holders of such shares or other securities pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (d) the Board or a committee designated by the Board may set out further details regarding the determination of Beneficial Ownership in separate regulations.

When two or more persons agree to act together for the purpose of acquiring, holding, voting or disposing of shares or other securities of the Company, the group formed thereby shall be considered to be one person that beneficially owns all shares or other securities owned by the group in the aggregate (as may be further set out by the Board or a committee designated by the Board in separate regulations).

[“Cap” means shares Beneficially Owned by a person in excess of 20% less one share of the ordinary issued and outstanding share capital of the Company.]

“Clear Days” in relation to the period of notice, means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

[“Clearing Nominee” means a Nominee of clearing organisations for the shares or other securities of the Company (such as Cede & Co., the nominee of The Depository Trust Company).]

“Chairman” means the Director who is elected by the Directors from time to time to preside as chairman at all meetings of the Board and at general meetings of the Company.

“CSD Regulation” means any regulation of the European Parliament and of the Council on improving securities settlement in the European Union and on central securities depositories and amending Directive 98/26/EC.

“electronic communication” has the meaning given to those words in the Electronic Commerce Act 2000.

“electronic signature” has the meaning given to those words in the Electronic Commerce Act 2000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, of the United States of America.

[“Nominee” means a person holding shares on behalf of the Beneficial Owner.]

“Ordinary Resolution” means an ordinary resolution of the Company’s members of which the requisite notice has been given and which has been passed by a simple majority of those present in person or by proxy at the meeting and who were entitled to vote.

[“Participant” means any participant of a clearing organisation for which a Clearing Nominee is acting.]

“Properly Authenticated Dematerialised Instruction” has the meaning given to it in the 1996 Regulations.

“person” means any individual, general or limited partnership, corporation, association, trust, estate, company (including a limited liability company) or any other entity or organisation including a government, a political subdivision or agency or instrumentality thereof, provided that for purposes of determining Beneficial Ownership and voting rights, those associated through capital, voting power, joint management or in any other way, or joining for the acquisition of shares, as well as all persons achieving an understanding or forming a syndicate or otherwise acting in concert to circumvent the regulations concerning the limitation on registration or voting, shall be regarded as one person.

“public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Redeemable Shares” means redeemable shares in accordance with section 206 of the 1990 Act.

“Register” means the register of members to be kept as required in accordance with section 116 of the Act.

“Relevant System” has the meaning given to it in the 1996 Regulations.

“Special Resolution” means a special resolution of the Company’s members within the meaning of section 141 of the Act.

“subsidiary” has the meaning given to it in section 155 of the Act.

“the Company” means the company whose name appears in the heading to these articles.

“the Directors” or “the Board” means the directors from time to time and for the time being of the Company or the directors present at a meeting of the board of directors and includes any person occupying the position of director by whatever name called.

“the Group” means the Company and its subsidiaries from time to time and for the time being.

“the Holder” in relation to any share, means the member whose name is entered in the Register as the holder of the share or, where the context permits, the members whose names are entered in the Register as the joint holders of shares.

“the Office” means the registered office from time to time and for the time being of the Company.

“the seal” means the common seal of the Company.

“the Secretary” means any person appointed to perform the duties of the secretary of the Company.

“these articles” means the articles of association of which this article 2 forms part, as the same may be amended and may be from time to time and for the time being in force.

“Variation Resolution” means a resolution of the Company’s members passed by a two-thirds majority of those present in person or by proxy at a meeting of the Company’s members who are entitled to attend and vote at such meeting.

(b)

Expressions in these articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form except as provided in these articles and/or where it constitutes writing in electronic form sent to the Company, and the Company has agreed to its receipt in such form. Expressions in these articles referring to execution of any document shall include any mode of execution whether under seal or under hand or any mode of electronic signature as shall be approved by the Directors. Expressions in these articles referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Company has approved.

(c)	Unless the contrary intention appears, words or expressions contained in these articles shall bear the same meaning as in the Acts or in any statutory modification thereof in force at the date at which these articles become binding on the Company.

(d)	A reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)	any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it.

(e)	The masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

(f)	Reference to US$, USD, or dollars shall mean the currency of the United States of America and to €, euro, EUR or cent shall mean the currency of Ireland.

SHARE CAPITAL AND VARIATION OF RIGHTS

3. (a)	The share capital of the Company is US$4,260,000 and €40,000 divided into 426,000,000 Ordinary Shares of US$0.01each and 40,000 Ordinary Shares of €1.00 each.

(b)	The rights and restrictions attaching to the ordinary shares shall be as follows:

(i)	subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting, the right to attend and speak at any general meeting of the Company and to exercise one vote per ordinary share held at any general meeting of the Company;

(ii)	the right to participate pro rata in all dividends declared by the Company; and

(iii)	the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

The rights attaching to the ordinary shares may be subject to the terms of issue of any series or class of preferred shares allotted by the Directors from time to time.

(c)	An ordinary share shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any third party pursuant to which the Company acquires or will acquire ordinary shares, or an interest in ordinary shares, from such third party. In these circumstances, the acquisition of such shares or interest in shares by the Company shall constitute the redemption of a Redeemable Share in accordance with Part XI of the 1990 Act.

4.	Subject to the provisions of Part XI of the 1990 Act and the other provisions of this article, the Company may:

(a)	pursuant to section 207 of the 1990 Act, issue any shares of the Company which are to be redeemed or are liable to be redeemed at the option of the Company or the member on such terms and in such manner as may be determined by the Company in general meeting (by Special Resolution) on the recommendation of the Directors; or

(b)	subject to and in accordance with the provisions of the Acts and without prejudice to any relevant special rights attached to any class of shares, pursuant to section 211 of the 1990 Act, purchase any of its own shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between members or members of the same class) and may cancel any shares so purchased or hold them as treasury shares (as defined in section 209 of the 1990 Act) and may reissue any such shares as shares of any class or classes.

(c)	pursuant to Section 210 of the 1990 Act, convert any of its shares into redeemable shares.

5.	Without prejudice to any special rights previously conferred on the Holders of any existing shares or class of shares, any share in the Company may be issued with such preferred or deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution determine.

6. (a)	Subject to the provisions of these articles relating to new shares, the shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Acts) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no share shall be issued at a discount save in accordance with sections 26(5) and 28 of the 1983 Act, and so that, in the case of shares offered to the public for subscription, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.

(b)	Subject to any requirement to obtain the approval of members under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Board is authorised, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

(c)	The Directors are, for the purposes of section 20 of the 1983 Act, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said section 20) up to the amount of Company’s authorised share capital and to allot and issue any shares purchased by the Company pursuant to the provisions of Part XI of the 1990 Act and held as treasury shares and this authority shall expire five years from the date of adoption of these articles. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement notwithstanding that the authority hereby conferred has expired.

(d)	The Directors are hereby empowered pursuant to sections 23 and 24(1) of the 1983 Act to allot equity securities within the meaning of the said section 23 for cash pursuant to the authority conferred by paragraph (c) of this article as if section 23(1) of the said 1983 Act did not apply to any such allotment. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this paragraph (d) had not expired.

(e)	Nothing in these articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by any allottee in favour of some other person.

7.

The Company may pay commission to any person in consideration of a person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

8.	Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder.

9.	No person shall be entitled to a share certificate in respect of any ordinary share held by them in the share capital of the Company, whether such ordinary share was allotted or transferred to them, and the Company shall not be bound to issue a share certificate to any such person entered in the Register.

10.	The Company shall not give, whether directly or indirectly and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or in its holding company, except as permitted by section 60 of the Act.

11. (a)	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share. The Directors, at any time, may declare any share to be wholly or in part exempt from the provisions of this article. The Company’s lien on a share shall extend to all moneys payable in respect of it.

(b)	The Company may sell in such manner as the Directors determine any share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen Clear Days after notice demanding payment, and stating that if the notice is not complied with the share may be sold, has been given to the Holder of the share or to the person entitled to it by reason of the death or bankruptcy of the Holder.

(c)	To give effect to a sale, the Directors may authorise some person to execute an instrument of transfer of the share sold to, or in accordance with the directions of, the purchaser. The transferee shall be entered in the Register as the Holder of the share comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

(d)	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) shall be paid to the person entitled to the shares at the date of the sale.

12. (a)	Subject to the terms of allotment, the Directors may make calls upon the members in respect of any moneys unpaid on their shares and each member (subject to receiving at least fourteen Clear Days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

(c)	The joint Holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

(d)	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Acts) but the Directors may waive payment of the interest wholly or in part.

(e)	An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these articles shall apply as if that amount had become due and payable by virtue of a call.

(f)	Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the Holders in the amounts and times of payment of calls on their shares.

(g)	The Directors, if they think fit, may receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may pay (until the same would, but for such advance, become payable) interest at such rate, not exceeding (unless the Company in general meeting otherwise directs) 15% per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

(h) (i)	If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors, at any time thereafter and during such times as any part of the call or instalment remains unpaid, may serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

(ii)	The notice shall name a further day (not earlier than the expiration of fourteen Clear Days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

(iii)	If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any shares in respect of which the notice has been given may be forfeited by a resolution of the Directors to that effect. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.

(iv)	On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the member sued is entered in the Register as the Holder, or one of the Holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

(i)

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such a share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the share to that person. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and thereupon he shall be registered as the Holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

(j)	A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but nevertheless shall remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares, without any deduction or allowance for the value of the shares at the time of forfeiture but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

(k)	A statutory declaration that the declarant is a Director or the Secretary of the Company, and that a share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

(l)	The provisions of these articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

(m)	The Directors may accept the surrender of any share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it has been forfeited.

TRANSFER OF SHARES

13. (a)	The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary, an Assistant Secretary or any such person that the Secretary or an Assistant Secretary nominates for that purpose (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Secretary, Assistant Secretary or the relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary, Assistant Secretary or the relevant nominee as agent for the transferor, be deemed to be a proper instrument of transfer for the purposes of section 81 of the Act. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

(b)	The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those shares and (iii) claim a first and permanent lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

(c)	Notwithstanding the provisions of these articles and subject to any regulations made under section 239 of the 1990 Act, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with section 239 of the 1990 Act or any regulations made thereunder. The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

14.	Subject to such of the restrictions of these articles and to such of the conditions of issue of any share warrants as may be applicable, the shares of any member and any share warrant may be transferred by instrument in writing in any usual or common form or any other form which the Directors may approve.

15. (a)	The Directors in their absolute discretion and without assigning any reason therefor may decline to register:

(i)	any transfer of a share which is not fully paid; or

(ii)	any transfer to or by a minor or person of unsound mind;

but this shall not apply to a transfer of such a share resulting from a sale of the share through a stock exchange on which the share is listed.

(b)	The Directors may decline to recognise any instrument of transfer unless:

(i)	the instrument of transfer is accompanied by any evidence the Directors may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of one class of share only;

(iii)	the instrument of transfer is in favour of not more than four transferees; and

(iv)	it is lodged at the Office or at such other place as the Directors may appoint.

16.	If the Directors refuse to register a transfer, they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

17. (a)	The Directors may from time to time fix a record date for the purposes of determining the rights of members to notice of and/or to vote at any general meeting of the Company. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors, and the record date shall be not more than 60 nor less than ten days before the date of such meeting. If no record date is fixed by the Directors, the record date for determining members entitled to notice of or to vote at a meeting of the members shall be the close of business on the day next preceding the day on which notice is given. Unless the Directors determine otherwise, a determination of members of record entitled to notice of or to vote at a meeting of members shall apply to any adjournment or postponement of the meeting.

(b)	In order that the Directors may determine the members entitled to receive payment of any dividend or other distribution or allotment of any rights or the members entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 nor less than 10 days prior to such action. If no record date is fixed, the record date for determining members for such purpose shall be at the close of business on the day on which the Directors adopt the resolution relating thereto.

18.	Registration of transfers may be suspended at such times and for such period, not exceeding in the whole 30 days in each year, as the Directors may from time to time determine subject to the requirements of section 121 of the Act.

19.	All instruments of transfer shall upon their being lodged with the Company remain the property of the Company and the Company shall be entitled to retain them.

20.	Subject to the provisions of these articles, whenever as a result of a consolidation of shares or otherwise any members would become entitled to fractions of a share, the Directors may sell or cause to be sold, on behalf of those members, the shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale (subject to any applicable tax and abandoned property laws) in due proportion among those members, and the Directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

21.	Notwithstanding the provisions of these articles and subject to any CSD Regulation or any regulations made under section 239 of the 1990 Act, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with any CSD Regulation or section 239 of the 1990 Act or any regulations made thereunder. The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these articles with respect to the requirement for written instruments of transfer and share certificates, in order to give effect to such regulations.

TRANSMISSION OF SHARES

22.	In the case of the death of a member, the survivor or survivors where the deceased was a joint Holder, and the personal representatives of the deceased where he was a sole Holder, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint Holder from any liability in respect of any share which had been jointly held by him with other persons.

23.	Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as herein provided, elect either to be registered himself as Holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the shares by that member before his death or bankruptcy, as the case may be.

24.	If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he elects to have another person registered, he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of these regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice of transfer were a transfer signed by that member.

25.	A person becoming entitled to a share by reason of the death or bankruptcy of the Holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Holder of the share, except that he shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to the meetings of the Company, so, however, that the Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within 90 days, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

ALTERATION OF CAPITAL

26.	The Company may from time to time by Variation Resolution increase the authorised share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

27.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to section 68(1)(d) of the Act; or

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of its authorised share capital by the amount of the shares so cancelled.

28.	The Company may by Special Resolution reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with and subject to any incident authorised, and consent required, by law.

GENERAL MEETINGS

29.	The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it. Not more than fifteen months shall elapse between the date of one annual general meeting of the Company and that of the next. This article shall not apply in the case of the first general meeting, in respect of which the Company shall convene the meeting within the time periods required by the Act.

30.	Subject to section 140 of the Act, all general meetings of the Company may be held outside of Ireland.

31.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

32.	The Directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or in default may be convened by such requisitionists, as provided in section 132 of the Act.

33.	All provisions of these articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the Holders of any class of shares in the capital of the Company, except that:

(a)	the necessary quorum shall be such person or persons holding or representing by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting) at least a majority in nominal value of the issued shares of the class, shall be deemed to constitute a meeting;

(b)	any Holder of shares of the class present in person or by proxy may demand a poll; and

(c)	on a poll, each Holder of shares of the class shall have one vote in respect of every share of the class held by him.

34.	A Director shall be entitled, notwithstanding that he is not a member, to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company.

NOTICE OF GENERAL MEETINGS

35. (a)	Subject to the provisions of the Acts allowing a general meeting to be called by shorter notice, an annual general meeting and an extraordinary general meeting shall be called by not less than 21 Clear Days’ notice.

(b)	Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend and vote is entitled to appoint a proxy to attend, speak and vote in his place and that a proxy need not be a member of the Company. It shall also give particulars of any Directors who are to retire at the meeting and of any persons who are recommended by the Directors for appointment or re-appointment as Directors at the meeting or in respect of whom notice has been duly given to the Company of the intention to propose them for appointment or re-appointment as Directors at the meeting. Provided that the latter requirement shall only apply where the intention to propose the person has been received by the Company in accordance with the provisions of these articles. Subject to any restrictions imposed on any shares, the notice of the meeting shall be given to all the members of the Company as of the record date set by the Directors and to the Directors and the Auditors.

(c)	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

36.	Where, by any provision contained in the Acts, extended notice is required of a resolution, the resolution shall not be effective (except where the Directors of the Company have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than twenty-eight days (or such shorter period as the Acts permit) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Acts.

PROCEEDINGS AT GENERAL MEETINGS

37.	All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Directors and auditors, the election of Directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors.

38.	At any annual general meeting of the members, only such nominations of persons for election to the Board shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual general meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must be: (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly made at the annual general meeting, by or at the direction of the Board or (c) otherwise properly requested to be brought before the annual general meeting by a member of the Company in accordance with these articles. For nominations of persons for election to the Board or proposals of other business to be properly requested by a member to be made at an annual general meeting, a member must (i) be a member at the time of giving of notice of such annual general meeting by or at the direction of the Board and at the time of the annual general meeting, (ii) be entitled to vote at such annual general meeting and (iii) comply with the procedures set forth in these articles as to such business or nomination. The immediately preceding sentence shall be the exclusive means for a member to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an annual general meeting of members.

39.	At any extraordinary general meeting of the members, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to the Company’s notice of meeting. To be properly brought before an extraordinary general meeting, proposals of business must be (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the extraordinary general meeting, by or at the direction of the Board, or (c) otherwise properly brought before the meeting by any members of the Company pursuant to the valid exercise of power granted to them under the Acts.

40.	Nominations of persons for election to the Board may be made at an extraordinary general meeting of members at which directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board, (b) by any members of the Company pursuant to the valid exercise of power granted to them under the Acts, or (c) provided that the Board has determined that directors shall be elected at such meeting, by any member of the Company who (i) is a member at the time of giving of notice of such extraordinary general meeting and at the time of the extraordinary general meeting, (ii) is entitled to vote at the meeting and (iii) complies with the procedures set forth in these articles as to such nomination. The immediately preceding sentence shall be the exclusive means for a member to make nominations (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an extraordinary general meeting of members.

41.	Except as otherwise provided by law, the memorandum of association or these articles, the Chairman of any general meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the general meeting was made or proposed, as the case may be, in accordance with these articles and, if any proposed nomination or other business is not in compliance with these articles, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.

42.	No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. The Holders of shares, present in person or by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting), entitling them to exercise a majority of the voting power of the Company on the relevant record date shall constitute a quorum. Abstentions and broker non-votes will be regarded as present for the purposes of establishing the presence of a quorum.

43.	Any general meeting duly called at which a quorum not present shall be adjourned and the Company shall provide notice pursuant to article 35 in the event that such meeting is to be reconvened.

44.	The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he is not present within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

45.	If at any meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the members present shall choose one of their number to be Chairman of the meeting.

46.	The Chairman shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the general meeting, including the power and authority to adjourn the meeting. The Chairman of the meeting may at any time without the consent of the meeting adjourn the meeting to another time and/or place if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed by the Board. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

47.	At any general meeting a resolution put to the vote of the meeting shall be decided on a poll. The Board or the Chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.

48.	A poll demanded on the election of the Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the meeting directs, and any business other than that on which the poll has been demanded may be proceeded with pending the taking of the poll.

49.	No notice need be given of a poll not taken immediately. The result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded. On a poll, a Holder entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

ADVANCE NOTICE OF MEMBER BUSINESS AND NOMINATIONS

50.	Without qualification or limitation, subject to article 60, for any nominations or any other business to be properly brought before an annual general meeting by a member pursuant to article 38, the member must have given timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by article 61), in writing to the Secretary, and such other business must otherwise be a proper matter for member action.

51.

To be timely, a member’s notice for any nominations or any other business to be properly brought before an annual general meeting by a member pursuant to article 38 shall be delivered to the Secretary at the Office not earlier than the close of business on the 70th calendar day nor later than the 45th calendar day prior to the first anniversary of the day of release to members of the Company’s definitive proxy statement (or in the case of the first annual general meeting of the Company, the definitive proxy statement of Pentair Ltd.) issued pursuant to Regulation 14A of the Exchange Act in respect of the preceding year’s annual general meeting; provided however, in the event that no annual general meeting of the members was held in the previous year (other than in respect of the first annual general meeting of the Company) or the date of the annual general meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the member must be so delivered not earlier than the close of business on the 100th calendar day prior to the date of such annual general meeting and not later than the close of business on (a) 75 calendar days prior to the day of the contemplated annual general meeting or (b) the 10th calendar day after the day on which public announcement or other notification to the members of the date of the contemplated annual general meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above.

52.	Subject to article 60, in the event the Company calls an extraordinary general meeting of members for the purpose of electing one or more directors to the Board, any member may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, provided that the member gives timely notice thereof (including the completed and signed questionnaire, representation and agreement required by article 61), in writing, to the Secretary.

53.

To be timely, a member’s notice for any nomination to be properly brought before such an extraordinary general meeting shall be delivered to the Secretary at the Office not earlier than the close of business on the 90th calendar day prior to the date of such extraordinary general meeting and not later than the later of the close of business on (a) the 60th calendar day before the date of the extraordinary general meeting or (b) the date that is ten days after the day on which public announcement of the date of the extraordinary general meeting and of the nominees proposed by the Board to be elected at such meeting is first made by the Company. In no event shall any adjournment or postponement of an extraordinary general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above.

54.	To be in proper form, a member’s notice (whether given pursuant to articles 50-51 or articles 52-53) to the Secretary must include the following, as applicable:

55.	As to the member giving the notice and the Beneficial Owner or Beneficial Owners, if any, on whose behalf the nomination or proposal is made, a member’s notice must set forth: (a) the name and address of such member, as they appear on the Company’s books, of such Beneficial Owner or Beneficial Owners, if any, and of their respective affiliates or associates or others acting in concert therewith, (b) (i) the class or series and number of shares of the Company which are, directly or indirectly, Beneficially Owned and owned of record by such member, such Beneficial Owner or Beneficial Owners and their respective affiliates or associates or others acting in concert therewith, (ii) any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the member, the Beneficial Owner or Beneficial Owners, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly Beneficially Owned by such member, the Beneficial Owner or Beneficial Owners, if any, or any affiliates or associates or others acting in concert therewith, (iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such member has a right to vote any class or series of shares of the Company, (iv) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such member, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such member with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”), (v) any rights to dividends on the shares of the Company Beneficially Owned by such member that are separated or separable from the underlying shares of the Company, (vi) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such member is a general partner or, directly or indirectly, Beneficially Owns an interest in a general partner of such general or limited partnership, (vii) any performance-related fees (other than an asset-based fee) that such member is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such member’s immediate family sharing the same household, (viii) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such member, and (ix) any direct or indirect interest of such member in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (c) a representation that such member intends to appear in person or by proxy at the general meeting to introduce the business specified in the agenda item included in such notice, (d) the dates upon which the member acquired such shares and (e) any other information relating to such member and Beneficial Owner or Beneficial Owners, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Regulation 14A of the Exchange Act.

56.	If the notice relates to any business other than a nomination of a director or directors that the member proposes to bring before the meeting, a member’s notice must, in addition to the matters set forth in article 55, also set forth: (a) a brief description of the business desired to be brought before the meeting, and the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend these articles, the text of the proposed amendment), (b) such member’s and Beneficial Owner’s or Beneficial Owners’ reasons for conducting such business at the meeting and (c) any material interest of such member and Beneficial Owner or Beneficial Owners, if any, in such business and a description of all agreements, arrangements and understandings between such member and Beneficial Owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such member.

57.	As to each person, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in article 55, also set forth: (a) the name and residence address of any person or persons to be nominated for election as a Director by such member (b) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such member and Beneficial Owner or Beneficial Owners, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K under the Exchange Act if the member making the nomination and any Beneficial Owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant (c) such other information regarding each nominee proposed by such member as would be required to be disclosed in solicitations of proxies for contested elections of directors, or would be otherwise required to be disclosed, in each case pursuant to Regulation 14A under the Exchange Act, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board and (d) the written consent of each nominee to be named in a proxy statement and to serve as a Director of the Company if so elected.

58.	With respect to each person, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in articles 55 and 57 above, also include a completed and signed questionnaire, representation and agreement required by article 61. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable member’s understanding of the independence, or lack thereof, of such nominee.

59.	Notwithstanding the provisions of these articles, a member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in articles 50-61; provided, however, that any references in these articles to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these articles with respect to nominations or proposals as to any other business to be considered pursuant to articles 37-41.

60.	Nothing in these articles shall be deemed to affect any rights (a) of members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) of members of the Company to bring business before an extraordinary general meeting pursuant to the valid exercise of power granted to them under the Acts. Subject to Rule 14a-8 under the Exchange Act, nothing in these articles shall be construed to permit any member, or give any member the right, to include or have disseminated or described in the Company’s proxy statement any nomination of director or directors or any other business proposal.

61.	Subject to the rights of members of the Company to propose nominations at an extraordinary general meeting pursuant to the valid exercise of power granted to them under the Acts, to be eligible to be a nominee for election or re-election as a director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice under articles 51 and 53) to the Secretary at the Office a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (a) is not and, if elected as a director of the Company during his or her term office, will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (ii) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company publicly disclosed from time to time.

VOTES OF MEMBERS

62.	Subject to article 64 and any special rights or restrictions as to voting for the time being attached by or in accordance with these articles to any class of shares, on a poll every member who is present in person or by proxy shall have one vote for each share of which he is the Holder.

63.	When there are joint Holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose, seniority shall be determined by the order in which the names stand in the Register.

64. (a)	A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in Ireland or elsewhere) in matters concerning mental disorder, may vote, by his committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the Office or at such other address as is specified in accordance with these articles for the receipt of appointments of proxy, not less than forty-eight hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

(b)	[If any person Beneficially Owns shares in excess of the Cap, such person shall only be entitled to cast votes at any annual or extraordinary general meeting of members represented by the number of shares that is equal to the Cap (subject to the provisions of article 64(d)). Determination with respect to the number of shares Beneficially Owned by any person and the number of votes any person is entitled to shall be made by the Board acting in good faith. In furtherance of the provisions of this article, the Board is authorised at any time to request from any person which discloses publicly, including in any filing with the United States Securities and Exchange Commission, or to the Company, that it Beneficially Owns shares, such information it requires with respect to all shares that it Beneficially Owns, either directly or which are being held by Nominees or other persons on its behalf.]

(c)	[The Board may approve exceptions to the voting limitation contained in this article 64 to allow persons Beneficially Owning shares in excess of the Cap to cast votes at any annual or extraordinary general meeting of members represented by shares Beneficially Owned by such person in excess of the Cap including without limitation exceptions (i) with respect to Nominees and Clearing Nominees and (ii) with respect to shares in excess of the Cap that are Beneficially Owned by a counterparty to a merger, consolidation, joint venture, partnership, share exchange, strategic alliance or contribution in kind or a person involved in a demerger, conversion or other special circumstances such as a tender offer in relation to the Company that the Company acting through a majority of the Board has approved and recommended to the Company’s members. Unless the Board determines otherwise, the voting limitation contained in this article 64 shall not apply to Clearing Nominees, except that the Cap on voting shall apply with respect to shares held by Clearing Nominees on behalf of a Beneficial Owner in respect of all shares Beneficially Owned by such Beneficial Owner whether directly or indirectly through one or more Nominees.]

(d)	If the Company is listed on any foreign stock exchange the Company shall be permitted to comply with the relevant rules and regulations (if any) that are applied in that jurisdiction with regard to this article 64, notwithstanding anything contained in this article 64.

(e)	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting, whose decision shall be final and conclusive.

65.	Votes may be given either personally or by proxy.

66. (a)	Every member entitled to attend and vote at a general meeting may appoint one or more proxies to attend, speak and vote on his behalf. The appointment of a proxy shall be in any form which the Directors may approve and, if required by the Company, shall be signed by or on behalf of the appointor. In relation to written proxies, a body corporate may sign a form of proxy under its common seal or under the hand of a duly authorised officer thereof or in such other manner as the Directors may approve. A proxy need not be a member of the Company. The appointment of a proxy in electronic or other form shall only be effective in such manner as the Directors may approve.

(b)	Without limiting the foregoing, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility and may in a similar manner permit supplements to, or amendments or revocations of, any such electronic or internet communication or facility to be made. The Directors may in addition prescribe the method of determining the time at which any such electronic or internet communication or facility is to be treated as received by the Company. The Directors may treat any such electronic or internet communication or facility which purports to be or is expressed to be sent on behalf of a Holder of a share as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Holder.

(c)	[If a Clearing Nominee grants proxies to its participants, the participants must disclose to the Company at its written request the names, addresses and shareholdings of each of the persons who have deposited shares with such participant. The Board may, in its discretion, refuse to give effect to any such proxy if a participant fails to make the required disclosure.]

(d)	[If a Nominee wishes to exercise voting rights or grant proxies, it must disclose to the Company at its written request the names, addresses and shareholdings of each of the persons for who such Nominee is holding the shares that it wishes to vote or in relation to which it grants proxies. The Board may, in its discretion, refuse to give effect to any such vote or proxy if a Nominee fails to make the required disclosure.]

(e)	Without limiting the foregoing, in relation to any shares which are held in uncertificated form, the Directors may from time to time permit appointments of a proxy to be made by means of electronic communication in the form of an Uncertificated Proxy Instruction, (that is, a properly authenticated dematerialised instruction, and or other instruction or notification, which is sent by means of the relevant system concerned and received by such participant in that system acting on behalf of the Company as the Directors may prescribe in such form and subject to such terms and conditions as may from time to time be prescribed by the Directors (subject always to the facilities and requirements of the relevant system concerned)); and may in a similar manner permit supplements to, or amendments or revocations of, any such Uncertificated Proxy Instruction to be made by like means. The Directors may in addition prescribe the method of determining the time at which any such properly authenticated dematerialised instruction (and or other instruction or notification) is to be treated as received by the Company or such participant. The Directors may treat any such Uncertificated Proxy Instruction which purports to be or is expressed to be sent on behalf of a Holder of a share as sufficient evidence of the authority of a person sending that instruction to send it on behalf of that Holder.

67.	Any body corporate which is a member of the Company may authorise such person or persons as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company. The Company may require evidence from the body corporate of the due authorisation of such person to act as the representative of the relevant body corporate.

68.	An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been received by the Company for the purposes of any meeting shall not require to be delivered, deposited or received again by the Company for the purposes of any subsequent meeting to which it relates.

69.	Receipt by the Company of an appointment of proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. An appointment proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates.

70. (a)	A vote given in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no intimation in writing (whether in electronic form or otherwise) of such death, insanity, revocation or transfer shall have been received by the Company at the Office, at least one hour before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts; provided, however, that where such intimation is given in electronic form it shall have been received by the Company at least 24 hours (or such lesser time as the Directors may specify) before the commencement of the meeting.

(b)	The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the members forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative.

DIRECTORS

71.

Subject to article 91, the number of Directors shall not be less than nine (the “prescribed minimum”) nor more than eleven and shall be determined by the Board (“Authorised Number”). The continuing Directors may act notwithstanding any vacancy in their body provided that, if the number of the Directors is reduced below the prescribed minimum, the remaining Director or Directors shall appoint forthwith an additional Director or additional Directors so that the Board comprises such minimum or shall convene a general meeting of the Company for the purpose of making such appointment. If, at any general meeting of the Company, (a) the Chairman determines that the number of persons properly nominated to serve as Directors exceeds the Authorised Number and (b) the number of Directors is reduced below the Authorised Number due to the failure of one or more Directors to be elected or re-elected (as the case may be) by way of a majority of the votes cast at that meeting or any adjournment thereof, then from the persons properly nominated to serve as Directors those receiving the highest number of votes in favour of election or re-election (as the case may be) shall be elected or re-elected (as the case may be ) to the Board so that the number of Directors equals the Authorised Number and shall be Directors until the next annual general meeting. Where the number of Directors falls to less than the Authorised Number and there are no Director or Directors capable of acting then any two members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to the provisions of the Acts and these articles) only until the conclusion of the annual general meeting of the Company next following such appointment. If, at any meeting of the Company, resolutions are passed by a majority of the votes cast at that meeting or any adjournment thereof in respect of the election or re-election (as the case may be) of Directors which would result in the Authorised Number being exceeded, then those Director(s), in such number as exceeds such Authorised Number, receiving at that meeting the lowest number of votes in favour of election or re-election (as the case may be) shall, notwithstanding the passing of any resolution by a majority of the votes cast at that meeting or any adjournment thereof in their favour, not be elected or re-elected (as the case may be) to the Board; provided, that nothing in this provision will require or result in the removal of a Director whose election or re-election to the Board was not voted on at such meeting.

72.	Each Director shall be entitled to receive as compensation for such Director’s services as a Director or committee member or for attendance at meetings of the Board or committees, or both, such amounts (if any) as shall be fixed from time to time by the Board or a committee. Each Director shall be entitled to reimbursement for reasonable traveling expenses incurred by such Director in attending any such meeting.

73.	The Board or a committee may from time to time determine that, all or part of any fees or other compensation payable to any Director shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities (including, without limitation, deferred stock units), on such terms as the Board or a committee may determine.

74.	No shareholding qualification for Directors shall be required. A Director (whether or not a member of the Company) shall be entitled to attend and speak at general meetings.

75.	Unless the Company otherwise directs, a Director of the Company may be or become a Director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as Holder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other company.

BORROWING POWERS

76.	Subject to Part III of the 1983 Act, the Directors may exercise all the powers of the Company to borrow or raise money, and to mortgage or charge its undertaking, property, assets and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party, without any limitation as to amount.

POWERS AND DUTIES OF THE DIRECTORS

77.	The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Acts or by these articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any of these articles and to the provisions of the Acts.

78.	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

79.	The Company may exercise the powers conferred by section 41 of the Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

80.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with section 194 of the Act.

81.	A Director may vote in respect of any contract, appointment or arrangement in which he is interested, and he shall be counted in the quorum present at the meeting.

82.	A Director may hold and be remunerated in respect of any other office or place of profit under the Company or any other company in which the Company may be interested (other than the office of auditor of the Company or any subsidiary thereof) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine, and no Director or intending Director shall be disqualified by his office from contracting or being interested, directly or indirectly, in any contract or arrangement with the Company or any such other company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise nor shall any Director so contracting or being so interested be liable to account to the Company for any profits and advantages accruing to him from any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established.

83.	The Directors may exercise the voting powers conferred by shares of any other company held or owned by the Company in such manner in all respects as they think fit and in particular they may exercise their voting powers in favour of any resolution appointing the Directors or any of them as Directors or officers of such other company or providing for the payment of remuneration or pensions to the Directors or officers of such other company.

84.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director, but nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

85.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.

86.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

87.	The Directors may procure the establishment and maintenance of or participate in, or contribute to any non-contributory or contributory pension or superannuation fund, scheme or arrangement or life assurance scheme or arrangement for the benefit of, and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors or other officers) who are or shall have been at any time in the employment or service of the Company or of any company which is or was a subsidiary of the Company or of the predecessor in business of the Company or any such subsidiary or holding Company and the wives, widows, families, relatives or dependants of any such persons. The Directors may also procure the establishment and subsidy of or subscription to and support of any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and well being of the Company or of any such other Company as aforesaid, or its members, and payments for or towards the insurance of any such persons as aforesaid and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. Provided that any Director shall be entitled to retain any benefit received by him under this article, subject only, where the Acts require, to disclosure to the members and the approval of the Company in general meeting.

DISQUALIFICATION OF DIRECTORS

88.	The office of a Director shall be vacated ipso facto if the Director:

(a)	is restricted or disqualified to act as a Director under the provisions of Part VII of the 1990 Act; or

(b)	resigns his office by notice in writing to the Company or in writing offers to resign and the Directors resolve to accept such offer; or

(c)	is removed from office under article 92.

APPOINTMENT, ROTATION AND REMOVAL OF DIRECTORS

89.	At every annual general meeting of the Company, all of the Directors shall retire from office unless re-elected by Ordinary Resolution at the annual general meeting. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

90.	If, before the expiration of his or her term of office, a Director should be replaced for whatever reason, the term of office of the newly elected member of the Board shall expire at the end of the term of office of his or her predecessor.

91.	The Company may from time to time by Variation Resolution increase or reduce the minimum or maximum number of Directors as set out in article 71, provided however that if a majority of the Board makes a recommendation to the members to change the minimum or maximum number of Directors, then an Ordinary Resolution to increase or reduce such minimum or maximum number shall be required.

92.

The Company may, by Ordinary Resolution, of which extended notice has been given in accordance with section 142 of the Act, remove any Director before the expiration of his period of office notwithstanding anything in these articles or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

93.	The Company may, by Ordinary Resolution, appoint another person in place of a Director removed from office under article 92 and without prejudice to the powers of the Directors under article 71 the Company in general meeting by Ordinary Resolution may appoint any person to be a Director either to fill a casual vacancy or as an additional Director, subject to the maximum number of Directors set out in article 71.

94.	The Directors may appoint a person who is willing to act to be a Director, either to fill a vacancy or as an additional Director, provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these articles as the maximum number of Directors.

95.	The Directors may appoint any person to fill the following positions:

(a)	Chairman of the Board:

If the Directors have elected a Director to be the Chairman, the Chairman shall preside at all meetings of the Board and at general meetings of the Company.

(b)	Secretary:

It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the members and Board of the Company, and of its Committees, and to authenticate records of the Company. The Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any Secretary so appointed may be removed by them.

A provision of the Acts or these articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.

(c)	Assistant Secretary:

The Assistant Secretary shall have such duties as the Secretary shall determine.

(d)	Such other officers as the Directors may, from time to time, determine, including but not limited to, chief executive officer, president, chief financial officer, one or more vice presidents, treasurer, controller and assistant treasurer:

The powers and duties of all other officers are at all times subject to the control of the Directors, and any other officer may be removed at any time at the pleasure of the Board. Each officer shall hold office until his or her successor shall have been duly elected or appointed or until his or her prior death, resignation or removal.

In addition to the Board’s power to delegate to committees pursuant to article 101, the Board may delegate any of its powers to any individual Director or member of the management of the Company or any of its subsidiaries as it sees fit; any such individual shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Board.

PROCEEDINGS OF DIRECTORS

96. (a)	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they may think fit. The quorum necessary for the transaction of the business of the

Directors shall be a majority of the Directors in office at the time when the meeting is convened. Questions arising at any meeting shall be decided by a majority of votes. Each director present and voting shall have one vote.

(b)	Any Director may participate in a meeting of the Directors by means of telephonic or other such communication whereby all persons participating in the meeting can hear each other speak, and participation in a meeting in this manner shall be deemed to constitute presence in person at such meeting and any Director may be situated in any part of the world for any such meeting.

97.	The Chairman or a majority of the Directors may, and the Secretary on the requisition of the Chairman or a majority of the Directors shall, at any time summon a meeting of the Directors.

98.	The continuing Directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the number fixed by or pursuant to these articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company but for no other purpose.

99.	The Directors may elect a Chairman of their meetings and determine the period for which he is to hold office. The Chairman does not need to be a member of the Board but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

100.	In the event of tie vote with respect to any resolution of the Board, the Chairman shall not have a casting or deciding vote.

101.	The Board may from time to time designate committees of the Board and may delegate any of its powers (with power to sub-delegate) to such committees, with such powers and duties as the Board may decide to confer on such committees, and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any such delegation may be made subject to any conditions the Board may impose, and either collaterally with or to the exclusion of its own powers and may be revoked or altered. Adequate provision shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committees.

102.	A committee may elect a chairman of its meeting. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

103.	All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

104.

Notwithstanding anything in these articles or in the Acts which might be construed as providing to the contrary, notice of every meeting of the Directors shall be given to all Directors either by mail not less than 48 hours before the date of the meeting, by telephone, email, or any other electronic means on not less than 24 hours’ notice, or on such shorter notice as person or persons calling such meeting may deem necessary or appropriate and which is reasonable in the circumstances. Any director may waive any notice required to be given under these articles, and the attendance of a director at a meeting shall be deemed to be a waiver by such Director.

105.	A resolution or other document in writing (in electronic form or otherwise) signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile transmission, electronic mail or some other similar means of transmitting the contents of documents.

THE SEAL

106. (a)	The Directors shall ensure that the Seal (including any official securities seal kept pursuant to the Acts) shall be used only by the authority of the Directors or of a committee authorised by the Directors and that every instrument to which the seal shall be affixed shall be signed by a Director or some other person appointed by the Directors for that purpose.

(b)	The Company may exercise the powers conferred by the Acts with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

DIVIDENDS AND RESERVES

107.	The Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors.

108.	The Directors may from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company.

109.	No dividend or interim dividend shall be paid otherwise than in accordance with the provisions of Part IV of the 1983 Act.

110.	The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may at the like discretion either be employed in the business of the Company or be invested in such investments as the Directors may lawfully determine. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.

111.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

112.	The Directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him to the Company in relation to the shares of the Company.

113.	Any general meeting declaring a dividend or bonus and any resolution of the Directors declaring an interim dividend may direct payment of such dividend or bonus or interim dividend wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

114.	Any dividend or other moneys payable in respect of any share may be paid by cheque or warrant sent by post, at the risk of the person or persons entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first named on the members Register or to such person and to such address as the Holder or joint Holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any joint Holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than US$, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods. In respect of shares in uncertificated form, where the Company is authorised to do so by or on behalf of the Holder or joint Holders in such manner as the Company shall from time to time consider sufficient, the Company may also pay any such dividend, interest or other moneys by means of the relevant system concerned (subject always to the facilities and requirements of that relevant system). Every such payment made by means of the relevant system shall be made in such manner as may be consistent with the facilities and requirements of the relevant system concerned. Without prejudice to the generality of the foregoing, in respect of shares in uncertificated form, such payment may include the sending by the Company or by any person on its behalf of an instruction to the operator of the relevant system to credit the cash memorandum account of the Holder or joint Holders.

115.	No dividend shall bear interest against the Company.

116.	If the Directors so resolve, any dividend which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

ACCOUNTS

117. (a)	The Directors shall cause to be kept proper books of account, whether in the form of documents, electronic form or otherwise, that:

(i)	correctly record and explain the transactions of the Company;

(ii)	will at any time enable the financial position of the Company to be determined with reasonable accuracy;

(iii)	will enable the Directors to ensure that any balance sheet, profit and loss account or income and expenditure account of the Company complies with the requirements of the Acts; and

(iv)	will enable the accounts of the Company to be readily and properly audited.

Books of account shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its members or persons nominated by any member. The Company may meet, but shall be under no obligation to meet, any request from any of its members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its members.

(b)	The books of account shall be kept at the Office or, subject to the provisions of the Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

(c)	In accordance with the provisions of the Acts, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such profit and loss accounts, balance sheets, group accounts and reports as are required by the Acts to be prepared and laid before such meeting.

(d)	A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than twenty-one Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Acts to receive them; provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes.

CAPITALISATION OF PROFITS

118.	Without prejudice to any powers conferred on the Directors as aforesaid and subject to the Directors’ authority to issue and allot shares under articles 6(c) and 6(d), the Directors may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts (including any capital redemption reserve fund, share premium account or other reserve account not available for distribution) or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions). Whenever such a resolution is passed in pursuance of this article, the Directors shall make all appropriations and applications of the amounts resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any.

119.

Without prejudice to any powers conferred on the Directors by these articles, and subject to the Directors’ authority to issue and allot shares under articles 6(c) and 6(d), the Directors may resolve that any sum for the time being standing to the credit of any of the Company’s reserve accounts (including any reserve account available for distribution) or to the credit of the profit and loss account be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend (and in the same proportions) either in or towards paying up amounts for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed and credited as fully paid up to and amongst such Holders in the proportions aforesaid) or partly in one way and partly in another, so, however, that the only purposes for which sums standing to the credit of the capital redemption reserve fund or the share premium account shall be applied shall be those permitted by the Acts.

120.	The Directors may from time to time at their discretion, subject to the provisions of the Acts and, in particular, to their being duly authorised pursuant to section 20 of the 1983 Act, to allot the relevant shares, offer to the Holders of Ordinary Shares the right to elect to receive in lieu of any dividend or proposed dividend or part thereof an allotment of additional Ordinary Shares credited as fully paid. In any such case the following provisions shall apply.

(a)	The basis of allotment of the further shares shall be decided by the Board so that, as nearly as may can be considered convenient, the value of the further, including any fractional entitlement, is equal to the amount of the cash dividend which would otherwise have been paid. For these purposes the value of the further shares shall be calculated in such manner as may be determined by the Board, but the value shall not in any event be less than the nominal value of a share.

(b)	The Board shall give notice to the Holders of their rights of election in respect of the scrip dividend and shall specify the procedure to be followed in order to make an election.

(c)	The dividend or that part of it in respect of which an election for the scrip dividend is made shall not be paid and instead further shares shall be allotted in accordance with election duly made and the Board shall capitalise a sum equal to not less than the aggregate nominal value of, nor more than the aggregate “value” (as determined under article 120(b)) of, the shares to be allotted, as the Board may determine out of such sums available for the purpose as the Board may consider appropriate.

(d)	The Board may decide that the right to elect for any scrip dividend shall not be made available to Holders resident in any territory where, in the opinion of the Board, compliance by the Company with local laws or regulations would be unduly onerous.

(e)	The Board may do all acts and things considered necessary or expedient to give effect to the provisions of a scrip dividend election and the issue of any share in accordance with the provisions of this article 120, and may make such provisions as it thinks fit for the case of shares becoming distributable in fractions (including provisions under which, in whole or in part, the benefit of fractional entitlements accrues to the Company rather than to the Holders concerned).

(f)	The Board may from time to time establish or vary a procedure for election mandates, under which a holder of shares may, in respect of any future dividends for which a right of election pursuant to this article 120 is offered, elect to receive further shares in lieu of such dividend on the terms of such mandate.

121. (a)	The additional Ordinary Shares allotted pursuant to articles 118, 119 or 120 shall rank pari passu in all respects with the fully paid Ordinary Shares then in issue save only as regards participation in the relevant dividend or share election in lieu.

(b)	The Directors may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to articles 118, 119 or 120 with full power to the Directors to make such provisions as they think fit where shares would otherwise have been distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are disregarded and the benefit of fractional entitlements accrues to the Company rather than to the holders concerned). The Directors may authorise any person to enter on behalf of all the Holders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

(c)

The Directors may on any occasion determine that rights of election shall not be offered to any Holders of Ordinary Shares who are citizens or residents of any territory where the making or publication of an offer of rights of election or any exercise of rights of election or any purported acceptance of the same would or might be unlawful, and in such event the provisions aforesaid shall be read and construed subject to such determination.

AUDIT

122.	Auditors shall be appointed and their duties regulated in accordance with sections 160 to 163 of the Act or any statutory amendment thereof.

NOTICES

123.	Any notice to be given, served, sent or delivered pursuant to these articles shall be in writing (whether in electronic form or otherwise).

124. (a)	A notice or document to be given, served, sent or delivered in pursuance of these articles may be given to, served on or delivered to any member by the Company;

(i)	by handing same to him or his authorised agent;

(ii)	by leaving the same at his registered address;

(iii)	by sending the same by the post in a pre-paid cover addressed to him at his registered address; or

(iv)	by sending the notice or document by means of electronic mail or making it available by other means of electronic communication approved by the Directors (including placing a copy of the notice or document on the website of the Company) PROVIDED THAT any Holder may require the Company to send him a physical copy of the notice or document by requesting the Company to do so PROVIDED FURTHER HOWEVER that such request is made after the date of adoption of this article and it may not take effect until 5 days after written notice of the request is received by the Company.

(b)	For the purposes of these articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

(c)	Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(i) or (ii) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his authorised agent, or left at his registered address (as the case may be).

(d)	Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iii) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

(e)	Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iv) of this article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 48 hours after despatch.

(f)

Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to sub-paragraph (a)(iv), if sent to the address notified by the Company by the member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such member.

(g)	Notwithstanding anything contained in this article the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Ireland.

(h)	Without prejudice to the provisions of sub-paragraphs (a)(i) and (ii) of this article, if at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website.

125.	A notice may be given by the Company to the joint Holders of a share by giving the notice to the joint Holder whose name stands first in the Register in respect of the share and notice so given shall be sufficient notice to all the joint Holders.

126. (a)	Every person who becomes entitled to a share shall before his name is entered in the Register in respect of the share, be bound by any notice in respect of that share which has been duly given to a person from whom he derives his title.

(b)	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

127.	The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

128.	A member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

WINDING UP

129.	If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively. Provided that this article shall not affect the rights of the Holders of shares issued upon special terms and conditions.

130. (a)

In case of a sale by the liquidator under section 260 of the Act, the liquidator may by the contract of sale agree so as to bind all the members for the allotment to the members directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said section.

(b)	The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

131.	If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Acts, may divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

INDEMNITY

132. (a)	Subject to the provisions of and so far as may be admitted by the Acts, every Director and the Secretary of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court.

(b)	The Directors shall have power to purchase and maintain for any Director, the Secretary or any employees of the Company or its subsidiaries insurance against any such liability as referred to in section 200 of the Act.

(c)	As far as is permissible under the Acts, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former Directors of the Company or Secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any Company subsidiary (each individually, a “Covered Person”), against any expenses, including attorney’s fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was or is threatened to be made a party, or is otherwise involved (a “proceeding”), by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Party’s conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.

(d)

In the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or wilful breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.

(e)	Any indemnification under this article (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such person has met the applicable standard of conduct set forth in this article. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

(f)	As far as permissible under the Acts, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this article shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by the particular indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company pursuant to these articles.

(g)	It being the policy of the Company that indemnification of the persons specified in this article shall be made to the fullest extent permitted by law, the indemnification provided by this article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these articles, any agreement, any insurance purchased by the Company, vote of members or disinterested directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth. As used in this article, references to the “Company” include all constituent companies in a scheme of arrangement, consolidation or merger in which the Company or a predecessor to the Company by scheme of arrangement, consolidation or merger was involved. The indemnification provided by this article shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of their heirs, executors, and administrators.

UNTRACED HOLDERS

133. (a)	The Company shall be entitled to sell at the best price reasonably obtainable any share or stock of a member or any share or stock to which a person is entitled by transmission if and provided that:

(i)	for a period of twelve years (not less than three dividends having been declared and paid) no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the member or to the person entitled by transmission to the share or stock at his address on the Register or other last known address given by the member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the member or the person entitled by transmission; and

(ii)	at the expiration of the said period of twelve years the Company has given notice by advertisement in a leading Dublin newspaper and a newspaper circulating in the area in which the address referred to in paragraph (a) of this article is located of its intention to sell such share or stock; and

(iii)	the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the member or person entitled by transmission.

(b)	To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share or stock and such instrument of transfer shall be as effective as if it had been executed by the registered Holder of or person entitled by transmission to such share or stock. The Company shall account to the member or other person entitled to such share or stock for the net proceeds of such sale by carrying all monies in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit.

(c)	To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any share of any member and any unclaimed cash payments relating to such share in any manner which it sees fit, including (but not limited to) transferring or selling such share and transferring to third parties any unclaimed cash payments relating to such share.

(d)	The Company may only exercise the powers granted to it in sub-paragraph (a) above in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in the Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant member of the Company.

(e)	Any stock transfer form to be executed by the Company in order to sell or transfer a share pursuant to sub-paragraph (a) may be executed in accordance with article 13(a).

DESTRUCTION OF DOCUMENTS

134.	The Company may implement such document destruction policies as it so chooses in relation to any type of documents (whether in paper, electronic or other formats), and in particular (without limitation to the foregoing) may destroy:

(a)	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address, at any time after the expiry of two years from the date such mandate variation, cancellation or notification was recorded by the Company;

(b)	any instrument of transfer of shares which has been registered, at any time after the expiry of six years from the date of registration; and

(c)	any other document on the basis of which any entry in the Register was made, at any time after the expiry of six years from the date an entry in the Register was first made in respect of it,

and it shall be presumed conclusively in favour of the Company that every share certificate (if any) so destroyed was a valid certificate duly and properly sealed and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:

(i)	the foregoing provisions of this article shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

(ii)	nothing contained in this article shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (a) above are not fulfilled; and

(iii)	references in this article to the destruction of any document include references to its disposal in any manner.

SHAREHOLDER RIGHTS PLAN

135.	The Board is hereby expressly authorised to adopt and amend any shareholder rights plan upon such terms and conditions as the Board deems expedient and in the interests of the Company, subject to applicable law.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Pursuant to the Pentair-Ireland articles of association, subject to the provisions of, and so far as may be permitted by the Companies Acts, every director or other officer of Pentair-Ireland (other than an auditor) shall be indemnified out of the assets of Pentair-Ireland, against all costs, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him or her in defending civil or criminal proceedings which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of Pentair-Ireland and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court; provided, however that the indemnity shall not extend to any liability arising from such person’s fraud or dishonesty in the performance of their duties or such officers’ conscious, intentional or willful breach of any duty to act in the best interest of the Company.

Pentair-Ireland will maintain insurance to reimburse Pentair-Ireland’s directors and officers and the directors and officers of Pentair-Ireland’s subsidiaries for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Pentair-Ireland or any of Pentair-Ireland’s subsidiaries.

The foregoing summaries are qualified in their entirety to the terms and provisions of such arrangements.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Merger Agreement between Pentair Ltd. and Pentair plc (incorporated from Annex A to the proxy statement/prospectus).

**3.1	Articles of Association of Pentair plc.

3.2	Form of Articles of Association of Pentair plc (incorporated from Annex B to the proxy statement/prospectus).

5.1	Form of Opinion of Arthur Cox regarding the legality of securities being registered.

**8.1	Opinion of Foley & Lardner LLP regarding material U.S. tax matters.

**8.2	Opinion of Bär & Karrer AG regarding material Swiss tax matters.

**8.3	Opinion of Arthur Cox regarding material Irish tax matters.

**8.4	Opinion of Eversheds LLP regarding material U.K. tax matters.

23.1	Consent of Deloitte & Touche LLP relating to the audited financial statements of Pentair Ltd.

23.2	Consent of Deloitte & Touche LLP relating to the audited financial statements of Pentair plc.

23.3	Consent of Deloitte & Touche LLP relating to the audited combined financial statements of Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International Ltd.

23.4	Consent of Arthur Cox (included in Exhibit 5.1).

**23.5	Consent of Foley & Lardner LLP (included in Exhibit 8.1).

Exhibit No.	Description

**23.6	Consent of Bär & Karrer AG (included in Exhibit 8.2).

**23.7	Consent of Arthur Cox (included in Exhibit 8.3).

**23.8	Consent of Eversheds LLP (included in Exhibit 8.4).

99.1	Form of Proxy Card for Pentair Ltd. Extraordinary General Meeting.

99.2	Consent of persons named to become directors of the Registrant who have not signed this Registration Statement.

*	To be filed by amendment.
**	Previously filed.

Item 22.	Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

(a) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

(b) that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the United States Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the United States Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley, State of Minnesota, on February 28, 2014.

PENTAIR PLC

By:	/s/ Angela D. Lageson
Name: Angela D. Lageson
Title: Director

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities listed below on February 28, 2014.

Signature	Title

/s/ Angela D. Lageson Angela D. Lageson	Director (Principal Executive Officer and Authorized Representative in the United States)

/s/ Christopher R. Oster Christopher R. Oster	Director (Principal Financial Officer and Principal Accounting Officer)

Exhibit Index

Exhibit No.	Description

2.1	Merger Agreement between Pentair Ltd. and Pentair plc (incorporated from Annex A to the proxy statement/prospectus).

**3.1	Articles of Association of Pentair plc.

3.2	Form of Articles of Association of Pentair plc (incorporated from Annex B to the proxy statement/prospectus).

5.1	Form of Opinion of Arthur Cox regarding the legality of securities being registered.

**8.1	Opinion of Foley & Lardner LLP regarding material U.S. tax matters.

**8.2	Opinion of Bär & Karrer AG regarding material Swiss tax matters.

**8.3	Opinion of Arthur Cox regarding material Irish tax matters.

**8.4	Opinion of Eversheds LLP regarding material U.K. tax matters.

23.1	Consent of Deloitte & Touche LLP relating to the audited financial statements of Pentair Ltd.

23.2	Consent of Deloitte & Touche LLP relating to the audited financial statements of Pentair plc.

23.3	Consent of Deloitte & Touche LLP relating to the audited combined financial statements of Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International Ltd.

23.4	Consent of Arthur Cox (included in Exhibit 5.1).

**23.5	Consent of Foley & Lardner LLP (included in Exhibit 8.1).

**23.6	Consent of Bär & Karrer AG (included in Exhibit 8.2).

**23.7	Consent of Arthur Cox (included in Exhibit 8.3).

**23.8	Consent of Eversheds LLP (included in Exhibit 8.4).

99.1	Form of Proxy Card for Pentair Ltd. Extraordinary General Meeting.

99.2	Consent of persons named to become directors of the Registrant who have not signed this Registration Statement.

*	To be filed by amendment.
**	Previously filed.